EXHIBIT 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
DATED AS OF APRIL 30, 2019
by and among
INGERSOLL-RAND PLC,
INGERSOLL-RAND U.S. HOLDCO, INC.,
GARDNER DENVER HOLDINGS, INC.,
and
CHARM MERGER SUB INC.

TABLE OF CONTENTS

i

ii

EXHIBITS
Exhibit A	Separation and Distribution Agreement

iii

Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Voting Agreement
Exhibit D	Supply Agreement Term Sheet
Exhibit E	Tender Agreement Term Sheet

iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2019 is entered into by and among Ingersoll-Rand plc, a Republic of Ireland public limited company (“Moon”), Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation and wholly owned Subsidiary of Moon (“SpinCo”), Gardner Denver Holdings, Inc., a Delaware corporation (“Clover”), and Charm Merger Sub Inc., a Delaware corporation and newly formed, wholly owned Subsidiary of Clover (“Merger Sub”).  Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS:
(1)          SpinCo is a newly formed, wholly owned, indirect Subsidiary of Moon;
(2)          on or prior to the Distribution Date, and subject to the terms and conditions set forth in the Separation and Distribution Agreement, Moon will consummate the Reorganization;
(3)          upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, on the Distribution Date, Moon will either (a) cause Moon shareholders to receive on a pro rata basis for no consideration all the shares of SpinCo Common Stock, or (b) consummate an offer to exchange (the “Exchange Offer”) shares of SpinCo Common Stock for outstanding shares of Moon Common Stock and, in the event that Moon’s shareholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, Moon will distribute, pro rata to its shareholders, any unsubscribed SpinCo Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer (the “Clean‑Up Spin‑Off”);
(4)          the disposition by Moon, and receipt by Moon shareholders, of 100% of the SpinCo Common Stock is referred to as the “Distribution”, and the Distribution together with the Reorganization is referred to as the “Separation”;
(5)          following the Distribution, at the Effective Time, the Parties will effect the merger of Merger Sub with and into SpinCo, with SpinCo continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;
(6)          the board of directors of Clover (the “Clover Board”) (a) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, Clover and the holders of Clover Common Stock and has approved this Agreement and the transactions contemplated hereby, including the Merger, the Voting Agreement and the issuance of shares of Clover Common Stock pursuant to the Merger (the “Clover Share Issuance”), and (b) has unanimously resolved to recommend the approval by the stockholders of Clover of the Clover Share Issuance;
(7)          the board of directors of Merger Sub (a) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger and (b) has resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

(8)          the board of directors of SpinCo (the “SpinCo Board”) (a) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Merger, the Reorganization and the Distribution and (b) has resolved to recommend the adoption of this Agreement by the sole stockholder of SpinCo;
(9)          the board of directors of Moon (the “Moon Board”), or a duly authorized committee thereof, has approved this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Merger, the Reorganization and the Distribution;
(10)          concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Moon’s and SpinCo’s willingness to enter into this Agreement, certain stockholders of Clover are entering into a voting agreement in the form attached as Exhibit C hereto (the “Voting Agreement”) pursuant to which such stockholders, among other things, will agree, on the terms and subject to the conditions contained in such agreements, to vote such stockholders’ shares of Clover Common Stock in favor of the Clover Share Issuance; and
(11)          it is the intention of the Parties that, (a) for U.S. federal income Tax purposes: (i) the Contribution and Distribution qualify as tax‑free under Sections 368(a), 361 and 355 of the Code; (ii) each of the transactions described on Schedule 7.3(b) qualify as either a “distribution” under Section 355 of the Code or as a “reorganization” under Sections 368(a), 361 and 355 of the Code; (iii) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (iv) no income, gain or loss be recognized as a result of such transactions described in clauses (i), (ii) and (iii) by any of Moon, SpinCo, Clover, their respective Subsidiaries, the holders of SpinCo Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Clover Common Stock pursuant to Section 3.3) or the holders of Moon Common Stock (except with respect to the receipt of cash in lieu of fractional shares of SpinCo Common Stock, if any); and (v) each of this Agreement and the Separation and Distribution Agreement constitute a “plan of reorganization” within the meaning of Sections 1.368‑2(g) and 1.368‑3(a) of the Treasury Regulations; and (b) for Irish tax purposes that (i) no liability for dividend withholding Tax arises for Moon; (ii) no Tax on chargeable gains arises for any of Moon, SpinCo, Clover, their respective Subsidiaries, the holders of SpinCo Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Clover Common Stock pursuant to Section 3.3) or the holders of Moon Common Stock (except with respect to the receipt of cash in lieu of fractional shares of SpinCo Common Stock, if any); and (iii) no stamp duty arises for any of Moon, SpinCo, Clover or any of their respective Subsidiaries or shareholders.
NOW, THEREFORE:
In consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS
SECTION 1.1.          Definitions
As used herein, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are at least as restrictive in all material respects as those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of a Competing Proposal.
“Action” means any claim, action, suit, arbitration, investigation or other Proceeding, in each case, by any Person or Governmental Authority before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. For the avoidance of doubt, following the Effective Time, Affiliates of Clover shall include the SpinCo Entities.
“Agreement” means this Agreement and Plan of Merger, including all Annexes, Exhibits and Schedules hereto (including the SpinCo Disclosure Letter and Clover Disclosure Letter).
“Anti‑corruption Laws” means Laws relating to anti‑bribery or anti‑corruption (governmental or commercial) that apply to SpinCo, Clover or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Applicable Date” means January 1, 2017.
“Benefit Plan” means any benefit and compensation plan, program, policy, practice, agreement, contract, arrangement (including employment agreements) or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by (i) Clover or any of its Subsidiaries or (ii) a SpinCo Entity (as the context requires), in each case, including any “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change-in-control agreements, deferred compensation, stock based, incentive bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind (other than any Multiemployer Plan).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. or any of their affiliates.
“Clover Common Stock” means the common stock, par value $0.01 per share, of Clover.
“Clover Datasite” means the datasite established by Clover for purposes of due diligence of Clover and the Clover Subsidiaries and their respective businesses.
“Clover Disclosure Letter” means the Disclosure Letter delivered by Clover to Moon and SpinCo on the date hereof and attached hereto.
“Clover Equity Award” means an equity award granted pursuant to a Clover Stock Plan.
“Clover Leased Real Property” means all Leased Real Property of Clover or any of its Subsidiaries.
“Clover Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that, individually or in the aggregate with such other changes, events, occurrences, states of facts, conditions, circumstances, developments or effects has, or would reasonably be expected to have, a material adverse effect on the properties, assets, liabilities, business, operations, results of operations or financial condition of Clover and the Clover Subsidiaries, taken as a whole; provided, however, that, for purposes of the foregoing, none of the following, in and of itself or themselves shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Clover Material Adverse Effect:  (a) changes in the economy, commodity, credit or financial markets or political, regulatory or business conditions in the United States or any other countries in which Clover or any of the Clover Subsidiaries has any material operations; (b) changes that are the result of factors generally affecting the industries in which Clover and the Clover Subsidiaries operate; (c) changes in GAAP or in any Law, including the repeal thereof, or in the interpretation or enforcement thereof, after the date hereof; (d) any failure by Clover to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing; provided that the exception in this clause (d) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such failure has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Clover Material Adverse Effect; (e) any change, event, occurrence, state of facts, condition, circumstance, development or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage (other than cyberattacks), terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other catastrophic weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person (other than Clover, its Subsidiaries or any of their respective Affiliates or Representatives), or any national or international calamity or crisis; (f) any actions taken or omitted to be taken by Moon, Clover or any of their Subsidiaries that are expressly required to be taken by this Agreement or any actions taken or omitted to be taken with Moon’s prior written consent or at Moon’s written request (except for any obligation to operate in the ordinary course or similar obligation) after disclosure to Moon of all material and relevant facts and information; (g) the public announcement or pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationship of Clover or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship; provided, however, that the exceptions in this clause (g) shall not apply with respect to references to Clover Material Adverse Effect in the representations and warranties contained in Section 6.4 (or in Section 8.2(b) or Section 9.4(b), in each case to the extent related to such portions of such representations and warranties in Section 6.4); or (h) a decline in the market price, or change in trading volume, of the shares of Clover Common Stock on the NYSE; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Clover Material Adverse Effect; provided further, that, with respect to clauses (a), (b), (c) and (e), such change, event, occurrence, state of facts, conditions, circumstance, development or effect shall be taken into account in determining whether a “Clover Material Adverse Effect” has occurred if and only to the extent it materially and disproportionately adversely affects Clover and its Subsidiaries compared to other companies of similar size operating in the industries in which Clover and its Subsidiaries conduct their business.
 “Clover Owned Intellectual Property” means all Intellectual Property Rights owned by Clover or any of the Clover Subsidiaries.
“Clover Owned Real Property” means all Owned Real Property of Clover or any of the Clover Subsidiaries.
“Clover Registration Statement” means the registration statement on Form S‑4 to be filed by Clover with the SEC to effect the registration under the Securities Act of the issuance of the shares of Clover Common Stock that will be issued to holders of SpinCo Common Stock pursuant to the Merger.
 “Clover Stock Plans” means collectively, the Clover 2013 Stock Incentive Plan for Key Employees of Renaissance Parent Corp. and its Subsidiaries and the Clover 2017 Omnibus Incentive Plan, each as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Clover Subsidiaries” means all direct and indirect Subsidiaries of Clover. For the avoidance of doubt, following the Effective Time, the Clover Subsidiaries shall include the SpinCo Entities.

“Clover Tax Counsel” means Simpson Thacher & Bartlett LLP, or, in the event Simpson Thacher & Bartlett LLP is unable or unwilling to provide the Clover Tax Opinion, such other counsel reasonably satisfactory to Clover.
“Code” means the U.S. Internal Revenue Code of 1986.
“Competition Laws” means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other transactions contemplated by this Agreement, including the HSR Act and other similar competition or antitrust laws of any jurisdiction other than the United States.
“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Clover and Moon dated December 21, 2018.
“Contract” means any written or oral legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, insurance policy, benefit plan, deed of trust, lease, sublease, franchise, permit, authorization, license, instrument, binding commitment, obligation or other undertaking.
“Contribution” has the meaning set forth in the Separation and Distribution Agreement.
“DGCL” means the Delaware General Corporation Law.
“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.
“Employee Matters Agreement” means the Employee Matters Agreement to be entered into at or prior to the Effective Time among Moon, Clover and SpinCo, substantially in the form attached as Exhibit C to the Separation and Distribution Agreement.
“Environmental Laws” means any and all applicable Laws, including the common law, relating to the protection of the environment, natural resources or human health and safety (to the extent related to exposure to harmful or deleterious substances).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Plans” means Benefit Plans that are “employee benefit plans” within the meaning of Section 3(3) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the New Issuance divided by the number of shares of SpinCo Common Stock issued and outstanding immediately prior to the Effective Time, subject to adjustment as set forth herein.
“Excluded Assets” has the meaning set forth in the Separation and Distribution Agreement.
“Excluded Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person and its Subsidiaries or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Reorganization, the Separation and the Financing), any litigation with respect thereto, the preparation, printing, filing and mailing of the Registration Statements, the Proxy Statement and, if applicable, the Schedule TO, the filing of any required notices under the HSR Act or other Competition Law, or in connection with other regulatory approvals, and all other matters related to the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents.
“Fully Diluted Clover Shares” means the number of outstanding shares of Clover Common Stock as of immediately before the Effective Time on a fully-diluted, as converted and as exercised basis in accordance with the treasury stock method, calculated by reference to the closing price per share of Clover Common Stock on the trading day immediately prior to the Distribution, including shares of Clover Common Stock underlying outstanding Clover Equity Awards and any other outstanding securities convertible into or exercisable for shares of Clover Common Stock.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any federal, state, local, foreign or supranational government, any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government, and any arbitral body or tribunal of competent jurisdiction.
 “Governmental Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Authority.
“Government Official” means (a) any official, officer, employee, representative or any Person acting in an official capacity for or on behalf of any Governmental Authority; (b) any political party or party official or candidate for political office; (c) any public international organization, any department or agency thereof, or any officer, employee or representative thereof; or (d) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (a), (b) or (c) of this definition.

 “Hazardous Material” means (a) any substance that is listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, toxic mold, radioactive material or radon; and (c) any other substance or waste which may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976.
“Import and Export Laws” means (a) all sanctions, export and re-export Laws of the United States, including the U.S. International Traffic in Arms Regulation, the Export Administration Regulations and U.S. sanctions Laws and regulations administered by OFAC, as applicable, and (b) all other applicable import and export control Laws in any countries in which (x) Clover and its Subsidiaries or (y) the SpinCo Entities (as applicable) conduct business.
“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement to be entered into at or prior to the Effective Time between Moon, SpinCo and Clover, substantially in the form attached as Exhibit E to the Separation and Distribution Agreement.
 “Intellectual Property Rights” has the meaning set forth in the Intellectual Property Matters Agreement.
 “Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person.
“Intervening Event” means a material event, fact, development or occurrence with respect to Clover and its Subsidiaries or the business of Clover and its Subsidiaries, in each case taken as a whole, that is neither known, nor reasonably foreseeable by the Clover Board as of or prior to the date hereof or, if known and reasonably foreseeable by the Clover Board as of the date hereof, the material consequences of which were neither known nor reasonably foreseeable by the Clover Board as of the date hereof; provided that any event, fact, development or occurrence that involves or relates to a Competing Proposal or a Superior Proposal will not be deemed to constitute an Intervening Event.
 “IRS” means the U.S. Internal Revenue Service.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology and related equipment, and all data stored therein or processed thereby.
“Knowledge” means (a) with respect to Moon, the actual knowledge of the Persons set forth in Section 1.1(a)(i) of the SpinCo Disclosure Letter, (b) with respect to SpinCo, the actual knowledge of the Persons set forth in Section 1.1(a)(ii) of the SpinCo Disclosure Letter and (c) with respect to Clover, the actual knowledge of the Persons set forth in Section 1.1(a) of the Clover Disclosure Letter.
“Law” means, with respect to any Person, any United States or foreign federal, state or local law, constitution, treaty, convention, ordinance, code, rule, regulation, statute, order,

executive order, writ, injunction, judgment, decree, ruling, award or other similar requirement enacted, issued, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person.
“Leased Real Property” means, with respect to any Person, all interests in real property leased, licensed or subleased to, or used pursuant to any written agreement by any such Person.
“Lender Related Parties” means the Lenders and their respective Affiliates, and the respective current and former directors, officers, employees, agents, advisors, representative and successors of each of the foregoing.
“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, license, security interest, adverse ownership interest or other lien of any kind.
“Moon Common Stock” means the ordinary shares, par value $1.00 per share, of Moon.
“Moon Entities” means Moon and its Subsidiaries, after giving effect to the Reorganization.
“Moon Equity Awards” has the meaning set forth in the Employee Matters Agreement.
“Moon Name Change” means the change of the name of Moon, after Moon takes all actions and receives all approvals that are necessary for such name change to occur, to a name that shall not be the same or confusingly similar to (i) the Moon Trademarks (as defined in the Intellectual Property Matters Agreement) or (ii) any Trademarks (as defined in the Intellectual Property Matters Agreement) owned by Clover or its Subsidiaries (including the SpinCo Entities) (such name, a “Permitted Moon Name”).
“Moon Reports” means the forms, statements, certifications, reports and other documents filed or furnished to the SEC, including any amendments thereto.
“Moon Stock Plans” has the meaning set forth in the Employee Matters Agreement.
“Moon Tax Counsel” means, with respect to U.S. federal income Tax matters, Paul, Weiss, Rifkind, Wharton & Garrison LLP and, with respect to Irish Tax matters, Arthur Cox or, in the event Paul, Weiss, Rifkind, Wharton & Garrison LLP or Arthur Cox, as applicable, is unable or unwilling to provide the Moon Tax Opinion, such other counsel reasonably satisfactory to Moon.
“New Issuance” means (i) the Fully Diluted Clover Shares multiplied by (ii) the quotient of 50.1 divided by 49.9.
“NYSE” means the New York Stock Exchange.

“Organizational Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.
“Owned Real Property” means, with respect to any Person, all real property owned in fee by such Person together with all buildings, structures, fixtures and improvements of any kind located thereon, and all easements, covenants and other rights appurtenant thereto and all right, title and interest of such Person, if any, in and to any land lying on the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the applicable real property and to the center line thereof.
“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.
“Permitted Liens” means (a) mechanics’, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments under capital lease agreements; (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws; (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (f) pledges or deposits to secure public or statutory obligations or appeal bonds; (g) easements, covenants, conditions, rights of way and similar restrictions on real property that (i) are matters of record or (ii) would be disclosed by a current, accurate survey and, in the case of both (i) and (ii), which do not materially interfere with the present uses of such real property and that are not violated by the current occupation or use of such real property; to the extent released or terminated at or prior to the Effective Time; (h) Liens securing payment, or any other obligations, of any Person with respect to indebtedness that have been disclosed to the Parties in writing; (i) Liens arising under or created by any SpinCo Material Contract, Clover Material Contract, this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts); (j) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property; (k) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (l) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business; (m) Liens expressly referred to in the Moon SEC Documents or the Clover SEC Documents; (n) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority that are not violated by the current occupation or use of such real property; (o) Liens arising under the SpinCo Debt (as defined in the Separation and Distribution Agreement) and (p) Liens described on Section 1.1(b) of the SpinCo Disclosure Letter or Section 1.1(b) of the Clover Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“PFS Acquisition” has the meaning set forth in the Separation and Distribution Agreement.
“PFS Business” has the meaning set forth in the Separation and Distribution Agreement.
“Plan of Reorganization” has the meaning set forth in the Separation and Distribution Agreement.
“Privacy Policy” means all policies and procedures relating to personal, personally identifiable, sensitive or information governed or regulated by any applicable Law (collectively, “Personal Data”) or the security, operation, backup or redundancy of any IT Assets.
“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
“Proxy Statement” means a proxy statement or similar disclosure document or circular relating to the Clover Stockholders Meeting.
“Real Estate Matters Agreement” means the Real Estate Matters Agreement to be entered into at or prior to the Effective Time between Moon and SpinCo, substantially in the form attached as Exhibit D to the Separation and Distribution Agreement.
“Record Date” means the close of business on the date to be determined by the Moon Board, or a duly authorized committee thereof, as the record date for determining stockholders of Moon entitled to receive shares of SpinCo Common Stock in the Distribution, to the extent the Distribution is effected through a One‑Step Spin‑Off, or in connection with any Clean‑Up Spin‑Off.
“Reorganization” has the meaning set forth in the Separation and Distribution Agreement.
“Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, accountants, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.
“SEC” means the United States Securities and Exchange Commission.
 “Securities Act” means the Securities Act of 1933.
 “Separation and Distribution Agreement” means that Separation and Distribution Agreement dated as of the date hereof between Moon and SpinCo, attached hereto as Exhibit A.

 “SpinCo Affiliate Contract” means any Contract, whether or not in writing, between any SpinCo Entity, on the one hand, and Moon or any of its Subsidiaries (other than any SpinCo Entity), on the other hand.
“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Common Stock” means the common stock, par value $0.01 per share, of SpinCo.
“SpinCo Datasite” means the datasite established by Moon for purposes of due diligence of the SpinCo Entities and the SpinCo Business.
“SpinCo Disclosure Letter” means the Disclosure Letter delivered by Moon and SpinCo to Clover on the date hereof and attached hereto.
“SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.
“SpinCo Entities” means SpinCo and the SpinCo Subsidiaries, after giving effect to the Reorganization.
“SpinCo IP” has the meaning set forth in the Intellectual Property Matters Agreement.
“SpinCo Leased Real Property” means all Leased Real Property of the SpinCo Entities.
“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that, individually or in the aggregate with such other changes, events, occurrences, states of facts, conditions, circumstances, developments or effects has, or would reasonably be expected to have, a material adverse effect on the properties, assets, liabilities, business, operations, results of operations or financial condition of SpinCo and the SpinCo Subsidiaries, taken as a whole; provided, however, that for purposes of the foregoing, none of the following, in and of itself or themselves shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a SpinCo Material Adverse Effect:  (a) changes in the economy, commodity, credit or financial markets or political, regulatory or business conditions in the United States or any other countries in which SpinCo or any of the SpinCo Subsidiaries has any material operations; (b) changes that are the result of factors generally affecting industries in which the SpinCo Entities operate; (c) changes in GAAP or in any Law, including the repeal thereof, or in the interpretation or enforcement thereof, after the date hereof; (d) any failure by SpinCo to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing; provided that the exception in this clause (d) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such failure has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a SpinCo Material Adverse Effect; (e) any change, event, occurrence, state of facts, condition, circumstance, development or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage (other than cyberattacks), terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other catastrophic weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person (other than SpinCo, its Subsidiaries or any of their respective Affiliates or Representatives), or any national or international calamity or crisis; (f) any actions taken or omitted to be taken by Moon, SpinCo or any of their Subsidiaries that are expressly required to be taken by this Agreement or any actions taken or omitted to be taken with Clover’s prior written consent or at Clover’s written request (except for any obligation to operate in the ordinary course or similar obligation) after disclosure to Clover of all material and relevant facts and information; (g) the public announcement or pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on any changes in the relationship of SpinCo or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship; provided, however, that the exceptions in this clause (g) shall not apply with respect to references to SpinCo Material Adverse Effect in the representations and warranties contained in Section 5.4 (or in Section 8.3(b) or Section 9.3(b), in each case to the extent related to such portions of such representations and warranties in Section 5.4); or (h) a decline in the market price, or change in trading volume, of the shares of Moon Common Stock on the NYSE; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a SpinCo Material Adverse Effect; provided further, that, with respect to clauses (a), (b), (c), and (e), such change, event, occurrence, state of facts, conditions, circumstance, development or effect shall be taken into account in determining whether a “SpinCo Material Adverse Effect” has occurred if and only to the extent it materially and disproportionately adversely affects SpinCo and its Subsidiaries compared to other companies of similar size operating in the industries in which SpinCo and its Subsidiaries conduct their business.
“SpinCo Owned Real Property” means all Owned Real Property of the SpinCo Entities.
“SpinCo Payment” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Registration Statement” means the registration statement to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in connection with the Distribution.
“SpinCo Subsidiaries” means all direct and indirect Subsidiaries of SpinCo, after giving effect to the Reorganization.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities or ownership interests of such Person, (ii) the total combined equity or ownership interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote or direct the vote of, either directly or indirectly, sufficient securities or interests to elect a majority of the board of directors or similar governing body.
 “Tax Matters Agreement” means the Tax Matters Agreement to be entered into at or prior to the Distribution Time among Moon, SpinCo and Clover, substantially in the form attached as Exhibit B to the Separation and Distribution Agreement.
“Tax Representation Letters” means tax representation letters containing normal and customary representations and covenants, and representations and covenants from Clover with respect to any planned compensatory equity issuances, in all cases substantially in compliance with relevant regulatory guidance and with IRS published advance ruling guidelines, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to Moon Tax Counsel and Clover Tax Counsel in light of the facts and the conclusions to be reached in the Moon Tax Opinion and the Clover Tax Opinion, executed by Clover, SpinCo and Moon, and other parties, if required.
“Tax Returns” has the meaning set forth in the Tax Matters Agreement.
 “Tax‑Free Status of the External Transactions” means (a) the following U.S. federal income Tax consequences in connection with the Separation and the Merger: (i) the qualification of the Contribution and Distribution as a “reorganization” under Sections 368(a), 361 and 355 of the Code; (ii) the nonrecognition of income, gain or loss by Moon and the holders of Moon Common Stock upon the distribution of SpinCo Common Stock in the Distribution (except with respect to the receipt of cash in lieu of fractional shares of SpinCo Common Stock, if any); and (iii) the qualification of the Merger as a “reorganization” (within the meaning of Section 368(a) of the Code) in which no income, gain or loss is recognized by any of Clover, Merger Sub, SpinCo or the holders of SpinCo Common Stock (except with respect to the receipt of cash in lieu of fractional shares of Clover Common Stock); and (b) for Irish Tax purposes, Moon, SpinCo and holders of Moon Common Stock (other than holders of Moon Common Stock who are resident or ordinarily resident in Ireland or holders of Moon Common Stock that hold their shares in connection with a trade or business carried on by such holders in Ireland through a branch or agency) not having any liability for Irish Tax on chargeable gains, stamp duty or withholding as a result of the Separation.
 “Taxes” has the meaning set forth in the Tax Matters Agreement.
 “Trademark License Agreement” means the Trademark License Agreement to be entered into at or prior to the Effective Time between Moon and SpinCo, substantially in the form attached as Exhibit F to the Separation and Distribution Agreement.
“Transaction Documents” means the Separation and Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement,

the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, the Trademark License Agreement, Tender Agreement, the Supply Agreement, the Headquarters Lease, and including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate, document or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.
“Transition Services Agreement” means the Transition Services Agreement to be entered into at or prior to the Effective Time between Moon and SpinCo, substantially in the form attached as Exhibit A to the Separation and Distribution Agreement, subject to the provisions of Section 7.21.
“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.
“Willful Breach” means, with respect to any covenant of a Party made in this Agreement, an action or omission taken or omitted to be taken by such Party in material breach of such covenant that the breaching party intentionally takes (or intentionally fails to take) with actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such covenant.
SECTION 1.2.          Cross References
Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agent	Section 3.2(a)
Alternative Acquisition Agreement	Section 7.10(b)(ii)
Alternative Commitment Letter	Section 7.7(a)
Alternative Financing	Section 7.7(a)
Alternative Financing Agreements	Section 7.7(a)
Approvals	Section 7.6(a)
Audited Financial Statements	Section 7.17(a)
Baird	Section 6.3(b)
Bankruptcy and Equity Exception	Section 4.2
Certificate of Merger	Section 2.3
Chosen Courts	Section 10.4(b)
Clover	Preamble
Clover Approvals	Section 6.4(a)
Clover Board	Recitals
Clover Certificate	Section 2.5(g)
Clover Change of Recommendation	Section 7.10(b)(i)
Clover Labor Agreements	Section 6.12(a)
Clover Licenses	Section 6.8(b)
Clover Material Contract	Section 6.9(a)
Clover Non-U.S. Benefit Plan	Section 6.11(a)
Clover Recommendation	Section 6.3(b)
Clover Reports	Section 6.5(a)

Term	Section
Clover Share Issuance	Recitals
Clover Stockholder Approval	Section 6.3(a)
Clover Stockholders Meeting	Section 7.4(g)
Clover Tax Opinion	Section 7.3(b)(i)
Clover Third-Party Consents	Section 6.4(b)
Clean‑Up Spin‑Off	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Common Shares Trust	Section 3.3(b)
Competing Proposal	Section 7.10(g)(i)
Commitment Fee Expenses	Section 7.7(a)
Distribution	Recitals
Distribution Documents	Section 5.21
Distribution Fund	Section 3.2(a)
DOJ	Section 7.6(e)
Effective Time	Section 2.3
Excess Shares	Section 3.3(a)
Exchange Offer	Recitals
Excluded Service	Section 7.21
FCPA	Section 1.1
Financing	Section 7.7(a)
Financing Action	Section 10.10
Financing Agreements	Section 7.7(a)
Financing Commitment Letter	Section 7.7(a)
FTC	Section 7.6(e)
Initial Audited Financial Statements	Section 7.17(a)
Initial Audited Financial Statements Delivery Date	Section 7.17(a)
Interim Financial Period	Section 7.17(b)
Interim Financial Statements	Section 7.17(b)
Interim Period	Section 7.1(a)
Lenders	Section 7.7(a)
Merger	Section 2.1
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(b)
Moon	Preamble
Moon Approvals	Section 4.3(a)
Moon Board	Recitals
Moon Tax Opinion	Section 7.3(b)(ii)
Moon Third-Party Consents	Section 4.3(b)
Multiemployer Plan	Section 5.11(f)
Multiple Employer Plan	Section 5.11(f)
Notice Period	Section 7.10(b)(ii)
OFAC	Section 5.8(e)
One‑Step Spin‑Off	Recitals

Term	Section
Outside Date	Section 9.2(a)
Parties	Preamble
Party	Preamble
Pending Acquisition	Section 7.2(a)(xvii)
Pending Acquisition Agreement	Section 7.2(a)(xvii)
Registration Statements	Section 7.4(b)
Remedial Action	Section 7.6(c)
Restricted Moon Business	Section 7.23
Restricted SpinCo Business	Section 7.23
Rule 3-05 Audited Financial Statements	Section 7.17(a)
Rule 3-05 Business	Section 7.17(a)
Rule 3-05 Initial Audited Financial Statements	Section 7.17(a)
Rule 3-05 Initial Audited Financial Statements Delivery Date	Section 7.17(a)
Rule 3-05 Interim Financial Period	Section 7.17(b)
Rule 3-05 Interim Financial Statements	Section 7.17(b)
Sarbanes‑Oxley Act	Section 6.5(a)
Schedule TO	Section 7.4(a)
Separation	Recitals
Services Period	Section 7.21
SpinCo	Preamble
SpinCo Board	Recitals
SpinCo Financial Statements	Section 5.5(a)
SpinCo Labor Agreements	Section 5.12(a)
SpinCo Licenses	Section 5.8(b)
SpinCo Material Contract	Section 5.9(a)
SpinCo Non-U.S. Benefit Plan	Section 5.11(a)
SpinCo Stockholder Approval	Section 5.3(b)
SpinCo Third-Party Consents	Section 5.4(b)
Superior Proposal	Section 7.10(g)(ii)
Surviving Corporation	Section 2.1
Takeover Statute	Section 5.17
Tender Agreement	Section 7.21
Termination Fee	Section 9.5(b)
Transfer Taxes	Section 7.27
WARN Act	Section 5.12(d)
Voting Agreement	Recitals

SECTION 1.3.          Interpretation
(a)          Unless the context of this Agreement otherwise requires:
(i)          (a) words of any gender include each other gender and neuter form; (b) words using the singular or plural number also include the plural or singular number,

respectively; (c) derivative forms of defined terms will have correlative meanings; (d) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (e) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Letter” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Letter of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (f) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (g) the word “or” shall be disjunctive but not exclusive;
(ii)          references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract, document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);
(iii)          references to any federal, state, local, foreign or supranational statute or other Law shall include all regulations promulgated thereunder; and
(iv)          references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(b)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d)          The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(e)          The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(f)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.
(g)          All monetary figures shall be in United States dollars unless otherwise specified.

(h)          No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a SpinCo Material Adverse Effect or Clover Material Adverse Effect, as applicable, or materiality.
(i)          Unless otherwise appropriate, specified or necessary for a representation or warranty to be true, each of the representations and warranties of the Parties set forth herein shall be deemed to be made as if the Reorganization has been consummated as of the date such representation and warranty is made hereunder.
(j)          Unless otherwise expressly set forth herein, each of the representations and warranties of the Parties set forth herein (other than the representation set forth in Section 5.6(b)) shall be deemed to be made as if the acquisition set forth on Section 7.2(a)(xviii) of the SpinCo Disclosure Letter has not been consummated as of the date such representation and warranty is made hereunder.  For the avoidance of doubt, with respect to Section 5.6(b) or Section 8.2(b) (to the extent relating to Section 5.6(b)), following completion of such acquisition such acquisition will be taken into account for purposes of the definition of SpinCo Material Adverse Effect.
(k)          The phrases “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant Party (and includes that such information or documents have been furnished to its Representatives acting on its behalf or posted to the Clover Datasite or the SpinCo Datasite, as applicable, or are otherwise publicly available on the SEC website and thereby provided to such Party).
ARTICLE II
THE MERGER
SECTION 2.1.          The Merger
At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into SpinCo (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and SpinCo shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, SpinCo shall become a wholly owned Subsidiary of Clover. References herein to “SpinCo” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.
SECTION 2.2.          Closing
Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 9 a.m., Eastern time, on the last Business Day of the month in which the conditions set forth in Article VIII (other than those conditions, including the consummation of the Reorganization and the Distribution, that are to be satisfied or by their nature may only be satisfied at the Closing, but subject to the satisfaction of all such conditions by or at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived; provided, that if the date such conditions are satisfied is less than three Business Days prior to the last Business Day of such month, then the Closing shall occur on the last Business Day of the following month (subject to the satisfaction of the conditions in Article VIII (other than those conditions, including the consummation of the Reorganization and the Distribution, that are to be satisfied or by their nature may only be satisfied at the Closing, but subject to the satisfaction of all such conditions by or at the Closing)); provided, further, that without Clover’s consent, in the event Moon obtains the Moon Name Change Approval, in no event shall the Closing occur prior to 21 days following the date of the Moon Name Change Approval (but in any event no later than the Outside Date) (it being understood and agreed that the foregoing shall not effect or be deemed to be a condition to the Closing or either Party’s obligations in connection therewith), in each case at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, unless another date, time or place is agreed to in writing by Moon and Clover. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
SECTION 2.3.          Effective Time
On the Closing Date, SpinCo and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as Clover and SpinCo shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).
SECTION 2.4.          Certificate of Incorporation and Bylaws of the Surviving Corporation
(a)          The certificate of incorporation of SpinCo shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Exhibit B to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation, this Agreement and applicable Law.
(b)          The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the SpinCo, until thereafter amended, restated or amended and restated in accordance therewith or by applicable Law
SECTION 2.5.          Governance Matters
(a)          The Clover Board shall take all action necessary such that, effective as of the Effective Time, the Clover Board shall consist of ten (10) members, comprised of seven (7)

current Clover directors selected by the Clover Board in accordance with Section 2.5(a) of the Clover Disclosure Letter and three (3) individuals selected by Moon prior to the Effective Time.
(b)          The Clover Board shall take all action necessary such that immediately following the Effective Time, Vicente Reynal shall be the Chief Executive Officer of Clover; provided that in the event that, as of the Effective Time, Vicente Reynal is no longer serving as, or is unwilling or unable to serve as, Chief Executive Officer of Clover, Clover and Moon shall in good faith agree upon a mutually acceptable replacement.
(c)          The other members of management of Clover immediately following the Closing shall be determined as set forth on Section 2.5(c) of the Clover Disclosure Letter.
(d)          The Clover Board shall take all action necessary such that immediately following the Effective Time, Peter Stavros shall be the Chairman of the Clover Board; provided that in the event that, as of the Effective Time, Peter Stavros is no longer serving as, or is unwilling or unable to serve as, Chairman of the Clover Board, Clover and Moon shall in good faith agree upon a mutually acceptable replacement.
(e)          Clover shall take all action necessary such that from and after the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
(f)          The name of the Surviving Corporation at the Effective Time shall be “Ingersoll-Rand U.S. HoldCo, Inc.”
(g)          If and only if the Moon Name Change occurs prior to (or concurrently with) the Effective Time, (i) from and after the Effective Time, the name of Clover shall be “Ingersoll-Rand, Inc.”, (ii) the Clover Board shall take all action necessary such that at the Effective Time, Article 1 of the Certificate of Incorporation of Clover (the “Clover Certificate”) shall be amended to change the name of Clover from Gardner Denver Holdings, Inc. to “Ingersoll-Rand, Inc.” and such Clover Certificate as so amended shall be the Certificate of Incorporation of Clover until thereafter amended in accordance with applicable Law and (iii) Clover shall take all action necessary such that at the Effective Time, the trading symbol for Clover Common Stock shall be “IR”.
(h)          From and after the Effective Time, the name of Moon shall be determined by Moon in its sole discretion; provided that such name shall be a Permitted Moon Name.
(i)          As of the Closing, Clover will have its North American headquarters at the present Moon campus in Davidson, North Carolina.

ARTICLE III
CONVERSION OF SHARES
SECTION 3.1.          Effect on Capital Stock
At the Effective Time, by virtue of the Merger and without any action on the part of SpinCo, Merger Sub or any holder of the capital stock of Moon, SpinCo, Merger Sub or Clover:
(a)          Conversion of SpinCo Capital Stock
(i)           Each share of SpinCo Common Stock issued and outstanding as of the Effective Time (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive a number of shares or, subject to Section 3.3, a fraction of a share of Clover Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv).
(ii)          Each share of SpinCo Common Stock held by SpinCo as treasury stock or by Clover, in each case, immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.
(iii)         Each share of SpinCo Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Clover Common Stock as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(c).
(iv)          The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split‑up, reverse stock split, stock dividend or distribution of Clover Common Stock or SpinCo Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Clover Common Stock or SpinCo Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time, other than the Reorganization; provided that nothing in this Section 3.1(a)(iv) shall be construed to permit Moon, SpinCo or Clover to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(b)          Merger Sub Common Stock
At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(c)          Clover Common Stock

Each share of Clover Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.
(d)          Exchange Ratio True-Up
If the condition set forth in Section 7.3(b)(ii) would be unable to be satisfied because immediately after the Effective Time, the percentage of outstanding shares of Clover Common Stock to be received by the former holders of SpinCo Common Stock with respect to SpinCo Common Stock would be less than 50.1% (the “Threshold Percentage”) of all the stock of Clover (including (i) any instruments that are treated as stock for U.S. federal income Tax purposes; and (ii) any stock that may be issued after the Effective Time, pursuant to the exercise or settlement of an option or other Contract acquired or entered into on or before the Effective Time, but excluding (A) for purposes of clause (i), any employee stock option that, at the time of grant, was not in-the-money and, unless an election has been made under Section 83(b) of the Code with respect thereto, any stock or stock rights granted as compensation before the Effective Time that is not vested at the Effective Time; (B) for purposes of clause (ii), any stock that may be issued after the Effective Time, pursuant to the exercise or settlement of any rights pursuant to a Clover Stock Plan with respect to which stock Clover demonstrates to the reasonable satisfaction of Moon and Moon Tax Counsel, in response to Moon Tax Counsel’s requests for relevant information and appropriate representations, qualifies for Safe Harbor VIII under Treasury Regulation Section 1.355-7(d) and (C) any stock that may be issued after the Effective Time, pursuant to the exercise or settlement of any stock option or other equity award that prior to the Effective time was a Moon Equity Award, except in the case of (C) to the extent that it is reasonably determined by Moon Tax Counsel that issuances of such stock would not qualify for Safe Harbor VIII under Treasury Regulation Section 1.355-7(d), determined without regard to any adjustment pursuant to this Section 3.1(d), then (w) Moon shall promptly provide notice to Clover setting forth in detail the reasons the condition set forth in Section 7.3(b)(ii) would be unable to be satisfied, (x) Moon shall consider in good faith any comments provided by Clover, (y) the aggregate number of shares of Clover Common Stock into which the shares of SpinCo Common Stock are converted pursuant to Section 3.1(a) shall be increased such that the number of shares of Clover Common Stock to be received by the former holders of SpinCo Common Stock with respect to Qualified SpinCo Common Stock equals the Threshold Percentage, if and to the extent necessary after considering Clover’s comments pursuant to clause (x) of this Section 3.1(d), and (z) except if the condition set forth in Section 7.3(b)(ii) would be unable to be satisfied as a result of (1) a breach by Clover of its obligations under this Agreement, or (2) solely any actions taken by Clover or any of its Subsidiaries after the signing hereof pursuant to a plan (or series of related transactions) that includes the Distribution (within the meaning of Section 355(e) of the Code) other than the Merger, the SpinCo Payment shall be decreased by an amount equal to the product of (1) an amount equal to the closing price per share of Clover Common Stock on the trading day immediately prior to the Distribution, multiplied by (2) the number of additional shares of Clover Common Stock required to be issued pursuant to the true-up set forth in clause (y) of this Section 3.1(d).
SECTION 3.2.          Distribution of Clover Common Stock
(a)          Agent

Prior to the Effective Time, Moon will appoint a bank or trust company reasonably acceptable to Clover as distribution agent (the “Agent”). Prior to or at the Effective Time, Clover shall deposit or cause to be deposited with the Agent, for the benefit of Persons who received shares of SpinCo Common Stock in the Distribution and for distribution in accordance with this Article III, through the Agent, book‑entry authorizations representing the shares of Clover Common Stock (such shares of Clover Common Stock, together with any dividends or distributions and other amounts payable in accordance with Section 3.2(c), being hereinafter referred to as the “Distribution Fund”) issuable pursuant to Section 3.1 upon conversion of outstanding shares of SpinCo Common Stock. The Agent shall, pursuant to irrevocable instructions, deliver the Clover Common Stock contemplated to be issued pursuant to Section 3.1 from the shares of Clover Common Stock held in the Distribution Fund. If Clover deposits such shares into the Distribution Fund prior to the Effective Time and the Merger is not consummated, the Agent shall promptly return such shares to Clover. The Distribution Fund shall not be used for any other purpose.
(b)          Distribution Procedures
Promptly after the Effective Time, the Agent shall, and Clover shall cause the Agent to, deliver to each Person who was the record holder of shares of SpinCo Common Stock immediately prior to the Effective Time the number of whole shares of Clover Common Stock, from the Exchange Fund, that such holder has the right to receive pursuant to the provisions of Section 3.1(a)(i) (and cash in lieu of any fractional share of Clover Common Stock pursuant to Section 3.3 and any dividends or other distributions pursuant to Section 3.2(c)). The Agent shall not be entitled to vote or exercise any rights of ownership with respect to Clover Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of the Persons entitled thereto.
(c)          Distributions with Respect to Undistributed Shares
No dividends or other distributions declared or made with respect to Clover Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the former holders of SpinCo Common Stock with respect to any shares of Clover Common Stock that are not able to be distributed by the Agent to such holder promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of Clover Common Stock, there shall be paid to the record holder of such shares of Clover Common Stock, without interest, (i) at the time of the distribution, to the extent not previously paid, the amount of cash payable in lieu of fractional shares of Clover Common Stock to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Clover Common Stock, and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares of Clover Common Stock and a payment date subsequent to the distribution of such shares of Clover Common Stock payable with respect to such whole shares of Clover Common Stock. Clover shall deposit in the Distribution Fund all such dividends and distributions.

(d)          No Further Ownership Rights in SpinCo Common Stock
All shares of Clover Common Stock issued in respect of shares of SpinCo Common Stock (including any cash paid in lieu of fractional shares pursuant to Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of SpinCo Common Stock.
(e)          Termination of Distribution Fund
Any portion of the Distribution Fund made available to the Agent that remains undistributed to the former holders of SpinCo Common Stock on the one‑year anniversary of the Effective Time shall be delivered to Clover, and any former holders of SpinCo Common Stock who as of such time have not received shares of Clover Common Stock in accordance with this Article III shall thereafter look only to Clover for payment of their claim for shares of Clover Common Stock and any dividends, distributions or cash in lieu of fractional shares with respect to Clover Common Stock (subject to any applicable abandoned property, escheat or similar Law).
(f)          No Liability
Neither Moon, the Surviving Corporation, Clover, Merger Sub, the Agent nor any other Person shall be liable to any holder of SpinCo Common Stock or any holder of Moon Common Stock for shares of Clover Common Stock (or dividends or distributions with respect thereto or with respect to SpinCo Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)          Closing of Transfer Books
From and after the Effective Time, the stock transfer books of SpinCo shall be closed and no transfer shall be made of any shares of capital stock of SpinCo that were outstanding immediately prior to the Effective Time.
(h)          Tax Withholding
Clover, the Surviving Corporation or the Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration or amounts otherwise payable pursuant to this Agreement to any holder of SpinCo Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient.
(i)           No Appraisal Rights
In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of SpinCo Common Stock in connection with the Merger.
SECTION 3.3.          Fractional Shares

(a)          No fractional shares of Clover Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of SpinCo Common Stock who would otherwise be entitled to a fractional share of Clover Common Stock shall, in lieu of such fraction of a share, be entitled to receive, from the Agent in accordance with the provisions of this Section 3.3, a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Agent (reduced by any fees of the Agent attributable to such sale) in one or more transactions of shares of Clover Common Stock equal to the excess of (i) the aggregate number of shares of Clover Common Stock to be delivered to the Agent by Clover pursuant to Section 3.2(a) over (ii) the aggregate number of whole shares of Clover Common Stock to be distributed to the holders of shares of SpinCo Common Stock pursuant to Section 3.2(b) (such excess, the “Excess Shares”). Moon, SpinCo, Clover and Merger Sub acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Clover Common Stock was not separately bargained‑for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Clover that would otherwise be caused by the issuance of fractional shares of Clover Common Stock. As soon as practicable after the Effective Time, the Agent, as agent for the holders of SpinCo Common Stock that would otherwise receive fractional shares of Clover Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.
(b)          The sale of the Excess Shares by the Agent, as agent for the holders of SpinCo Common Stock that would otherwise receive fractional shares of Clover Common Stock, shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of SpinCo Common Stock, the Agent shall hold such proceeds in trust for the holders of SpinCo Common Stock that would otherwise receive fractional shares of Clover Common Stock (the “Common Shares Trust”). The Agent shall determine the portion of the Common Shares Trust to which each holder of SpinCo Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of SpinCo Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of SpinCo Common Stock would otherwise be entitled.
(c)          As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of SpinCo Common Stock in lieu of any fractional shares of Clover Common Stock, the Agent shall make available such amounts to such holders of shares of SpinCo Common Stock, without interest, subject to and in accordance with Section 3.2.
SECTION 3.4.          Moon Equity Awards
Each Moon Equity Award held by a SpinCo Employee as of the Effective Time shall be treated as set forth in the Employee Matters Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MOON RELATING TO MOON
Except (i) as set forth in the publicly available Moon Reports filed with the SEC on or after January 1, 2018 and prior to the date hereof (excluding, in each case, any disclosures (other than statements of historical fact) contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature); provided, this exception (i) shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is readily apparent on its face, or (ii) as set forth in the corresponding sections or subsections of the SpinCo Disclosure Letter (it being agreed that, for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the SpinCo Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), Moon hereby represents and warrants to Clover and Merger Sub that:
              SECTION 4.1.          Organization, Good Standing.
Moon is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of organization.
              SECTION 4.2.          Corporate Authority.
Moon has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, except for (i) such further action of the Moon Board required, if applicable, to establish the Record Date and the Distribution Date, the effectiveness of the declaration of the Distribution by the Moon Board, or a duly authorized committee thereof (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement) and (ii) approval of the Moon Name Change by the affirmative vote of 75% of the votes cast by holders of Moon Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Moon Name Change Approval”). The execution and delivery by Moon of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of Moon is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time, except for such further action of the Moon Board, or a duly authorized committee thereof, required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Moon Board or a duly authorized committee thereof (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). Each of this Agreement and the Transaction Documents to which Moon is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that each of this Agreement and the applicable Transaction Documents to which each of Clover and Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Clover and Merger Sub (as applicable)) constitutes or will constitute the legal, valid and binding obligation of Moon, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
              SECTION 4.3.          Governmental Filings; No Violations.
(a)          Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Exchange Act and the Securities Act, (iii) the HSR Act, (iv) those set forth in Section 4.3(a)(iv) of the SpinCo Disclosure Letter, (v) the rules and regulations of the NYSE, (vi) applicable provisions of Irish Law to the extent required to effect the Reorganization or the Distribution and (vii) the state securities, takeover and “blue sky” Laws (the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations contemplated by the foregoing clauses (i) through (vii), the “Moon Approvals”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Moon from or to be given by Moon to, or to be made by Moon with, any Governmental Authority in connection with the execution, delivery and performance by Moon of this Agreement and the Transaction Documents to which Moon is or will be a party as of the Effective Time and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, except those the failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Moon to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
(b)          Other than  the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, or in connection, in compliance or required to be made with, (i) the Moon Name Change Approval, and (ii) except for those set forth in Section 4.3(b) of the SpinCo Disclosure Letter (the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations set forth therein, the “Moon Third-Party Consents”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations that are related to or used in connection with the businesses or any of the operations of the SpinCo Business, as currently operated, are required to be obtained by Moon from, or to be given by Moon to, or to be made by Moon with, any Person that is not a Governmental Authority in connection with the execution, delivery and performance by Moon of this Agreement and the Transaction Documents to which it is or will be a party as of Effective Time and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, or in connection with the continuing operation of the SpinCo Business after the Effective Time, except those the failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Moon to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(c)          The execution, delivery and performance by Moon of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Moon, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the SpinCo Business pursuant to any Contract binding upon Moon or, assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents) compliance with the matters referred to in Section 4.3(a) and receipt of all Moon Third-Party Consents, under any applicable Law to which Moon is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon Moon, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Moon to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
SECTION 4.4.          Litigation.
As of the date hereof, there are no Actions pending or, to Moon’s Knowledge, threatened against Moon that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and the Transaction Documents, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Moon to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
              SECTION 4.5.          Brokers and Finders.
Other than Goldman Sachs & Co. and Lazard Frères & Co. LLC (the fees and expenses of which will be paid by Moon), no agent, broker, finder, investment banker, financial advisor or other similar Person is entitled to any brokerage fee, finders’ fee or other similar fee or commission for which Clover, Merger Sub, the Surviving Corporation or any SpinCo Entity would be liable in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Moon or its Affiliates.
              SECTION 4.6.          No Other Clover or Merger Sub Representation or Warranties.
Moon acknowledges and agrees that, except for the representations and warranties of Clover and Merger Sub expressly set forth in this Agreement or any Transaction Document, neither Clover, Merger Sub nor any of their respective Subsidiaries nor any other Person acting on behalf of Clover, Merger Sub or any of their respective Subsidiaries makes any representation or warranty, express or implied and Moon is not relying on any representation or warranty, express or implied, other than the representations and warranties expressly set forth in Article VI.

Without limiting the generality of the foregoing, Moon acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to Clover and the Clover Subsidiaries that may have been made available to Moon, SpinCo or any of their Representatives by Clover, Merger Sub or their respective Representatives.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MOON RELATING TO SPINCO
Except (i) as set forth in the publicly available Moon Reports filed with the SEC on or after January 1, 2018 and prior to the date hereof (excluding, in each case, any disclosures (other than statements of historical fact) contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature); provided, this exception (i) shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is readily apparent on its face, or (ii) as set forth in the corresponding sections or subsections of the SpinCo Disclosure Letter (it being agreed that, for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the SpinCo Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), Moon hereby represents and warrants to Clover and Merger Sub that:
              SECTION 5.1.          Organization of SpinCo
(a)          SpinCo is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of organization. SpinCo is a wholly owned Subsidiary of Moon.
(b)          Each SpinCo Subsidiary is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and each SpinCo Entity has all requisite corporate or similar power and authority to own, lease and operate the properties, rights and assets that will be contributed to such SpinCo Entity pursuant to the Separation and Distribution Agreement and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties that will be contributed to such SpinCo Entity pursuant to the Separation and Distribution Agreement or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a SpinCo Material Adverse Effect, or have a material adverse effect on the ability of Moon and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole. Moon has made available to Clover prior to the date hereof (or, in case of each SpinCo Entity other than SpinCo, will make available to Clover prior to the Closing) complete and correct copies of the Organizational Documents, each as amended, restated or amended and restated to the date hereof or, in the case of a SpinCo Entity other than SpinCo, to the Closing

Date of SpinCo and each SpinCo Entity, and each as so delivered, is (or, with respect to SpinCo Entities other than SpinCo, will prior to the Closing be) in full force and effect.
(c)          Section 5.1(c) of the SpinCo Disclosure Letter contains a complete and correct list of each jurisdiction where each SpinCo Entity existing as of the date hereof is organized.
              SECTION 5.2.          Capital Structure
(a)          As of the date hereof, the authorized capital stock of SpinCo consists of 1,000 shares of SpinCo Common Stock and the issued and outstanding capital stock of SpinCo consists of 100 shares of SpinCo Common Stock, all of which are owned, and will be owned immediately prior to the Distribution, by Moon or an Affiliate of Moon.  All of the outstanding SpinCo Common Stock has been, and all of the shares of SpinCo Common Stock that may be issued prior to the Effective Time as contemplated by this Agreement and the Separation and Distribution Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive right or other similar right.  As of the date hereof, SpinCo has no shares of SpinCo Common Stock reserved for issuance. Subject to Section 7.25, Section 5.2(a) of the SpinCo Disclosure Letter contains a complete and correct list of all outstanding Moon Equity Awards held by a SpinCo employee (identified as a SpinCo Employee as of the date hereof) under the Moon Stock Plan as of April 8, 2019, including the number of shares of Moon Common Stock subject to each Moon Equity Award and the date of grant, vesting schedule (including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment following consummation of the Merger) and, where applicable, exercise price with respect to each Moon Equity Award. Immediately prior to the Effective Time, there will be outstanding a number of shares of SpinCo Common Stock determined in accordance with Section 7.15.
(b)          Except as set forth in Section 5.2(b) of the SpinCo Disclosure Letter, each of the outstanding shares of capital stock or other equity securities of each of SpinCo’s Subsidiaries is (or as of the Closing, will be) duly authorized, validly issued, fully paid and nonassessable and owned by SpinCo or a SpinCo Subsidiary, free and clear of any Lien other than those arising under its Organizational Documents or applicable securities Laws.
(c)          There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights, obligations or contracts of any kind that obligate any SpinCo Entity to issue or sell any shares of its capital stock or other securities or any securities or obligations convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of such SpinCo Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)          Except as set forth in Section 5.2(d) of the SpinCo Disclosure Letter or as otherwise determined in accordance with the Separation and Distribution Agreement, each SpinCo Subsidiary will, as of the Distribution, be wholly owned, directly or indirectly, by SpinCo.

              SECTION 5.3.          Corporate Authority; Approval
(a)          SpinCo has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of SpinCo, which will occur within twenty‑four (24) hours after execution of this Agreement, and except for such further action of the Moon Board, or a duly authorized committee thereof, required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Moon Board, or a duly authorized committee thereof (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation by SpinCo of the transactions contemplated hereby and thereby have been, or will be as of the Effective Time, duly and validly authorized and approved by all necessary and proper corporate action on its part. Each of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by SpinCo and (assuming that each of this Agreement and the applicable Transaction Documents to which it is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Clover and Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)          Each of the Moon Board, or a duly authorized committee thereof, and the SpinCo Board, at meetings duly called, has unanimously approved and declared advisable this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, upon the terms and conditions set forth in this Agreement and such Transaction Documents. As of the date hereof, the sole stockholder of SpinCo is a Subsidiary of Moon. No later than twenty four (24) hours after the execution of this Agreement, the sole stockholder of SpinCo will approve and adopt this Agreement and the transactions contemplated hereby (the “SpinCo Stockholder Approval”). Neither the approval of Moon’s shareholders or SpinCo’s stockholders after the consummation of the Distribution or any other Person (other than the SpinCo Stockholder Approval and the Moon Name Change Approval) is required to effect the transactions contemplated by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents. Upon obtaining the SpinCo Stockholder Approval, the approval of SpinCo’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date and stockholder approval of such amendment is required under applicable Law.
              SECTION 5.4.          Governmental Filings; No Violations; Certain Contracts
(a)          Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to the Moon Approvals, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by SpinCo from, or to be given by SpinCo to, or be made by SpinCo with, any Governmental Authority, in connection with the execution, delivery and performance by SpinCo of this Agreement and the Transaction Documents to which SpinCo will be a party to as of the Effective Time and the consummation of the Merger and the other transactions contemplated by hereby and thereby, or in connection with the continuing operation of the business of the SpinCo Entities after the Effective Time, except those the failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or have a material adverse effect on the ability of Moon and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
(b)          Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations set forth in Section 5.4(b) of the SpinCo Disclosure Letter (the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations set forth therein, the “SpinCo Third-Party Consents”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations that are related to or used in connection with the businesses included in, or any of the operations of, the SpinCo Business, as currently conducted, are required to be obtained by any SpinCo Entity from, or to be given by any SpinCo Entity to, or to be made by any SpinCo Entity with, any Person that is not a Governmental Authority in connection with the execution, delivery and performance by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, or in connection with the continuing operation of the business of the SpinCo Entities after the Effective Time, except those failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or have a material adverse effect on the ability of Moon and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
(c)          The execution, delivery and performance by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of any SpinCo Entity, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the properties, rights or assets of any SpinCo Entity pursuant to any Contract binding upon any SpinCo Entity or, assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents) compliance with the matters referred to in Section 5.4(a) and receipt of all Moon Third-Party Consents, under any applicable Law to which a SpinCo Entity is subject, or (iii) any change in the rights or obligations of any party under any Contract legally binding upon any SpinCo Entity, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or have a material adverse effect on the ability of Moon and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
              SECTION 5.5.          SpinCo Reports; Financial Statements
(a)          Set forth on Section 5.5(a) of the SpinCo Disclosure Letter are copies of the combined unaudited pre‑tax balance sheets of the SpinCo Business as of December 31, 2017 and December 31, 2018, and the unaudited combined management’s statement of income of the SpinCo Business for the fiscal years ended December 31, 2017 and December 31, 2018 (collectively, the “SpinCo Financial Statements”). The SpinCo Financial Statements were derived from the books and records of the Moon Entities and were prepared in accordance with GAAP, consistently applied, subject to normal year‑end adjustments and the absence of footnotes and income tax adjustments, as at the dates and for the periods presented, and, except as set forth on Section 5.5(a) of the SpinCo Disclosure Letter, present fairly in all material respects the financial position and results of operations of the SpinCo Business as at the dates and for the periods presented.
(b)          When delivered pursuant to Section 7.17, the Audited Financial Statements and the Interim Financial Statements, as applicable, shall have been prepared in accordance with GAAP, consistently applied, and shall present fairly in all material respects the financial position, results of operations and cash flows of the SpinCo Business as at the dates and for the periods presented (subject to year-end adjustments, in the case of the Interim Financial Statements) and have been prepared in conformity in all material respects to the rules and regulations of the SEC applicable to the annual and quarterly, as applicable, financial statements of the SpinCo Business required to be included in the Registration Statements, the Proxy Statement and, if applicable, the Schedule TO. When delivered pursuant to Section 7.17, the Rule 3-05 Audited Financial Statements and the Rule 3-05 Interim Financial Statements shall have been prepared in accordance with GAAP, consistently applied, and shall present fairly in all material respects the financial position, results of operations and cash flows of the Rule 3-05 Business as at the dates and for the periods presented (subject to year-end adjustments, in the case of the Rule 3-05 Financial Statements relating to any interim periods) and shall have been prepared in conformity in all material respects to the rules and regulations of the SEC applicable to the annual and quarterly, as applicable, financial statements of the Rule 3-05 Business required to be included in the SpinCo Registration Statement.  The Rule 3-05 Financial Statements and the Rule 3-05 Interim Financial Statements are the only financial statements required by Moon or its Subsidiaries to be included in the Proxy Statement pursuant to Rule 3-05 or Rule 3-09 of Regulation S-X promulgated pursuant to the Exchange Act.
(c)          As of the date hereof, no SpinCo Entity is required to file any form, report, registration statement, prospectus or other document with the SEC.
(d)          Moon maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to the SpinCo Business.  Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by Moon is reported on a timely basis to the individuals responsible for the preparation of Moon’s filings with the SEC and other public disclosure documents.  Moon’s management has completed an assessment of the effectiveness of Moon’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such internal control system was effective.  Moon’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Moon maintained effective internal control over financial reporting as of December 31, 2018.  Moon’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Moon, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Moon are being made only in accordance with authorizations of management and directors of Moon and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Moon’s assets that could have a material effect on its financial statements.
(e)          Moon has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Moon’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Moon’s ability to record, process, summarize and report financial information with respect to the SpinCo Business and (ii) any fraud, whether or not material, that involves management other employees who have a significant role in Moon’s internal control over financial reporting with respect to the SpinCo Business.
              SECTION 5.6.          Absence of Certain Changes.
(a)          Except as expressly contemplated by this Agreement and the Transaction Documents, since December 31, 2018, the Moon Entities have conducted the SpinCo Business only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practice.
(b)          Since December 31, 2018, there has not been any change, event, occurrence, state of facts, condition, circumstance or effect that, individually or in the aggregate with such other changes, events, occurrences, state of facts, conditions, circumstances or effects, has resulted in or would reasonably be expected to result in a SpinCo Material Adverse Effect or have a material adverse effect on the ability of Moon and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
              SECTION 5.7.          Litigation and Liabilities.
(a)          There are no Actions pending or, to Moon’s or SpinCo’s Knowledge, threatened against Moon or its Subsidiaries (including any SpinCo Entity) relating to the SpinCo

Business, except for those that would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or have a material adverse effect on the ability of Moon and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole. No SpinCo Entity is a party to or subject to the provisions of any Governmental Order that restricts in any material respect the manner in which the SpinCo Entities conduct the SpinCo Business, that otherwise is material to the SpinCo Business or that would, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or have a material adverse effect on the ability of Moon and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
(b)          Except (i) as reflected or reserved against in the SpinCo Balance Sheet (as defined in the Separation and Distribution Agreement) (including the related notes and schedules) prior to the date hereof, (ii) for obligations or liabilities incurred in the ordinary course of business consistent with Moon’s past practice since the date of such consolidated balance sheet, (iii) liabilities and obligations arising out of or in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (iv) Liabilities that would be Excluded Liabilities pursuant to the Separation and Distribution Agreement or (v) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect, no SpinCo Entity has any liabilities or obligations of any nature (whether accrued, absolute, matured, unmatured, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Moon or SpinCo.
              SECTION 5.8.          Compliance with Laws; Licenses; Anti-Corruption Laws; Import and Export Laws.
(a)          Since the Applicable Date the SpinCo Business has not been, and the SpinCo Business is not being, conducted in violation of any Laws, Permits or any Privacy Policies, in each case, except for violations that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a SpinCo Material Adverse Effect or have a material adverse effect on the ability of Moon and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
(b)          Each SpinCo Entity and with respect to the SpinCo Business, each Moon Entity has obtained and is in compliance with all Permits necessary to conduct the SpinCo Business as presently conducted (the “SpinCo Licenses”), except those the absence of which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a SpinCo Material Adverse Effect.  The operation of the SpinCo Business as presently conducted is not, and has not been since the Applicable Date, in violation of, nor is any SpinCo Entity or any Moon Entity in default or violation under, any SpinCo License, and, to Moon’s or SpinCo’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any SpinCo License, except where such default or violation of such SpinCo License, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a SpinCo

Material Adverse Effect.  There are no Actions pending or, to Moon’s or SpinCo’s Knowledge, threatened, that seek the revocation, cancellation or adverse modification of any SpinCo License, except where such revocation, cancellation or adverse modification would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.  Since the Applicable Date, neither Moon nor any of its Subsidiaries has received any notice or communication of any noncompliance or alleged noncompliance with any SpinCo Licenses, except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.
(c)          Since the Applicable Date, (i) no SpinCo Entity or, to Moon’s or SpinCo’s Knowledge, any Person associated with or acting on behalf of the SpinCo Business (including a Moon Entity), including any officer, director, employee, agent and Affiliate thereof has granted, paid, offered or promised to grant, pay, or authorized or ratified the granting of payment, directly or indirectly, of any rebates, monies or anything of value to any Government Official or any political party or candidate for political office, or to any other Person under circumstances where any SpinCo Entity, or any Person associated with or acting on behalf of any SpinCo Entity or the SpinCo Business, including any officer, director, employee, agent and Affiliate thereof, knew or had reason to know that all or a portion of such rebates, monies or things of value would be offered, promised, or given, directly or indirectly, to any Government Official, for the purpose of (A) influencing any act or decision of such Government Official in his or her official capacity; (B) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist any SpinCo Entity or any Person associated with or acting on behalf of any SpinCo Entity or the SpinCo Business, including any officer, director, employee, agent and Affiliate thereof, in obtaining or retaining business for or with, or directing business to, any Person or to secure any other improper benefit or advantage, (ii) each SpinCo Entity and, to Moon’s or SpinCo’s Knowledge, each Person associated with or acting on behalf of a SpinCo Entity or the SpinCo Business, including any officer, director, employee, agent and Affiliate thereof, have complied with the Anti-Corruption Laws and (iii) the SpinCo Entities (A) have instituted policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws in all material respects, (B) have maintained such policies and procedures in full force and effect, (C) have not been subject to any pending Action or, to Moon’s or SpinCo’s Knowledge, threatened with any Action that alleges any material violation of any of the Anti-Corruption Laws and (D) have not made a voluntary disclosure to a Governmental Authority in respect of any of the Anti-Corruption Laws.
(d)          Since the Applicable Date, the SpinCo Entities and, with respect to the SpinCo Business, the Moon Entities have at all times conducted their export and import and related transactions in material compliance with all applicable Import and Export Laws.
(e)          Since the Applicable Date, neither any SpinCo Entity nor with respect to the SpinCo Business, any Moon Entity has engaged in, nor is now knowingly engaging in, any unlawful dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or (ii) any Person in Cuba, Iran, Syria, North Korea or the Crimea region of Ukraine.

(f)          Without limiting the foregoing subsections (d) and (e) directly above, there have been no Actions, there are no pending Actions and, to Moon’s or SpinCo’s Knowledge, there are no threatened Actions, by any Governmental Authority of potential violations with respect to compliance with Import and Export Laws against any SpinCo Entity or, with respect to the SpinCo Business, any Moon Entity.
SECTION 5.9.          SpinCo Material Contracts.
(a)          Except for this Agreement and the Transaction Documents and except for the Contracts set forth in Section 5.9 of the SpinCo Disclosure Letter, as of the date hereof, neither Moon nor any of its Subsidiaries is a party to or bound by any Contract primarily related to the SpinCo Business (or, in each case, any group of related Contracts with respect to a single transaction or series of related transactions):
(i)           for the purchase of products or for the receipt of services, which (A) involved consideration or payments by the SpinCo Entities in excess of $10,000,000 in the aggregate during the calendar year ended December 31, 2018 or (B) requires consideration or payments by the SpinCo Entities in excess of $10,000,000 in the aggregate over the remaining term of such Contract;
(ii)          that (A) purports to limit in any respect either the type of business in which the SpinCo Entities may engage or the manner or locations in which any of them may so engage in any business, (B) requires the disposition of any material assets or line of business of the SpinCo Entities or the SpinCo Business (taken as a whole), (C) grants “most favored nation” status or contains “exclusivity,” requirements obligations or similar provisions that would purport to apply to the SpinCo Entities or SpinCo Business, or (D) includes “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, in each case of (A), (C) and (D), that are material to the SpinCo Business and other than distribution agreements;
(iii)         relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for total consideration (including assumption of debt and any earn-out, deferred or contingent payment obligations) in excess of $50,000,000 pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties) or otherwise survive as of the date hereof;
(iv)         relating to any material partnership, joint venture, strategic alliance or other similar agreement or arrangement;
(v)          between a SpinCo Entity, on the one hand, and any director or officer of Moon, SpinCo or any Person beneficially owning five percent or more of the outstanding shares of Moon Common Stock or any of their respective Affiliates (other than a Moon Entity or a SpinCo Entity), on the other hand, that would bind a SpinCo Entity following the Distribution Time;

(vi)         relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether or not incurred, assumed, guaranteed or secured by any asset), in either case, in excess of $50,000,000;
(vii)        that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any SpinCo Entity to sell, transfer, pledge or otherwise dispose of any assets material to the SpinCo Business;
(viii)      evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements or brokerage statements or similar Contract, in each case that require payments in amounts in excess of $5,000,000;
(ix)         the primary purpose of which is to grant or receive any material license to, or right in or to use, material Intellectual Property Rights or material IT Assets, excluding non-exclusive licenses (i) to commercially available software or (ii) granted by a SpinCo Entity or in respect of the SpinCo Business in the ordinary course of business, which do not involve the payment or receipt of royalties or other amounts of more than $10,000,000 annually; or
(x)          that prohibits the payment of dividends or distributions in respect of the capital stock of any SpinCo Entity, the pledging of the capital stock of any SpinCo Entity or the incurrence of indebtedness for borrowed money or guarantees by any SpinCo Entity.
Each such Contract described in subsections (i) through (x) of this Section 5.9(a) and each Contract set forth in Section 5.9 of the SpinCo Disclosure Letter is referred to herein as a “SpinCo Material Contract.”
(b)          A complete and correct copy of each SpinCo Material Contract has been made available to Clover in an electronic data room prior to the date hereof.  Each of the SpinCo Material Contracts is valid and binding on the SpinCo Entity or SpinCo Entities (as applicable) and, to Moon’s and SpinCo’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, result in a SpinCo Material Adverse Effect.  There exists no breach or event of default with respect to any SpinCo Material Contracts on the part of any SpinCo Entity or, to Moon’s or SpinCo’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by any SpinCo Entity or, to Moon’s or SpinCo’s Knowledge, any other party thereto, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.
              SECTION 5.10.        Real Property.
(a)          Except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect, (i) SpinCo or one of the SpinCo Subsidiaries, as applicable, has good and marketable title to the SpinCo Owned Real Property, free and clear of any Lien other than Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase the SpinCo Owned Real Property, or any portion of the SpinCo Owned Real Property or interest therein. There are no parties other than the SpinCo Entities in possession of the SpinCo Owned Real Property (other than the Moon Entities).  The SpinCo Owned Real Property and all buildings, structures, improvements, and fixtures located on the SpinCo Owned Real Property have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are currently used, except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.
(b)          With respect to the SpinCo Leased Real Property, the agreements for such property are valid, legally binding, enforceable and in full force and effect in accordance with their terms, and no SpinCo Entity, or to the Knowledge of SpinCo, any third party is in breach of or default under such agreement, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any SpinCo Entity, or to the Knowledge of Moon, any third party or permit termination, modification or acceleration by any third party thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a  SpinCo Material Adverse Effect or have a material adverse effect on the ability of Moon and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole. The SpinCo Leased Real Property and all buildings, structures, improvements, and fixtures located on the SpinCo Leased Real Property are suitable for the purposes for which they are currently used, except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.  There are no Contracts or written or oral concessions granting to any Person other than a SpinCo Entity the right to use or occupy any material SpinCo Leased Real Property.
(c)          No SpinCo Entity has received any notice of any pending or threatened condemnation of any SpinCo Owned Real Property or any SpinCo Leased Real Property by any Governmental Authority, nor, to Moon’s or SpinCo’s Knowledge, are there any public improvements or re-zoning measures proposed or in progress that would reasonably be expected to result in a SpinCo Material Adverse Effect.
              SECTION 5.11.        Employee Benefits.
(a)          Section 5.11(a) of the SpinCo Disclosure Letter (which shall be true and complete within sixty (60) days following the date hereof subject to Section 7.25) sets forth a complete and correct list of each material Benefit Plan and separately identifies each material Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “SpinCo Non-U.S. Benefit Plan”).
(b)          With respect to each material Benefit Plan, SpinCo will make available to Clover, to the extent applicable, within sixty (60) days following the date hereof (or with respect to a given SpinCo Employee designated thereafter, will make available to Clover as soon as practicable following the date on which such SpinCo Employee is designated in the manner contemplated by the Parties’ agreement for identifying SpinCo Employees as set forth on Schedule 3.01(a) of the Employee Matters Agreement) complete and correct copies of (i) the Benefit Plan document, including any amendments or supplements thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Authority received in the last three years with respect to such Benefit Plan.
(c)          Except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect, (i) each Benefit Plan (including any related trusts), other than SpinCo Non-U.S. Benefit Plans, has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by any SpinCo Entity with respect to each Benefit Plan have been paid or accrued in accordance with GAAP and (iii) there are no pending or, to Moon’s or SpinCo’s Knowledge, threatened claims (other than routine claims for benefits) or Actions by a Governmental Authority by, on behalf of or against any Benefit Plan or any trust related thereto.
(d)          With respect to each ERISA Plan, SpinCo will make available to Clover, to the extent applicable, within sixty (60) days following the date hereof (and with respect to a given SpinCo Employee designated thereafter, will make available to Clover as soon as practicable following the date on which such SpinCo Employee is designated in the manner contemplated by the Parties’ agreement for identifying SpinCo Employees as set forth on Schedule 3.01(a) of the Employee Matters Agreement) hereof complete and correct copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto and any amendments or supplements thereto).
(e)          Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code and, to Moon’s or SpinCo’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan.  With respect to any ERISA Plan, no SpinCo Entity has engaged in a transaction in connection with which any SpinCo Entity reasonably would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed by either Section 4975 or 4976 of the Code.
(f)          Neither SpinCo nor any Person that is a member of a “controlled group of corporations” (as defined in Section 414(b) of the Code), is under “common control” (as defined in Section 414(c) of the Code), or is a member of the same “affiliated service group” (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with SpinCo has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any material obligation or liability (including any contingent liability) under, (i) a plan that is subject to Section 412 of the Code or Section 302 or title IV of ERISA or (ii) any “multiemployer plans” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), in each case, in the last six years.  No Benefit Plan is, and neither SpinCo nor any Person that is a member of a “controlled group of corporations” (as defined in Section 414(b) of the Code), is under “common control” (as defined in Section 414(c) of the Code), or is a member of the same “affiliated service group” (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with SpinCo has any liability under, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “single employer plan” (as defined in Section 4001(a)(15) of ERISA) that is maintained by two or more employers not related under Section 414(b), (c), or (m) of the Code (a “Multiple Employer Plan”).
(g)          With respect to any ERISA Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then-current value of assets of such ERISA Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of Moon or the SpinCo Entity, (iii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation and ordinary claims for benefits) under Title IV of ERISA has been, or is expected to be, incurred by SpinCo, (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such ERISA Plan and neither SpinCo nor Moon has received notice from the Pension Benefit Guaranty Corporation of its intent to terminate a plan or appoint a trustee, (v) no application for a waiver of premiums is pending with the Pension Benefit Guaranty Corporation, (vi) except as would not reasonably be expected to be material to the SpinCo Business, taken as a whole, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred and (vii) neither SpinCo nor Moon has engaged in a transaction a principal purpose of which was to evade liability under ERISA as contemplated by Section 4069 of ERISA.
(h)          Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no SpinCo Entity has any obligation to provide such benefits.
(i)          Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in material compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.
(j)          Neither the execution, delivery or performance of this Agreement, stockholder adoption or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of any SpinCo Entity to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting or materially increase the amount of compensation due to any such employee, director, officer, or independent contractor or (iii) directly or indirectly require SpinCo to transfer or set aside any assets to fund any payments or benefits under any Benefit Plan.
(k)          Neither the execution, delivery or performance of this Agreement, stockholder adoption or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement or the Transaction Documents could, either alone or in combination with another event, result in the payment of any amount to any current or former employee, director, officer or independent contract of any SpinCo Entity that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(l)           No SpinCo Entity has any obligation to provide, and no Benefit Plan or other agreement provides any current or former employee, director, officer or independent contract of any SpinCo Entity with the right to, a gross-up, indemnification, reimbursement, make-whole or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.
(m)         Except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect, (i) all SpinCo Non-U.S. Benefit Plans comply in all respects with applicable local Law, and all such plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions determined by qualified actuaries, and (ii) as of the date hereof, there is no pending or threatened litigation relating to SpinCo Non-U.S. Benefit Plans.
(n)          The individuals whose names are set forth on Schedule 3.06(c) to Employee Matters Agreement are the sole SpinCo Employees who participate in the Moon Key Management Supplemental Program and/or the Moon Elected Officer Supplemental Program (each as referenced in the Employee Matters Agreement), as applicable.
              SECTION 5.12.        Labor Matters.
(a)          Section 5.12(a) of the SpinCo Disclosure Letter (which shall be true and complete within sixty (60) days following the date hereof subject to Section 7.25) sets forth a complete and correct list of any collective bargaining agreement or other material agreement with a labor union, works council or like organization that a Moon Entity or SpinCo Entity is a party to or otherwise bound by in respect of SpinCo Employees (collectively, the “SpinCo Labor Agreements”), and, to Moon’s or SpinCo’s Knowledge, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations, trade unions or labor unions, to organize any SpinCo Employees. SpinCo shall make available to Clover within sixty (60) days following the date hereof or concurrently with an update delivered in accordance with Section 7.25 complete and correct copies of each material SpinCo Labor Agreement listed in Section 5.12(a) of the SpinCo Disclosure Letter.
(b)          There are no labor unions, trade unions, works councils or like organizations that represent SpinCo Employees.  The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement or the Transaction Documents, either alone or in combination with another event, will not (i) entitle any third party (including any labor union, trade union, works council or like organization or Governmental Authority) to any payments under any of the SpinCo Labor Agreements or (ii) require the consent of, or advance notification to, or advance consultation with, any labor union, trade union, works council or like organization with respect to SpinCo

Employees. Subject to Section 7.25, Section 5.12(b) of the SpinCo Disclosure Letter shall be true and complete within sixty (60) days following the date hereof.
(c)          As of the date hereof, there is no material strike, lockout, slowdown, work stoppage, organizing activities, unfair labor practice or other material labor dispute, or Proceedings or grievance pending or, to Moon’s or SpinCo’s Knowledge, threatened against any Moon Entity involving the SpinCo Business or any SpinCo Entity.  Each of the SpinCo Entities and Moon Entities with respect to the SpinCo Employees is in compliance in all material respects with the SpinCo Labor Agreements.
(d)          No Moon Entity with respect to the SpinCo Business or SpinCo Entity has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied (collectively, the “WARN Act”).
(e)          The SpinCo Entities are, and since the Applicable Date, have been, in material compliance with all applicable Laws, rules and regulations, ordinances, Governmental Orders, Contracts, policies, plans and programs relating to employment, employment practices, compensation, the classification of employees as exempt/non-exempt, the classification of individuals as employees or independent contractors, immigration, employee leave, benefits, hours, terms and conditions of employment, and the termination of employment and unemployment insurance.
                                              SECTION 5.13.        Environmental Matters.
(a)          Except as disclosed on Section 5.13 of the SpinCo Disclosure Letter and except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a SpinCo Material Adverse Effect or to have a material adverse effect on the ability of Moon and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole:  (i) the SpinCo Entities have at all times been in compliance with all, and have not violated any, Environmental Laws; (ii) no SpinCo Owned Real Property or SpinCo Leased Real Property or any other real property, currently or formerly owned, leased or operated by a SpinCo Entity or the SpinCo Business (including soils, groundwater, surface water, buildings or other structures) contain any Hazardous Material under conditions or circumstances that would reasonably be expected to result in liability to any of the SpinCo Entities; (iii) none of the SpinCo Entities is subject to liability for any Hazardous Material present at or on any third-party property or is otherwise subject to any liability regarding any failure to properly store or handle, or any release of or exposure to, any Hazardous Material; (iv) no SpinCo Entity has received any notice, demand, letter, claim or request for information or is a party to or the subject of any pending or, to Moon’s or SpinCo’s Knowledge, threatened Actions alleging that the SpinCo Business may be in violation of or subject to liability under any Environmental Law or regarding any Hazardous Material; (v) no SpinCo Entity is subject to any Governmental Order or other arrangement with any Governmental Authority or any indemnity or other agreement with any third party relating to liability or obligations relating to any Environmental Law or regarding any Hazardous Material; and (vi) there are no other circumstances or conditions involving the SpinCo Business or any SpinCo Entity that would reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law or regarding any Hazardous Material.
              SECTION 5.14.        Taxes.
(a)          The SpinCo Entities (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and correct in all material respects, (ii) have paid all Taxes shown as due on such Tax Returns and all material amounts of Taxes that the SpinCo Entities are obligated to withhold from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or third party, except with respect to matters contested in good faith by appropriate Actions and for which adequate reserves have been established in accordance with GAAP and (iii) have not waived any statute of limitations with respect to a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency of a material amount of Taxes, in each case in writing, which waiver or extension is currently in effect.  There are no material Tax Liens upon any property or assets of any of the SpinCo Entities except Permitted Liens.
(b)          As of the date hereof, (i) no deficiencies for a material amount of Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of any of the SpinCo Entities, (ii) there are not pending or, to Moon’s or SpinCo’s Knowledge, threatened in writing, any audits, examinations, investigations or other Action in respect of any material Taxes or material Tax Returns of any SpinCo Entity and (iii) no claim has been made by a Governmental Authority in any jurisdiction where any of the SpinCo Entities does not file Tax Returns that any SpinCo Entity is or may be subject to material taxation by, or required to file Tax Returns in, such jurisdiction, which claim has not been fully resolved.
(c)          Except as set forth on Section 5.14(c) of the SpinCo Disclosure Letter, as of the date hereof, none of the SpinCo Entities (i) has been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is Moon or any of its Subsidiaries), (ii) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement, other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes, and the Tax Matters Agreement or (iii) has liability for the Taxes of any Person (other than Moon or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor.
(d)          Other than as part of the Separation, during the last two years, none of the SpinCo Entities has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.
(e)          None of the SpinCo Entities has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

(f)          The SpinCo Entities have made adequate provision in accordance with GAAP for any material amounts of Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date hereof.
(g)          None of the SpinCo Entities has agreed to make or is required to make any adjustment for a taxable period ending after the Closing Date under Section 481(a) of the Code or any similar provision of state, local or foreign Tax Law by reason of a change in or incorrect accounting method.
(h)          Neither Moon nor any SpinCo Entity has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the Contribution and Distribution from qualifying as a “reorganization” under Sections 368(a), 361 and 355 of the Code or (iii) each of the transactions described on Schedule 7.3(b) from qualifying as either a “distribution” under Section 355 of the Code or as a “reorganization” under Sections 368(a), 361 and 355 of the Code.
              SECTION 5.15.        Intellectual Property.
Except as would not, individually or in the aggregate, reasonably be expected to be material to the SpinCo Business, taken as a whole:
(a)          All registrations and applications of Intellectual Property Rights included in the Transferred IP are subsisting and unexpired, and, to Moon’s or SpinCo’s Knowledge, valid and enforceable.
(b)          The SpinCo Entities exclusively own (the material SpinCo IP, free and clear of any and all Liens (other than Permitted Liens)), and no Moon Entity or SpinCo Entity has since the Applicable Date received any written claim from any other Person challenging the validity, enforceability or ownership of same.
(c)          Since the Applicable Date, the operation of the SpinCo Business has not infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person, and no Moon Entity or SpinCo Entity has since the Applicable Date received any written claim from any other Person alleging the same, except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.  To Moon’s or SpinCo’s Knowledge, no Person is infringing any Intellectual Property Rights of the SpinCo Entities, except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.
(d)          Since the Applicable Date, Moon and its Subsidiaries have taken all commercially reasonable actions and have implemented all reasonable policies and procedures to protect (i) their material trade secrets and confidential information included in the SpinCo IP, (ii) any Personal Data collected, stored, used, disclosed, transmitted, processed or disposed of in connection with or by or on behalf of the SpinCo Business and (iii) the integrity, continuous operation and security of the IT Assets used in connection with the SpinCo Business and there has been no unauthorized access to, and no material breaches, outages, violations of , any of the foregoing in clauses (i) – (iii), except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.
              SECTION 5.16.        Insurance.
The SpinCo Entities are covered by insurance policies and self-insurance programs and arrangements of Moon that (a) are in full force and effect and (b) are sufficient for compliance with all applicable Laws and Contracts to which a SpinCo Entity is a party or by which it is bound and as is customary in the industries in which the SpinCo Entities operate.  All premiums due under such insurance policies and self-insurance programs and arrangements have been paid.
              SECTION 5.17.        Takeover Statutes.
The SpinCo Board has taken all necessary action to exempt this Agreement, the other Transaction Documents and the transactions contemplated hereby (including the Merger) and thereby from the restrictions set forth in Section 203 of the DGCL. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including Section 203 of the DGCL (each, a “Takeover Statute”) or any anti-takeover provision in Moon’s or SpinCo’s Organizational Documents is applicable to the Merger or the other transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents.
                              SECTION 5.18.        Brokers and Finders.
Other than Goldman Sachs & Co. and Lazard Frères & Co. LLC (the fees and expenses of which will be paid by Moon), no agent, broker, finder, investment banker, financial advisor or other similar Person is entitled to any brokerage fee, finders’ fee or other similar fee or commission for which Clover, Merger Sub, the Surviving Corporation or any SpinCo Entity would be liable in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Moon or its Affiliates.
SECTION 5.19.        Sufficiency of the SpinCo Assets
(a)          On the Closing Date, after giving effect to the Reorganization and together with the services available under the Transition Services Agreement and the rights granted pursuant to the other Transaction Documents, the SpinCo Assets will constitute all of the assets, rights and properties necessary for the conduct of the SpinCo Business in all material respects as conducted as of immediately prior to the Closing by Moon and its Subsidiaries; provided, however, that nothing in this Section 5.19(a) shall be deemed to constitute a representation or warranty as to infringement or misappropriation of Intellectual Property Rights.
(b)          SpinCo and Moon collectively have, and at the Closing SpinCo and the SpinCo Subsidiaries shall have, good, valid and marketable title (free and clear of all Liens other than Permitted Liens or Liens created by or through Clover or any of its Subsidiaries) to, valid leasehold interests in or a valid legal right to use, as the case may be, all of the SpinCo Assets except as would not, individually or in the aggregate, reasonably be expected to be material to the SpinCo Business, taken as a whole.

SECTION 5.20.        Affiliate Matters
Except for (a) Contracts relating to employment and labor matters set forth on Section 5.11(a) of the SpinCo Disclosure Letter, (b) Contracts set forth on Section 5.20 of the SpinCo Disclosure Letter, (c) Contracts that by the terms of the Separation and Distribution Agreement or any other Transaction Document are contemplated to survive after the Distribution Time, (d) Contracts that would be Excluded Liabilities and (e) Contracts that will be solely between or among the SpinCo Entities upon completion of the Reorganization, no SpinCo Entity is party to any SpinCo Affiliate Contract that would be material to the SpinCo Business, taken as a whole.
                              SECTION 5.21.        Proxy Statement; Registration Statements.
None of the information regarding any of the Moon Entities (including the SpinCo Entities), the SpinCo Business, or the transactions contemplated by this Agreement or the Transaction Documents provided by Moon, SpinCo or any other Moon Entity (including the SpinCo Entities) specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the Clover Registration Statement, the SpinCo Registration Statement or the documents relating to the Distribution that are filed with the SEC or distributed to Moon stockholders (the “Distribution Documents”) will, in the case of the definitive Proxy Statement and the Distribution Documents or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement and the Distribution Documents and any amendment or supplement thereto, or, in the case of the Clover Registration Statement and the SpinCo Registration Statement, at the time such registration statement becomes effective, at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The SpinCo Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Moon or SpinCo with respect to information provided by Clover specifically for inclusion in, or incorporation by reference into, the SpinCo Registration Statement.
                              SECTION 5.22.        Clover Common Stock.
Neither Moon nor SpinCo owns (directly or indirectly, beneficially or as of record) nor is a party to any Contract for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of Clover.
                              SECTION 5.23.        Financing.
(a)          As of the date hereof, the SpinCo Financing Commitment Letter has not been amended, waived or modified, by or with the consent of SpinCo and, to the Knowledge of SpinCo, the respective commitments contained in the SpinCo Financing Commitment Letter have not been withdrawn, modified or rescinded in any respect.  Except for the SpinCo Financing Commitment Letter, SpinCo has not entered into any side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the Financing, other than as expressly set forth in the SpinCo Financing Commitment Letter and delivered to Clover prior to the date of this Agreement.
(b)          The SpinCo Financing Commitment Letter is a legal, valid and binding obligation of SpinCo and, to the Knowledge of SpinCo, the other parties thereto (other than Clover). As of the date of this Agreement, no event has occurred and on the Closing Date, no event shall have occurred and be continuing, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of SpinCo under any term or condition of the SpinCo Financing Commitment Letter. As of the date hereof, SpinCo has no reason to believe that any of the conditions to the Financing to be satisfied by it will not be satisfied on a timely basis.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF CLOVER
Except (i) as set forth in the publicly available Clover Reports filed with the SEC on or after January 1, 2018 and prior to the date hereof (excluding, in each case, any disclosures (other than statements of historical fact) contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature); provided, this exception (i) shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is readily apparent on its face, or (ii) as set forth in the corresponding sections or subsections of the Clover Disclosure Letter (it being agreed that, for purposes of the representations and warranties set forth in this Article VI, disclosure of any item in any section or subsection of the Clover Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), Clover hereby represents and warrants to Moon that:
SECTION 6.1.          Organization, Good Standing and Qualification
(a)          Each of Clover and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization.
(b)          Each Subsidiary of Clover is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and each of Clover and Merger Sub and each other Subsidiary of Clover has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Clover Material Adverse Effect or have a material adverse effect on the ability of Clover to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.  Clover has made available to Moon prior to the date hereof complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents, each as amended, restated or amended and restated to the date hereof of Clover and Merger Sub, and each as so delivered, is in full force and effect.
(c)          Section 6.1(c) of the Clover Disclosure Letter contains a complete and correct list of each jurisdiction where Clover and any of its Subsidiaries that would be a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated pursuant to the Exchange Act are organized.
              SECTION 6.2.          Capital Structure.
(a)          The authorized capital stock of Clover consists of 1,000,000,000 shares of Clover Common Stock, of which 201,986,971 shares of Clover Common Stock were outstanding as of the close of business on April 26, 2019 and 100,000,000 shares of preferred stock, par value $0.01 per share, of which none are outstanding as of the date hereof.  No shares of Clover Common Stock are held by any Subsidiary of Clover.  All of the outstanding shares of Clover Common Stock have been, and all shares issued pursuant to the Clover Share Issuance will be, duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, other than 11,916,155 shares of Clover Common Stock reserved for issuance under the Clover Stock Plans, Clover has no shares of Clover Common Stock reserved for issuance.  Each of the outstanding shares of capital stock or other securities of each of Clover’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Clover or by a direct or indirect wholly owned Subsidiary of Clover, free and clear of any Lien other than those arising under its Organizational Documents or applicable securities Laws.  Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights, obligations or contracts of any kind that obligate Clover or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Clover or any of its Subsidiaries or any securities or obligations convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Clover or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Upon any issuance of any shares of Clover Common Stock in accordance with the terms of the Clover Stock Plans, such shares of Clover Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.  Clover does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Clover on any matter.
(b)          Section 6.2(b) of the Clover Disclosure Letter sets forth (i) each of Clover’s Subsidiaries and the ownership interest of Clover in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and (ii) Clover’s or its

Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.
(c)          The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 10 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by a wholly owned Subsidiary of Clover. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
              SECTION 6.3.          Corporate Authority; Approval and Fairness.
(a)          Each of Clover and Merger Sub has authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, only to the adoption of this Agreement by Clover, as sole stockholder of Merger Sub, which will occur within twenty-four (24) hours after execution of this Agreement and approval of the Clover Share Issuance by the affirmative vote of a majority of the votes cast by holders of Clover Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Clover Stockholder Approval”).  The execution and delivery by Clover and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by Clover and Merger Sub of the transactions contemplated hereby and thereby have been, or will be as of the Effective Time, duly and validly authorized and approved by all necessary and proper corporate action on their part. Each of this Agreement and the Transaction Documents to which Clover or Merger Sub is or will be a party at the Effective Time has been or will be duly and validly executed and delivered by them and (assuming that each of this Agreement and the applicable Transaction Documents to which Clover or Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Moon and SpinCo (as applicable)) constitutes or will constitute a legal, valid and binding obligation of each of Clover and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)          The Clover Board has (i) unanimously (A) approved and declared advisable this Agreement, the Transaction Documents (including the Voting Agreement) and the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, upon the terms and conditions set forth in this Agreement and the Transaction Documents, (B) determined that this Agreement, the Transaction Documents and the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, are fair to, and in the best interests of, Clover and the holders of Clover Common Stock and (C) resolved to recommend that the holders of shares of Clover Common Stock approve the Clover Share Issuance (the “Clover Recommendation”), (ii) directed that the Clover Share Issuance be submitted to the holders of shares of Clover Common Stock for their approval and (iii) received the opinion of its financial advisor, Robert W. Baird & Co. Incorporated (“Baird”), to the effect that, based upon and subject to the various qualifications, assumptions and limitations set forth in the written opinion, as of the date of the opinion,  the Exchange Ratio is fair, from a financial point of view, as of the date of such opinion, to Clover,  a copy of which opinion will be delivered to Moon.  It is understood and agreed that such opinion is for the benefit of the Clover Board and may not be relied upon by Moon or SpinCo or any other Person.
              SECTION 6.4.          Governmental Filings; No Violations; Certain Contracts.
(a)          Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Securities Act and the Exchange Act, (iii) the HSR Act, (iv) the rules and regulations of the NYSE, (v) the state securities, takeover and “blue sky” Laws and (vi) those set forth in Section 6.4(a)(vi) of the Clover Disclosure Letter, (the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations contemplated by the foregoing clauses (i) through (vi), the “Clover Approvals”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Clover or Merger Sub from, or to be given by Clover or Merger Sub to, or to be made by Clover or Merger Sub with, any Governmental Authority, in connection with the execution, delivery and performance by Clover and Merger Sub of this Agreement and the Transaction Documents to which it is, or will be a party to as of the Effective Time and the consummation of the Merger and the other transactions contemplated hereby and thereby, or in connection with the continuing operation of the business of Clover and its Subsidiaries after the Effective Time, except those the failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect or have a material adverse effect on the ability of Clover to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
(b)          Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, or in connection, in compliance or required to be made with, (i) the Clover Stockholder Approval, and (ii) except for those set forth in Section 6.4(b)(vi) of the Clover Disclosure Letter (such filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations in clauses (i) and (ii), the “Clover Third-Party Consents”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations that are related to or used in connection with the businesses or any of the operations of Clover or its Subsidiaries, as currently operated, are required to be obtained by Clover or any of its Subsidiaries from, or to be given by Clover, Merger Sub or any of their Subsidiaries to, or to be made by Clover or any of its Subsidiaries with, any Person that is not a Governmental Authority in connection with the execution, delivery and performance by Clover and Merger Sub of this Agreement and the Transaction Documents to which Clover or Merger Sub is or will be party to as of the Effective Time and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, or in connection with the continuing operation of the business of Clover and its Subsidiaries after the Effective Time, except those failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect or have a material adverse effect on the ability of Clover to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(c)          The execution, delivery and performance by Clover and Merger Sub of this Agreement and the Transaction Documents to which each is or will be a party as of the Effective Time do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Clover or Merger Sub or any of Subsidiaries of Clover, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of Clover, Merger Sub or any of their Subsidiaries pursuant to any Contract binding upon Clover, Merger Sub or any of such Subsidiaries or, assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents) compliance with the matters referred to in Section 6.4(a) and receipt of all Clover Third-Party Consents, under any applicable Law to which Clover or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon Clover, Merger Sub or any of their Subsidiaries, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect or have a material adverse effect on the ability of Clover to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
              SECTION 6.5.          Clover Reports; Financial Statements.
(a)          Clover has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since May 12, 2017 (the forms, statements, certifications, reports and other documents filed or furnished to the SEC since May 12, 2017 and those filed or furnished to the SEC subsequent to the date hereof, including any amendments thereto, the “Clover Reports”).  Each of the Clover Reports, at the time of its filing or being furnished to the SEC complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to the Clover Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Clover Reports did not, and any Clover Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Since January 1, 2019, neither Clover nor any of its Subsidiaries has consummated any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act.  None of the Subsidiaries of Clover are subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
(b)          Clover is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or the rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither Clover nor any of its Affiliates has made, arranged or modified (in any material respect) any extensions of credit in the form of a personal loan to any executive officer or director of Clover.
(c)          Clover maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that all information required to be disclosed by Clover is reported on a timely basis to the individuals responsible for the preparation of Clover’s filings with the SEC and other public disclosure documents.  Clover’s management has completed an assessment of the effectiveness of Clover’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that such internal control system was effective.  Clover’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Clover maintained effective internal control over financial reporting as of December 31, 2018.  Clover’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Clover, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Clover are being made only in accordance with authorizations of management and directors of Clover and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Clover’s assets that could have a material effect on its financial statements.
(d)          Clover has disclosed, based on the most recent evaluation by its chief executive officer and its chief financial officer prior to the date hereof, to Clover’s auditors and the audit committee of the Clover Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Clover’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Clover’s internal control over financial reporting.
(e)          Each of the consolidated balance sheets included in or incorporated by reference into the Clover Reports (including the related notes and schedules) fairly presents, the consolidated financial position of Clover and its consolidated Subsidiaries as of its date and each of the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows included in, or incorporated by reference into, the Clover Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect in accordance with GAAP consistently applied during the periods involved, except as may be noted therein).
              SECTION 6.6.          Absence of Certain Changes.

(a)          Except as expressly contemplated by this Agreement and the Transaction Documents, since December 31, 2018, Clover and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practice.
(b)          Since December 31, 2018, there has not been any change, event, occurrence, state of facts, condition, circumstance or effect that, individually or in the aggregate with such other changes, events, occurrences, states of facts, conditions, circumstances or effects, has resulted in or would reasonably be expected to result in a Clover Material Adverse Effect or have a material adverse effect on the ability of Clover to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
              SECTION 6.7.          Litigation and Liabilities.
(a)          There are no Actions pending or, to Clover’s Knowledge, threatened against Clover or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect or have a material adverse effect on the ability of Clover to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole. Neither Clover nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts in any material respect the manner in which Clover and its Subsidiaries conduct their businesses, that otherwise is material to Clover and its Subsidiaries or that would, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect or have a material adverse effect on the ability of Clover to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
(b)          Except (i) as reflected or reserved against in Clover’s most recent consolidated balance sheet (including the related notes and schedules) included in the Clover Reports filed prior to the date hereof, (ii) for obligations or liabilities incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, (iii) liabilities and obligations arising out of or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; or (iv) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect, neither Clover nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, matured, unmatured, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Clover.
SECTION 6.8.          Compliance with Laws; Licenses; Anti-Corruption Laws; Import and Export Laws.
(a)          Since the Applicable Date, the businesses of Clover and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, Permits or any Privacy Policies, in each case, except for violations that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Clover Material Adverse Effect or have a material adverse effect on the ability of Clover to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.
(b)          Each of Clover and its Subsidiaries has obtained and is in compliance with all Permits necessary to conduct its business as presently conducted (the “Clover Licenses”), except those the absence of which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Clover Material Adverse Effect.  The operation of the business of Clover and its Subsidiaries as presently conducted is not, and has not been since the Applicable Date, in violation of, nor is Clover or its Subsidiaries in default or violation under, any Clover License, and, to Clover’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any Clover License, except where such default or violation of such Clover License, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Clover Material Adverse Effect.  There are no Actions pending or, to Clover’s Knowledge, threatened, that seek the revocation, cancellation or adverse modification of any Clover License, except where such revocation, cancellation or adverse modification would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect.  Since the Applicable Date, neither Clover nor any of its Subsidiaries has received any notice or communication of any noncompliance or alleged noncompliance with any Clover Licenses, except as would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect.
(c)          Since the Applicable Date, (i) none of Clover, its Subsidiaries or any Person associated with or acting on behalf of Clover or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof has granted, paid, offered or promised to grant, pay, or authorized or ratified the granting of payment, directly or indirectly, of any rebates, monies or anything of value to any Government Official or any political party or candidate for political office, or to any other Person under circumstances where Clover, any of its Subsidiaries, or any Person associated with or acting on behalf of Clover or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof, knew or had reason to know that all or a portion of such rebates, monies or things of value would be offered, promised, or given, directly or indirectly, to any Government Official, for the purpose of (A) influencing any act or decision of such Government Official in his or her official capacity; (B) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist Clover, any of its Subsidiaries or any Person associated with or acting on behalf of Clover or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof, in obtaining or retaining business for or with, or directing business to, any Person or to secure any other improper benefit or advantage, (ii) Clover, its Subsidiaries and each Person associated with or acting on behalf of Clover or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof, have complied with the Anti-Corruption Laws and (iii) Clover and its Subsidiaries (A) have instituted policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws in all material respects, (B) have maintained such policies and procedures in full force and effect, (C) have not been subject to any pending Actions or, to Clover’s Knowledge, threatened with any Actions that alleges any material violation of any of the Anti-Corruption Laws and (D) have not made a voluntary disclosure to a Governmental Authority in respect of any of the Anti-Corruption Laws.
(d)          Since the Applicable Date, Clover and its Subsidiaries have at all times conducted their export and import and related transactions in material compliance with all applicable Import and Export Laws.
(e)          Since the Applicable Date, none of Clover and its Subsidiaries has engaged in nor is now knowingly engaging in, any unlawful dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by OFAC or (ii) any Person in Cuba, Iran, Syria, North Korea or the Crimea region of Ukraine.
(f)          Without limiting the foregoing subsections (d) and (e), there have been no Actions, there are no pending Actions and, to Clover’s Knowledge, there are no threatened Actions, by any Governmental Authority of potential violations against Clover or any of its Subsidiaries with respect to compliance with Import and Export Laws.
              SECTION 6.9.          Clover Material Contracts.
(a)          Except for this Agreement and except for the Contracts filed as exhibits to the Clover Reports, as of the date hereof, none of Clover or its Subsidiaries is a party to or bound by any Contract (or, in each case, any group of related Contracts with respect to a single transaction or series of related transactions):
(i)           that would be required to be filed by Clover as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii)          for the purchase of products or for the receipt of services, which (A) involved consideration or payments by the Clover and its Subsidiaries in excess of $10,000,000 in the aggregate during the calendar year ended December 31, 2018 or (B) requires consideration or payments by Clover and its Subsidiaries in excess of $10,000,000 in the aggregate over the remaining term of such Contract;
(iii)         that (A) purports to limit in any respect either the type of business in which Clover or any of its Subsidiaries (including, after the Effective Time, the SpinCo Entities) may engage or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of Clover or any of its Subsidiaries (including, after the Effective Time, the SpinCo Entities) (taken as a whole), (C) grants “most favored nation” status or contains “exclusivity,” requirements obligations or similar provisions that would purport to apply to Clover or any of its Subsidiaries (including, after the Effective Time, the SpinCo Entities), or (D) includes “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, in each case of (A), (C) and (D), that are material to the Clover and its Subsidiaries and other than distribution agreements;
(iv)         relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for total consideration (including assumption of debt and any earn-out, deferred or contingent payment obligations) in excess of $50,000,000 pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties) or otherwise survive as of the date hereof;
(v)          relating to any material partnership, joint venture, strategic alliance or other similar agreement or arrangement;
(vi)         between Clover or any of its Subsidiaries, on the one hand, and any director or officer of Clover or any Person beneficially owning five percent or more of the outstanding shares of Clover Common Stock or any of their respective Affiliates (other than Clover and its Subsidiaries), on the other hand;
(vii)        relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether or not incurred, assumed, guaranteed or secured by any asset), in either case, in excess of $500,000,000;
(viii)       that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Clover or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any assets that are material to Clover and its Subsidiaries, taken as a whole;
(ix)         evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements or brokerage statements or similar Contract, in each case that require payments in excess of $5,000,000;
(x)          the primary purpose of which is to grant or receive any material license to, or right in or to use, material Intellectual Property Rights or material IT Assets, excluding nonexclusive licenses (i) to commercially available software or (ii) granted by a Clover or any of its Subsidiaries in the ordinary course of business, which do not involve the payment or receipt of royalties or other amounts of more than $10,000,000 annually; or
(xi)         that prohibits the payment of dividends or distributions in respect of the capital stock of Clover or any of its Subsidiaries, the pledging of the capital stock of Clover or any of its Subsidiaries or the incurrence of indebtedness for borrowed money or guarantees by Clover or any of its Subsidiaries.
Each such Contract described in subsections (i) through (xi) of this Section 6.9 is referred to herein as a “Clover Material Contract.”
(b)          A complete and correct copy of each Clover Material Contract has been made available to Moon in an electronic data room prior to the date hereof.  Each of the Clover Material Contracts is valid and binding on Clover or its Subsidiaries, as the case may be, and, to Clover’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, result in a Clover Material Adverse Effect.  There exists no breach or event of default with respect to any Clover Material Contracts on the part of Clover or its Subsidiaries or, to Clover’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by Clover or its Subsidiaries or, to Clover’s Knowledge, any other party thereto, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect.
              SECTION 6.10.        Real Property.
(a)          Except as would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect, with respect to the Clover Owned Real Property, (i) Clover or one of its Subsidiaries, as applicable, has good and marketable title to the Clover Owned Real Property, free and clear of any Lien other than Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase the Clover Owned Real Property, or any portion of the Clover Owned Real Property or interest therein.  There are no parties other than Clover or its Subsidiaries in possession of the Clover Owned Real Property.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect, the Clover Owned Real Property and all buildings, structures, improvements, and fixtures located on the Clover Owned Real Property have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are currently used.
(b)          With respect to the Clover Leased Real Property, the agreements for such property are valid, legally binding, enforceable and in full force and effect in accordance with their terms, and none of Clover or any of its Subsidiaries, or to the Knowledge of Clover, any third party is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of Clover or its Subsidiaries, or to the Knowledge of Clover, any third party or permit termination, modification or acceleration by any third party thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect or have a material adverse effect on the ability of Clover to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.  The Clover Leased Real Property and all buildings, structures, improvements, and fixtures located on the Clover Leased Real Property are suitable for the purposes for which they have currently used, except as would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect.  There are no Contracts or written or oral concessions granting to any Person other than Clover or its Subsidiaries the right to use or occupy any of the Clover Leased Real Property.
(c)          Neither Clover nor any of its Subsidiaries has received any notice of any pending or threatened condemnation of any Clover Owned Real Property or any Clover Leased Real Property by any Governmental Authority, nor, to Clover’s Knowledge, are there any public improvements or re-zoning measures proposed or in progress, in each case, that would reasonably be expected to result in a Clover Material Adverse Effect.
              SECTION 6.11.        Employee Benefits.

(a)          Section 6.11 of the Clover Disclosure Letter sets forth a complete and correct list of each material Benefit Plan (which list as of the date hereof need not include any Clover Non-U.S. Benefit Plan (as defined below) that Clover was not able to schedule on the date hereof, but which list shall be updated by Clover no later than sixty (60) days following the date of this Agreement solely to add such Clover Non-U.S. Benefit Plans and Clover shall make available to Moon a copy of each such Clover Non-U.S. Benefit Plan prior to the expiration of such 60-day period), and separately identifies each material Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Clover Non-U.S. Benefit Plan”).
(b)          With respect to each material Benefit Plan, Clover has made available to Moon, to the extent applicable, prior to the date hereof (or, solely with respect to any Clover Non-U.S. Benefit Plan that Clover was not able to schedule on the date hereof, shall make available to Moon within sixty (60) days following the date of this Agreement) complete and correct copies of (i) the Benefit Plan document, including any amendments or supplements thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Authority received in the last three years with respect to such Benefit Plan.
(c)          Except as would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect, (i) each Benefit Plan (including any related trusts), other than Clover Non-U.S. Benefit Plans, has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by Clover or any Subsidiary with respect to each Benefit Plan have been paid or accrued in accordance with GAAP and (iii) there are no pending or, to Clover’s Knowledge, threatened claims (other than routine claims for benefits) or Actions by a Governmental Authority by, on behalf of or against any Benefit Plan or any trust related thereto.
(d)          With respect to each ERISA Plan, Clover has made available to Moon, to the extent applicable, prior to the date hereof complete and correct copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto and any amendments or supplements thereto).
(e)          Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code and, to Clover’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan.  With respect to any ERISA Plan, neither Clover nor any Subsidiary of Clover has engaged in a transaction in connection with which Clover or a Subsidiary of Clover reasonably would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed by either Section 4975 or 4976 of the Code.

(f)          Neither Clover nor any Person that is a member of a “controlled group of corporations” (as defined in Section 414(b) of the Code), is under “common control” (as defined in Section 414(c) of the Code), or is a member of the same “affiliated service group” (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with Clover has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any material obligation or liability (including any contingent liability) under, (i) a plan that is subject to Section 412 of the Code or Section 302 or title IV of ERISA or (ii) any Multiemployer Plans, in each case, in the last six years.  No Benefit Plan is, and neither Clover nor any Person that is a member of a “controlled group of corporations” (as defined in Section 414(b) of the Code), is under “common control” (as defined in Section 414(c) of the Code), or is a member of the same “affiliated service group” (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with Clover has any liability under, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a Multiple Employer Plan.
(g)          With respect to any ERISA Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then-current value of assets of such ERISA Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of Clover, (iii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been, or is expected to be, incurred by Clover, (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such ERISA Plan and Clover has not received notice from the Pension Benefit Guaranty Corporation of its intent to terminate a plan or appoint a trustee, (v) no application for a waiver of premiums is pending with the Pension Benefit Guaranty Corporation, (vi) except as would not reasonably be expected to be material to Clover, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred and (vii) neither Clover nor any Subsidiary has engaged in a transaction a principal purpose of which was to evade liability under ERISA as contemplated by Section 4069 of ERISA.
(h)          Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and neither Clover nor any of its Subsidiaries has any obligation to provide such benefits.
(i)           Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in material compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.
(j)           Neither the execution, delivery or performance of this Agreement, stockholder adoption or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of Clover or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting or materially increase the amount of compensation due to any such employee, director, officer, or independent contractor or (iii) directly or indirectly require Clover or any of its Subsidiaries to transfer or set aside any assets to fund any payments or benefits under any Benefit Plan.
(k)          Neither the execution, delivery or performance of this Agreement, stockholder adoption or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement or the Transaction Documents could, either alone or in combination with another event, result in the payment of any amount to any current or former employee, director, officer or independent contract of Clover or any of its Subsidiaries that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(l)           Neither Clover nor any of its Subsidiaries has any obligation to provide, and no Benefit Plan or other agreement provides any current or former employee, director, officer or independent contract of Clover or any of its Subsidiaries with the right to, a gross-up, indemnification, reimbursement, make-whole or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.
(m)         Except as would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect, (i) all Clover Non-U.S. Benefit Plans comply in all respects with applicable local Law, and all such plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions determined by qualified actuaries and (ii) as of the date hereof, there is no pending or threatened litigation relating to Clover Non-U.S. Benefit Plans.
              SECTION 6.12.        Labor Matters.
(a)          Section 6.12(a) of the Clover Disclosure Letter sets forth a complete and correct list of any collective bargaining agreement or other material agreement with a labor union, works council or like organization that Clover or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Clover Labor Agreements”), and, to Clover’s Knowledge, there are no activities or Actions by any individual or group of individuals, including representatives of any labor organizations, trade unions or labor unions, to organize any employees of Clover or any of its Subsidiaries.  Clover has made available to Moon prior to the date hereof complete and correct copies of each material Clover Labor Agreement listed in Section 6.12(a) of the Clover Disclosure Letter.
(b)          There are no labor unions, trade unions, works councils or like organizations that represent employees of Clover or any of its Subsidiaries.  The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement or the Transaction Documents, either alone or in combination with another event, will not (i) entitle any third party (including any labor union, trade union, works council or like organization or Governmental Authority) to any payments under any of the Clover Labor Agreements or (ii) require the consent of, or advance notification to, or advance consultation with, any labor union, trade union, works council or like organization with respect to employees of Clover and its Subsidiaries.
(c)          As of the date hereof, there is no strike, lockout, slowdown, work stoppage, organizing activities, unfair labor practice or other material labor dispute, or Proceedings or grievance pending or, to Clover’s Knowledge, threatened against Clover or any of its Subsidiaries.  Each of Clover and its Subsidiaries is in compliance in all material respects with the Clover Labor Agreements.
(d)          Neither Clover nor any of its Subsidiaries has incurred any material liability or obligation under the WARN Act that remains unsatisfied.
(e)          Clover and its Subsidiaries are, and since the Applicable Date, have been, in material compliance with all applicable Laws, rules and regulations, ordinances, Governmental Orders, Contracts, policies, plans and programs relating to employment, employment practices, compensation, the classification of employees as exempt/non-exempt, the classification of individuals as employees or independent contractors, immigration, employee leave, benefits, hours, terms and conditions of employment, and the termination of employment and unemployment insurance.
              SECTION 6.13.        Environmental Matters.
Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a Clover Material Adverse Effect or or have a material adverse effect on the ability of Clover to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole:  (i) Clover and its Subsidiaries have at all times been in compliance with all, and have not violated any, Environmental Laws; (ii) no Clover Owned Real Property or Clover Leased Real Property or any other real property, currently or formerly owned, leased or operated by Clover or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) contain any Hazardous Material under conditions or circumstances that would reasonably be expected to result in liability to Clover or any of its Subsidiaries; (iii) neither Clover nor any of its Subsidiaries is subject to liability for any Hazardous Material present at or on any third-party property or is otherwise subject to any liability regarding any failure to properly store or handle, or any release of or exposure to, any Hazardous Material; (iv) neither Clover nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information or is a party to or the subject of any pending or, to Clover’s Knowledge, threatened Action alleging that Clover or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or regarding any Hazardous Material; (v) neither Clover nor any of its Subsidiaries is subject to any Governmental Order or other arrangement with any Governmental Authority or any indemnity or other agreement with any third party relating to liability or obligations relating to any Environmental Law or regarding any Hazardous Material; and (vi) there are no other circumstances or conditions involving Clover or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law or regarding any Hazardous Material.
              SECTION 6.14.        Taxes.
(a)          Clover and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and correct in all material respects, (ii) have paid all Taxes shown as due on such Tax Returns and all material amounts of Taxes that Clover or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or third party, except with respect to matters contested in good faith by appropriate Actions and for which adequate reserves have been established in accordance with GAAP and (iii) have not waived any statute of limitations with respect to a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency of a material amount of Taxes, in each case in writing, which waiver or extension is currently in effect.  There are no material Tax Liens upon any property or assets of Clover or any of its Subsidiaries except Permitted Liens.
(b)          As of the date hereof, (i) no deficiencies for a material amount of Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Clover or any of its Subsidiaries, (ii) there are not pending or, to Clover’s Knowledge, threatened in writing, any audits, examinations, investigations or other Actions in respect of any material Taxes or material Tax Returns of Clover or any of its Subsidiaries and (iii) no claim has been made by a Governmental Authority in any jurisdiction where Clover or any of its Subsidiaries does not file Tax Returns that Clover or any of its Subsidiaries is or may be subject to material taxation by, or required to file Tax Returns in, such jurisdiction, which claim has not been fully resolved.
(c)          As of the date hereof, neither Clover nor any of its Subsidiaries (i) has been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is Clover or any of its Subsidiaries), (ii) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement, other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes, and the Tax Matters Agreement or (iii) has liability for the Taxes of any Person (other than Clover or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor.
(d)          During the last two years, neither Clover nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.
(e)          Neither Clover nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

(f)          Clover and its Subsidiaries have made adequate provision in accordance with GAAP for any material amounts of Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date hereof.
(g)          Neither Clover nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Closing Date under Section 481(a) of the Code or any similar provision of state, local or foreign Tax Law by reason of a change in or incorrect accounting method.
(h)          Neither Clover nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the Contribution and Distribution from qualifying as a “reorganization” under Sections 368(a), 361 and 355 of the Code or (iii) each of the transactions described on Schedule 7.3(b) from qualifying as either a “distribution” under Section 355 of the Code or as a “reorganization” under Sections 368(a), 361 and 355 of the Code.
(i)          None of Clover, any of its Subsidiaries or a coordinating group described in Treasury Regulations Section 1.355-7(h)(4) of which Clover or any of its Subsidiaries is a part, has acquired actually or constructively under Section 355(e)(4)(C) of the Code stock of Moon.
              SECTION 6.15.        Intellectual Property.
Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of Clover and its Subsidiaries, taken as a whole:
(a)          All registrations and applications of Intellectual Property Rights included in the Clover Owned Intellectual Property are subsisting and unexpired, and, to the Knowledge of Clover, valid and enforceable.
(b)          Clover and its Subsidiaries exclusively own their material Clover Owned Intellectual Property, free and clear of any and all Liens (other than Permitted Liens), and Clover has not since the Applicable Date received any written claim from any other Person challenging the validity, enforceability or ownership of same.
(c)          Since the Applicable Date, the operation of Clover’s and its Subsidiaries’ businesses has not infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person, and neither Clover nor any of its Subsidiaries has since the Applicable Date received any written claim from any other Person alleging the same, except as would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect.  To the Knowledge of Clover, no Person is infringing any Clover Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect.
(d)          Since the Applicable Date, Clover and its Subsidiaries have taken all commercially reasonable actions and have implemented all reasonable policies and procedures to protect (i) its and their material trade secrets and confidential information included in the Clover

Owned Intellectual Property, (ii) any Personal Data collected, stored, used, disclosed, transmitted, processed or disposed of in connection with or by or on behalf of Clover or its Subsidiaries and (iii) the integrity, continuous operation and security of its and their IT Assets, and there has been no unauthorized access to, and no material breaches, outages, violations of, any of the foregoing in clauses (i) – (iii), except as would not, individually or in the aggregate, reasonably be expected to result in a Clover Material Adverse Effect.
SECTION 6.16.        Insurance
Clover and each of its Subsidiaries are covered by insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of Clover and its Subsidiaries that (a) are in full force and effect and (b) are sufficient for compliance with all applicable Laws and Contracts to which Clover or any of its Subsidiaries is a party or by which it is bound and as is customary in the industries in which Clover and its Subsidiaries operate.  All premiums due under such insurance policies and self-insurance programs and arrangements have been paid.
              SECTION 6.17.        Takeover Statutes.
The Clover Board has taken all necessary action to exempt this Agreement, the other Transaction Documents and the transactions contemplated hereby (including the Merger and the Voting Agreement) and thereby from the restrictions set forth in Article X of the Clover Certificate.  No Takeover Statute or any anti-takeover provision in Clover’s Organizational Documents is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.
              SECTION 6.18.        Brokers and Finders.
Other than Citigroup Global Markets Inc. and Baird (the fees and expenses of which will be paid by Clover), no broker, finder, investment banker, financial advisor or other similar Person is entitled to any brokerage fee, finders fee or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Clover or any Clover Subsidiary.
SECTION 6.19.        Proxy Statement; Registration Statements
None of the information regarding Clover or the Clover Subsidiaries or the transactions contemplated by this Agreement or the Transaction Documents provided by Clover specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the Clover Registration Statement, the SpinCo Registration Statement or the Distribution Documents will, in the case of the definitive Proxy Statement or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement and any amendment or supplement thereto, or, in the case of the Clover Registration Statement, the SpinCo Registration Statement and the Distribution Documents, at the time such registration statement becomes effective, at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and the Clover Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Clover with respect to information provided by Moon or SpinCo specifically for inclusion in, or incorporation by reference into, the Proxy Statement or the Clover Registration Statement.
              SECTION 6.20.        No Other Moon or SpinCo Representations or Warranties.
Clover acknowledges and agrees that, except for the representations and warranties of Moon and SpinCo expressly set forth in this Agreement or any Transaction Document, neither Moon, SpinCo nor any of their respective Subsidiaries nor any other Person acting on behalf of Moon, SpinCo or any of their respective Subsidiaries makes any representation or warranty, express or implied and Clover is not relying on any representations or warranties, express or implied, other than the representations and warranties expressly set forth in Article IV and Article V. Without limiting the generality of the foregoing, Clover acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to the SpinCo Business that may have been made available to Clover, Merger Sub or any of their Representatives by Moon, SpinCo or their respective Representatives.
SECTION 6.21.        Financing
(a)          As of the date hereof, the Financing Commitment Letter has not been amended, waived or modified by or with the consent of Clover, and the respective commitments contained in the Financing Commitment Letter have not been withdrawn, modified or rescinded in any respect.  Except for the Financing Commitment Letter, Clover has not entered into any side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitment Letter and delivered to Moon prior to the date of this Agreement.
(b)          The Financing Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Clover and, to the Knowledge of Clover, the other parties thereto (other than SpinCo). As of the date of this Agreement, no event has occurred and on the Closing Date, no event shall have occurred and be continuing, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Clover under any term or condition of the Financing Commitment Letter. Clover has fully paid any and all commitment fees, any other fees or any other amounts required by the Financing Commitment Letter to be paid on or before the date of this Agreement and Clover represents that it shall fully pay or cause to be paid any other fees or other amounts that are due under the Financing Commitment Letter or any related fee letter.  Other than as set forth in the Financing Commitment Letter, there are no conditions precedent to the funding of the full amount of the Financing. As of the date hereof, Clover has no reason to believe that any of the conditions to the Financing to be satisfied by it will not be satisfied on a timely basis or that the Financing will not be available to SpinCo immediately prior to the Distribution.

ARTICLE VII
COVENANTS
SECTION 7.1.          Conduct of Business by Clover and Merger Sub Pending the Merger
(a)          Clover covenants and agrees as to itself and its Subsidiaries that, following the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”) unless Moon shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), and except (x) as otherwise required or expressly contemplated by this Agreement (including as set forth in Section 7.1(a) of the Clover Disclosure Letter) or the Transaction Documents or (y) as required by applicable Law, the business of Clover and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and, to the extent consistent therewith, Clover and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents.  Without limiting the generality of, and in furtherance of, the foregoing, during the Interim Period, except (w) as otherwise required or expressly contemplated by this Agreement or the Transaction Documents, (x) as Moon may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (y) as required by Law or (z) as set forth in the corresponding subsection of Section 7.1(a) of the Clover Disclosure Letter, Clover will not and will not permit its Subsidiaries to:
(i)           adopt, make or propose any change in the Organizational Documents of Clover;
(ii)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than acquisitions of goods or services in the ordinary course of business consistent with past practice or any acquisitions with a value not exceeding of $50,000,000 in the aggregate (in each case, subject to Section 7.6(f));
(iii)         issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Clover or any of its Subsidiaries (other than the issuance of shares (A) by a wholly owned Subsidiary of Clover to Clover or another wholly owned Subsidiary or (B) in respect of the settlement of Clover Equity Awards in accordance with their terms and, as applicable, the Clover Stock Plan as in effect on the date hereof), securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than the issuance of annual Clover Equity Awards and issuance of Clover Equity Awards in connection with new hires or promotions, in each case, in the ordinary course of business consistent with past practice);

(iv)         make any material loans, advances, guarantees or capital contributions to or investments in any Person (other than to Clover or a wholly owned Subsidiary of Clover) other than (x) in the ordinary course of business consistent with past practice or (y) in an amount not to exceed $10,000,000 in the aggregate (in each case, subject to Section 7.6(f));
(v)          (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for dividends paid by any direct or indirect wholly owned Subsidiary of Clover to Clover or to any other direct or indirect wholly owned Subsidiary of Clover or (B) enter into any agreement with respect to the voting of its capital stock;
(vi)         reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than (i) the withholding of shares to satisfy withholding Tax obligations upon the exercise, vesting or settlement of Clover Equity Awards in accordance with their terms and, as applicable, the Clover Stock Plans as in effect on the date hereof and (ii) repurchases of shares of Clover Common Stock pursuant to Clover’s announced stock repurchase program);
(vii)        incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Clover or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business, (B) indebtedness for borrowed money under Clover’s existing revolving credit facility incurred in the ordinary course of business, (C) indebtedness for borrowed money under letters of credit, bonds, sureties or similar credit support or assurances in the ordinary course of business or (D) guarantees of indebtedness of wholly owned Subsidiaries of Clover;
(viii)       make any material changes with respect to accounting policies or procedures, except as required by GAAP;
(ix)         compromise, settle or agree to settle any Actions or investigation (including any Action or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business that (i) other than pursuant to clause (ii) directly below, involve only the payment of monetary damages not in excess of $5,000,000 individually or $25,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Clover or its Subsidiaries or (ii) involve the payment of an amount not in excess of $20,000,000 in the aggregate for Actions relating to, or arising from, alleged exposure to asbestos;
(x)          transfer, sell, lease, license, mortgage, pledge, surrender, encumber (other than an encumbrance that constitutes a Permitted Lien), divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, rights, properties or businesses, in whole or in part, except for (A) non-exclusive licenses, (B) sales or other dispositions of obsolete assets or sales of inventory, (C) cancellations, abandonments, lapses or expirations of non-material registrations or applications of Intellectual Property Rights, in each case of (A), (B) and (C), in the ordinary course of business, or (D) other dispositions of assets in an amount not to exceed $50,000,000 in the aggregate;

(xi)         except as otherwise required by existing Benefit Plans, policies or Contracts, (A) adopt, enter into, amend or increase the benefits under any Benefit Plan if such action would increase the benefits provided to any employee of Clover or any of its subsidiaries or the cost for providing such benefits (except to the extent permitted by the following clause (B)) or (B) grant any increase in compensation or severance pay to any employee of Clover or any of its subsidiaries other than (x) increases in base salary or wages for employees whose base compensation is less than $225,000 in the ordinary course of business consistent with past practice, (y) annual merit-based increases to employee salaries and base wage rates in the ordinary course of business or (z) in connection with a promotion or job reassignment in the ordinary course of business;
(xii)        materially change any actuarial or other assumptions used to calculate funding obligations with respect to any ERISA Plan in which employees of Clover or any of its subsidiaries participate that is required by Law to be funded or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or the IRS;
(xiii)       become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a trade union, labor union, works council or similar organization;
(xiv)       adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other material reorganization;
(xv)        (i) except in the ordinary course of business or as required by Law, terminate or fail to use commercially reasonable efforts to renew any Clover Material Contract to which Clover or any of the Clover Subsidiaries is a party or modify, amend, waive, release or assign any material rights or claims thereunder or (ii) except in the ordinary course of business, enter into any Contract that would have been a Clover Material Contract were it in effect as of the date hereof;
(xvi)       engage in any activity that would constitute a breach of Section 6.01 of the Employee Matters Agreement if the Employee Matters Agreement were fully executed and effective as of the date hereof;
(xvii)      make, change or revoke any material Tax election or settle, compromise or abandon any material Tax liability, in each case (i) other than in the ordinary course of business or (ii) as would not be likely to have a material and adverse impact on Clover and the Clover Subsidiaries taken as a whole; or
(xviii)     agree, commit, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.
(b)          In addition, during the Interim Period, Clover shall and shall cause each of the Clover Subsidiaries to (i) prepare and timely file all Tax Returns that it is required to file; (ii) timely pay all Taxes shown to be due and payable on such Tax Returns; and (iii) promptly notify Moon of any notice of any Action or audit in respect of any Tax matters (or any significant developments with respect to ongoing Actions or audits in respect of such Tax matters).

              SECTION 7.2.          Conduct of Business by Moon and SpinCo Pending the Merger .
(a)          Moon covenants and agrees as to itself and its Subsidiaries (including the SpinCo Entities) that, during the Interim Period, unless Clover shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), and except (x) as otherwise required or expressly contemplated by this Agreement (including as set forth in Section 7.2(a) of the SpinCo Disclosure Letter), the Reorganization or the Transaction Documents, or (y) as required by applicable Law, the SpinCo Business shall be conducted in the ordinary course of business consistent with past practice and, to the extent consistent therewith, it and the SpinCo Entities shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the SpinCo Business’ and SpinCo Entities’ present employees and agents.  Without limiting the generality of, and in furtherance of, the foregoing, during the Interim Period, except (w) as required or expressly contemplated by this Agreement, the Reorganization or the Transaction Documents, (x) as Clover may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (y) as required by Law or (z) as set forth in the corresponding subsection of Section 7.2(a) of the SpinCo Disclosure Letter, Moon will not and will not permit the SpinCo Entities to, in each case with respect to the SpinCo Business:
(i)           adopt, make or propose any change in the Organizational Documents of any SpinCo Entity;
(ii)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties (including owned real properties), interests (including leasehold interests in real properties) or businesses, other than (A) acquisitions of goods or services in the ordinary course of business consistent with past practice or (B) any acquisitions with a value not exceeding $50,000,000 in the aggregate (in each case, subject to Section 7.6(f)); provided, except with respect to any Owned Real Property or Leased Real Property that is included in the PFS Acquisition or which would be an Excluded Asset, the foregoing $50,000,000 basket shall not apply with respect to any Owned Real Property or Leased Real Property that (i) is subject to any known material Hazardous Materials or material violations of any Environmental Law or (ii) is located in any country set forth in Section 7.2(a)(ii)(z) of the SpinCo Disclosure Letter;
(iii)         issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of a SpinCo Entity, securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than issuances to SpinCo Entities and rights arising from the Distribution);
(iv)         make any material loans, advances, guarantees or capital contributions to or investments in any Person, other than to SpinCo or a wholly owned SpinCo Subsidiary;

(v)          (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock of a SpinCo Entity except for dividends paid by any direct or indirect wholly owned Subsidiary of SpinCo to SpinCo or to any other direct or indirect wholly owned Subsidiary of SpinCo or (B) enter into any agreement with respect to the voting of the capital stock of a SpinCo Entity;
(vi)         reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of a SpinCo Entity (other than the withholding of shares to satisfy withholding Tax obligations upon the exercise, vesting or settlement of Moon Equity Awards in accordance with their terms and, as applicable, the Moon Stock Plans as in effect on the date here);
(vii)        to incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of SpinCo or any SpinCo Subsidiary, in each case, that would be a SpinCo Liability at the Effective Time, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice not to exceed $50,000,000 in the aggregate, (B) indebtedness for borrowed money under letters of credit, bonds, sureties or similar credit support or assurances in the ordinary course of business, (C) the Total SpinCo Debt (as defined in the Separation and Distribution Agreement) or (D) indebtedness or guarantees of indebtedness among wholly owned Subsidiaries of SpinCo or SpinCo;
(viii)       make any material changes with respect to accounting policies or procedures of any SpinCo Entity or the SpinCo Business, except as required by GAAP;
(ix)          compromise, settle or agree to settle any Actions or investigation (including any Action or investigation relating to this Agreement or the transactions contemplated hereby) that would be SpinCo Assets or SpinCo Liabilities at the Effective Time, other than compromises, settlements or agreements in the ordinary course of business that (i) other than pursuant to clause (ii) directly below, involve only the payment of monetary damages not in excess of $5,000,000 individually or $25,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, any SpinCo Entity or (ii) involve the payment of an amount not in excess of $2,000,000 in the aggregate for Actions relating to, or arising from, alleged exposure to asbestos;
(x)          transfer, sell, lease, license, mortgage, pledge, surrender, encumber (other than an encumbrance that constitutes a Permitted Lien), divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, rights, properties or businesses, in whole or in part, that would be SpinCo Assets at the Effective Time; except for (A) non-exclusive licenses, (B) sales or other dispositions of obsolete assets or sales of inventory, (C) cancellations, abandonments, lapses or expirations of non-material registrations or applications of Intellectual Property Rights, in each case of (A), (B) and (C), in the ordinary course of business, or (D) other dispositions of assets in an amount not to exceed $10,000,000 in the aggregate;

(xi)         except as otherwise required by existing Benefit Plans, Law, policies or Contracts or where the cost thereof would be entirely borne by Moon, (A) adopt, enter into, amend or increase the benefits under any Benefit Plan if such action would increase the benefits provided to any SpinCo Employee or the cost for providing such benefits (except to the extent permitted by the following clause (B)), or (B) grant any increase in compensation or severance pay to any SpinCo Employee other than  (x) increases in base salary or wages for SpinCo Employees whose base compensation is less than $225,000 in the ordinary course of business consistent with past practice, (y) annual merit-based increases to employee salaries and base wage rates in the ordinary course of business or (z) in connection with a promotion or job reassignment in the ordinary course of business;
(xii)        materially change any actuarial or other assumptions used to calculate funding obligations with respect to any ERISA Plan in which SpinCo Employees participate with respect to SpinCo Employees that is required by Law to be funded or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or the IRS;
(xiii)        with respect to the SpinCo Business, (A) hire any new employee (other than to replace a terminated employee or, solely where such employee would be a Group 1 Employee, Group 2 Employee or Group 3 Employee (as each such term is defined in the Employee Matters Agreement) upon hiring, to fill open job positions in the ordinary course of business) or assign any existing Moon employee to the SpinCo Business such that such individual becomes a SpinCo Employee, or (B) transfer the employment or reallocate the duties or responsibilities of any SpinCo Employee employed as of the date of this Agreement, such that such Person would not be a SpinCo Employee at the Closing;
(xiv)       become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a trade union, labor union, works council or similar organization;
(xv)        except as set forth on Section 7.2(a)(xv) of the SpinCo Disclosure Letter, issue to SpinCo Employees any additional awards under the Moon Stock Plans that would be subject to Section 3.4, or modify or waive the terms of any outstanding Moon Equity Awards that are subject to Section 3.4, or modify or waive the terms of any Moon Stock Plan as applied to any outstanding awards under such Moon Stock Plans that are subject to Section 3.4;
(xvi)       engage in any activity that would constitute a breach of Section 6.02 of the Employee Matters Agreement if the Employee Matters Agreement were fully executed and effective as of the date hereof;
(xvii)      (i) except in the ordinary course of business, or as required by Law, terminate or fail to use commercially reasonable efforts to renew any SpinCo Material Contract to which SpinCo or any of the SpinCo Subsidiaries is a party or modify, amend, waive, release or assign any material rights or claims thereunder or (ii) except in the ordinary course of business, enter into any Contract that would have been a SpinCo Material Contract if it were in effect as of the date hereof;

(xviii)     except in the ordinary course of business, enter into or amend any agreement or arrangement that will be a SpinCo Contract as of the Closing with any Affiliate of Moon or any Moon Subsidiary (other than SpinCo or a SpinCo Subsidiary);
(xix)        amend or modify the acquisition agreement (other than immaterial amendments or modifications) or amend or modify in any material respect any ancillary agreement in respect of the acquisition set forth on Section 7.2(a)(xix) of the SpinCo Disclosure Letter (the “Pending Acquisition” and such agreements, the “Pending Acquisition Agreements”), waive, release or assign any rights, obligations or conditions under any Pending Acquisition Agreements in a manner materially adverse to SpinCo, grant any material affirmative consent under any Pending Acquisition Agreement or fail to use commercially reasonable efforts to complete such Pending Acquisition on the terms and conditions set forth in the Pending Acquisition Agreement;
(xx)         fail to make an amount of capital expenditures for the SpinCo Business set forth in Section 7.2(a)(xx) of the SpinCo Disclosure Letter, excluding variations below such amount not exceeding 5.0%, in the aggregate;
(xxi)        adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other material reorganization;
(xxii)       make, change or revoke any material Tax election in respect of the SpinCo Business that would bind any SpinCo Entity for periods following the Effective Time or settle, compromise or abandon any material Tax liability for which a SpinCo Entity would be responsible under the Tax Matters Agreement, in each case other than (i) in the ordinary course of business or (ii) as would not be likely to have a material and adverse impact on the SpinCo Entities, taken as a whole;
(xxiii)      take or refrain from taking any action in respect of working capital of the SpinCo Business that is outside of the ordinary course of business consistent with past practices, including (w) delaying the payment of accounts payable of, or other amounts owed to any Person by, the SpinCo Business, (x) accelerating the receipt of accounts receivable of, or other amounts owed by any Person to, the SpinCo Business, (y) deferring the purchase of inventory pursuant to orders received or anticipated, or (z) amending or waiving any credit or collection policy of the SpinCo Business, in each case of clauses (w), (x), (y) and (z) other than in the ordinary course of business consistent with past practice; or
(xxiv)      agree, commit, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.
(b)          In addition, during the Interim Period, Moon shall cause each SpinCo Entity to (i) prepare and timely file all Tax Returns that it is required to file; (ii) timely pay all Taxes shown to be due and payable on such Tax Returns; and (iii) promptly notify Clover of any notice of any Action or audit in respect of any Tax matters (or any significant developments with respect to ongoing Actions or audits in respect of such Tax matters).

SECTION 7.3.          Tax Matters
(a)          This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368‑2(g) of the Treasury Regulations and the Parties hereby adopt it as such. From and after the date of this Agreement and until the Effective Time, each Party shall use its reasonable best efforts to ensure the Tax‑Free Status of the External Transactions and shall not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax‑Free Status of the External Transactions. Following the Effective Time, none of Moon, Clover or any of their Affiliates shall knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Tax‑Free Status of the External Transactions.
(b)          Clover and Moon shall cooperate and use their respective reasonable best efforts in order for:
(i)           Clover to obtain the opinion of Clover Tax Counsel, in form and substance reasonably acceptable to Clover, dated as of the Closing Date, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters to the effect that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and no income, gain or loss will be recognized by any of Clover, Merger Sub, SpinCo or the holders of SpinCo Common Stock as a result of the Merger (except with respect to the receipt of cash in lieu of fractional shares of Clover Common Stock) (such opinion of such Clover Tax Counsel, the “Clover Tax Opinion”); and
(ii)          Moon to obtain the opinion of Moon Tax Counsel, in form and substance reasonably acceptable to Moon, dated as of the Closing Date, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters, (I) as to the Tax-Free Status of the External Transactions; (II) that, for U.S. federal income Tax purposes, each of the transactions described on Schedule 7.3(b) will qualify as either a “distribution” under Section 355 of the Code or as a “reorganization” under Section 368(a), including by way of Sections 361 and  355 of the Code, as applicable, and no income, gain or loss will be recognized by the parties thereto (as determined for U.S. federal income Tax purposes) that is subject to U.S. federal income Tax; and (III) covering any other matters reasonably requested by Moon with respect to the Tax treatment of material transactions undertaken pursuant to the Plan of Reorganization (such opinion of Moon Tax Counsel, the “Moon Tax Opinion”).  Notwithstanding the foregoing, no additional opinion described in clause (III) of the previous sentence shall be a condition to Closing, and to the extent that Moon receives the ruling described in Section 2.1(d) of the Separation and Distribution Agreement, the opinion of Moon Tax Counsel as it relates to clause (b) of the definition of Tax-Free Status of the External Transactions shall be waived by Moon, or Moon Tax Counsel shall provide such opinion on the basis of such ruling.
(c)          As a condition precedent to the rendering of the Moon Tax Opinion and the Clover Tax Opinion, Clover, Moon and SpinCo, and others, if required, shall, as of the Closing Date, execute and deliver to Moon Tax Counsel and Clover Tax Counsel the Tax

Representation Letters. In addition, Clover, Moon and SpinCo, and others, if required, shall, as of the date for filing the Clover Registration Statement (or such other date(s) as determined necessary by counsel in connection with the filing of the Clover Registration Statement or its exhibits), execute and deliver to Moon Tax Counsel and Clover Tax Counsel the Tax Representation Letters, dated and executed as of the applicable filing date.
SECTION 7.4.          Preparation of the Registration Statements, Proxy Statement and Schedule TO; Clover Stockholders Meeting
(a)          Registration Statements; Proxy Statement; Schedule TO. As promptly as practicable after the delivery by Moon of the Audited Financial Statements, any applicable Interim Financial Statements, the Rule 3-05 Audited Financial Statements, and any applicable Rule 3-05 Interim Financial Statements pursuant to Section 7.17, to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement (i) Clover, Moon and SpinCo shall jointly prepare and Clover shall file with the SEC, the Proxy Statement to be sent to the holders of Clover Common Stock relating to the Clover Stockholders Meeting and the Clover Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Clover Common Stock to be issued in the Merger; (ii) Clover, Moon and SpinCo shall jointly prepare and Moon shall file with the SEC the SpinCo Registration Statement; and (iii) if the Distribution is effected in whole or in part as an exchange offer, Moon shall prepare and file with the SEC, when and as required, a Schedule TO and other filings pursuant to Rule 13e‑4 under the Exchange Act (collectively, the “Schedule TO”). The Clover Registration Statement, the Proxy Statement, the SpinCo Registration Statement and the Schedule TO shall comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.
(b)          Each of Clover, Moon and SpinCo shall use its reasonable best efforts to have the Clover Registration Statement and the SpinCo Registration Statement (together, the “Registration Statements”) declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Clover Registration Statement and the SpinCo Registration Statement, each of Clover, Moon and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with, in the case of Clover, the issuance of Clover Common Stock and, in the case of Moon and SpinCo, the Distribution. As promptly as practicable after the SpinCo Registration Statement shall have become effective, Moon shall cause the Distribution Documents to be mailed to holders of Moon Common Stock. As promptly as practicable after the Clover Registration Statement shall have become effective, Clover shall cause the Proxy Statement to be mailed to Clover’s stockholders. No filing of, or amendment or supplement to, the Clover Registration Statement or the Proxy Statement will be made by Clover without providing Moon and SpinCo with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Clover). No filing of, or amendment or supplement to, the SpinCo Registration Statement or the Schedule TO, if applicable, will be made by Moon or SpinCo without providing Clover with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Moon).

(c)          If at any time prior to the Effective Time any information relating to Clover, Moon or SpinCo, or any of their respective Affiliates, directors or officers, is discovered by Clover, Moon or SpinCo to be required to be set forth in an amendment or supplement to the Clover Registration Statement, the Proxy Statement, the SpinCo Registration Statement or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly prepared by the Parties and filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Clover. Each Party shall notify the other Party promptly of the time when the Clover Registration Statement or the SpinCo Registration Statement has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of Clover Common Stock issuable in connection with the Merger or shares of SpinCo Common Stock issuable in the Distribution for offering or sale in any jurisdiction. In addition, each Party agrees to provide the other Parties and their respective counsel with copies of any written comments, and shall inform the other Party of any oral comments, that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Clover Registration Statement, the Proxy Statement, the SpinCo Registration Statement or the Schedule TO promptly after receipt of such comments, and any written or oral responses thereto. Each Party and its respective counsel shall be given a reasonable opportunity to review any such written responses and each Party shall give due consideration to the additions, deletions or changes suggested thereto by the other Parties and their respective counsel.
(d)          In connection with the filing of the Registration Statements and other SEC filings contemplated hereby, Moon shall use its reasonable best efforts to (i) cooperate with Clover to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X; and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Moon to discuss the materials prepared and delivered pursuant to this Section 7.4(d).
(e)          Moon and SpinCo agree to promptly provide Clover with the information concerning Moon and SpinCo and their respective Affiliates required to be included in the Proxy Statement and the Clover Registration Statement. In furtherance of the foregoing, Moon and SpinCo shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause their respective Representatives to, furnish promptly to Clover such additional financial and operating data and other information, as to the SpinCo Business as Clover may require in connection with the preparation of the Proxy Statement and the Clover Registration Statement.
(f)          Clover agrees to promptly provide Moon and SpinCo with the information concerning Clover and its Affiliates required to be included in the SpinCo Registration Statement and the Schedule TO. In furtherance of the foregoing, Clover shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause its Representatives to, furnish promptly to Moon and SpinCo such additional financial and operating data and other information, as to it and its Subsidiaries’ businesses as Moon and SpinCo may require in connection with the preparation of the SpinCo Registration Statement and the Schedule TO.

(g)
(i) Clover shall establish a record date for, and, as soon as practicable following the effectiveness of the Clover Registration Statement, duly call and give notice of and convene and, as soon as practicable thereafter, hold a meeting of its stockholders (the “Clover Stockholders Meeting”) for the purpose of seeking the Clover Stockholder Approval. Clover shall not postpone, delay or adjourn, or change the record date with respect to, the Clover Stockholders Meeting, without the prior written consent of Moon (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Clover may, after consultation with Moon, and, in the case of clause (A) below upon the reasonable request of Moon shall, adjourn the Clover Stockholders Meeting (A) for a period reasonably necessary to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Clover Stockholder Approval would not otherwise be obtained, (B) for a period reasonably necessary if a quorum has not been established, (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Clover Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Clover stockholders prior to the Clover Stockholders Meeting; or (D) for a period reasonably necessary if required by Law.
(ii) Unless the Clover Board shall have effected a Clover Change of Recommendation in accordance with Section 7.10, Clover shall, through the Clover Board, make the Clover Recommendation and include such Clover Recommendation in the Proxy Statement and use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the Clover Stockholder Approval, and (B) take all other actions necessary or advisable to secure the Clover Stockholder Approval.
(iii) Notwithstanding any Clover Change of Recommendation, unless this Agreement is terminated in accordance with its terms, the obligations of the Parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the Clover Share Issuance shall be submitted to the stockholders of Clover for approval at the Clover Stockholders Meeting whether or not (x) the Clover Board shall have effected a Clover Change of Recommendation or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Clover or any of its Representatives. Notwithstanding anything to the contrary contained in this Agreement, Clover shall not be required to hold the Clover Stockholders Meeting if this Agreement is validly terminated.
SECTION 7.5.          Listing
As promptly as practicable following the date hereof, Clover shall make application to the NYSE for the listing of the shares of Clover Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use all reasonable best efforts to cause such shares to be approved for listing on the NYSE, subject to official notice of issuance.
SECTION 7.6.          Reasonable Best Efforts

(a)          Subject to the terms and conditions of this Agreement, each Party will use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing all forms, registrations, petitions, notices, and filings required to be made to consummate the Merger and the other transactions contemplated by this Agreement; (ii) satisfying the conditions to consummating the Merger and the other transactions contemplated by this Agreement; (iii) taking all reasonable actions to avoid or eliminate each and every impediment to Closing, including obtaining any material consent, authorization, waiver, license, order, waiting period expiration, approval, permit, exemption, or clearance from any third party, which are necessary or advisable to be obtained in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including, for the avoidance of doubt, as required under the HSR Act and under the Competition Laws of the jurisdictions set forth in Schedule 7.6(a)) (collectively, the “Approvals”); and (iv) using reasonable best efforts not to take any action after the date of this Agreement that would reasonably be expected to result in a material delay in obtaining, or in not obtaining, any Approvals.
(b)          In furtherance and not in limitation of the foregoing, the parties agree (i) as promptly as practicable and advisable, and in any event no later than 20 Business Days after the date of this Agreement, to prepare and submit Notification and Report Forms as required under the HSR Act; (ii) as promptly as practicable and advisable, to prepare and submit any notification required under the Competition Laws of any of the jurisdictions listed in Schedule 7.6(b); and (iii) as promptly as practicable and advisable, to prepare and submit all other necessary filings with other Governmental Authorities relating to the Merger; and (iv) as promptly as practicable following the receipt thereof, respond to (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by either Party from any Governmental Authority.
(c)          Notwithstanding anything in this Agreement to the contrary, Clover and Moon shall jointly determine the strategy to be pursued for obtaining all Approvals and clearances (other than any strategy related to Remedial Actions) under any Competition Law, including with respect to any filings, notifications, submissions, and communications made in connection with the obtaining of the required Approvals or clearance under any Competition Law; provided that, Clover shall (subject to Section 7.6(d) below) determine, after consultation with and taking into account in good faith any suggestions of Moon with respect thereto, the strategy to be pursued with respect to whether and to what extent to offer, or agree to sell, divest, lease, license, transfer, dispose of, hold separate, or place any restrictions on the operation of any assets, licenses, operations, rights, product lines, businesses, or interests therein of Clover or SpinCo (a “Remedial Action”); provided that the Parties shall act reasonably promptly and cooperate in connection herewith in a manner designed to cause the Closing not to occur materially later than the date the Closing would otherwise have occurred if it had not been necessary to obtain Approvals and clearances under Competition Laws.
(d)          Without limiting this Section 7.6, but subject to the next sentence of this Section 7.6(d), each Party will take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR

Act or any other Competition Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of SpinCo (or the SpinCo Subsidiaries) or Clover (or the Clover Subsidiaries), as applicable, or otherwise taking or committing to take action that limits SpinCo’s or the SpinCo Subsidiaries’ or Clover’s or the Clover Subsidiaries’, as applicable, freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of SpinCo (or the SpinCo Subsidiaries) or Clover (or the Clover Subsidiaries) in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing; provided, however, (A) Moon shall not take or agree to any of the foregoing actions in connection with the matters contemplated by this Section 7.6(d) without the prior written consent of Clover and (B) that the Parties shall not be required to take and shall not take or agree to take any of the foregoing actions in connection with the matters contemplated by this Section 7.6(d) that require sales, divestitures, dispositions, licenses or other Remedial Action in respect of any assets or businesses of Clover (or the Clover Subsidiaries) or SpinCo (or the SpinCo Subsidiaries) (x) that, in the aggregate in the United States account for more than $200 million of revenue generated during the 12-month period ended December, 31, 2019 or (y) that, in the aggregate in all jurisdictions including outside of the United States, account for more than $400 million of revenue generated during the 12-month period ended December 31, 2019; provided, further, that the effectiveness of any such sale, divestiture or disposition License or other Remedial Action or commitment shall be conditioned upon the Closing occurring. For the avoidance of doubt, nothing in this Agreement shall require Moon to agree to any sale, divestiture, licensing or disposition of any assets or businesses, or restriction or change in the ownership, conduct or operations of any assets or businesses, in each case, that are not included in the SpinCo Business.
(e)          The Parties shall cooperate in all respects with each other in connection with all actions to be taken pursuant to this Section 7.6, including in the preparation and making of filings contemplated by Section 7.6(b).  Moon shall use its reasonable best efforts to provide to Clover all necessary information and assistance as Clover may reasonably require in responding to any Governmental Authority’s request for additional information or in connection with any other investigation or inquiry, including any proceeding initiated by a third party. Each Party shall keep the other Party and its counsel reasonably informed of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other U.S. or foreign Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (and in each case, if any such communication is in writing, share a copy with the other Party).  Each Party shall consult with the other in advance of any meeting or conference with the DOJ, the FTC, or any other Governmental Authority, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.  The parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.6(e) as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.  Notwithstanding anything to the contrary in this Section 7.6(e), materials provided pursuant to this Section 7.6(e) may be redacted (i) to remove references concerning valuation; (ii) to the extent necessary to comply with contractual arrangements; and (iii) to the extent necessary to address reasonable privilege and confidentiality concerns.
(f)          Neither Clover nor Moon shall enter into any transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect such Party’s ability to (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, orders and approvals required under any other Competition Law applicable to the transactions contemplated by this Agreement, or (ii) obtain all authorizations, consents, orders and approvals of Government Authorities necessary for the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.
SECTION 7.7.          Financing
(a)          Clover shall, and shall cause its Subsidiaries to, use reasonable best efforts to take (or cause to be taken) all actions necessary, proper or advisable to arrange as promptly as reasonably practicable prior to the Closing (i) the Financing on the terms and conditions (including any “market flex” provisions included in any related flex letter) set forth in the executed commitment letter (including: (A) all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement; (B) any associated flex letter (together, the “SpinCo Financing Commitment Letter”); (C) any associated fee letter; and (D) any other associated side letter or other agreement or arrangement containing conditions to the funding of the full amount of the Financing (together with the SpinCo Financing Commitment Letter, the “Financing Commitment Letter”)) from Citi, KKR Capital Markets LLC, KKR Corporate Lending LLC and Goldman Sachs Bank USA (together with all additional lenders and financing sources added to the SpinCo Financing Commitment Letter or Financing Commitment Letter, the “Lenders”), pursuant to which, among other things, the Lenders have committed to provide SpinCo with debt financing with net proceeds of $1,900,000,000 for the purpose of making the SpinCo Payment (as defined in the Separation and Distribution Agreement) (the debt financing contemplated by the Financing Commitment Letter, being referred to as the “Financing”) or on such other terms that would not be prohibited by Section 7.7(b) or (ii) in the event all or any portion of the Financing pursuant to the Financing Commitment Letter becomes unavailable, the Alternative Financing on the terms and conditions set forth in the Alternative Commitment Letter (including any “market flex” provisions included in any flex letter relating thereto) or on such other terms as would not be prohibited by Section 7.7(b). Clover shall, and shall cause its Subsidiaries to, use reasonable best efforts to (A) maintain the Financing Commitment Letter in effect until the earlier of the initial funding of the Financing or the effectiveness of the Financing Agreements, (B) negotiate definitive agreements with respect to the Financing, on the terms and conditions contained in the Financing Commitment Letter (including any “market flex” provisions included in any related flex letter) or on such other terms that would not be prohibited by Section 7.7(b) (the “Financing Agreements”) and shall deliver to SpinCo a copy thereof as promptly as practicable (and no later than one (1) Business Day after such execution), and upon the effectiveness thereof, maintain the Financing Agreements in effect until the initial funding of the Financing, (C) comply with the obligations that are set forth in the Financing Commitment Letter that are applicable to Clover or any Subsidiary of Clover and satisfy on a timely basis all conditions precedent to the availability of the Financing set forth in the Financing Commitment Letter and the Financing Agreements that are within its control, (D) fully enforce the rights of Clover under the Financing Commitment Letter and the Financing Agreements, and (E) use reasonable best efforts to arrange for the Financing to be available for SpinCo to draw upon and consummate at or prior to the Distribution. In the event the Financing in the amounts set forth in the Financing Commitment Letter or the Financing Agreements, or any portion thereof, becomes unavailable, or it becomes reasonably likely that it may become unavailable, on the terms and conditions contemplated in the Financing Commitment Letter (including any “market flex” provisions included in any related flex letter) or the Financing Agreements, Clover shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain promptly alternative financing, from the same or alternative financing sources, in an amount sufficient to make the SpinCo Payment, and which Alternative Financing shall not contain conditions precedent to the funding thereof that are less favorable to Clover or SpinCo than the conditions precedent with respect to the Financing set forth in the Financing Commitment Letter and to obtain, and, when obtained, to provide promptly to SpinCo a copy of, a new financing commitment that provides for such Alternative Financing (the “Alternative Commitment Letter”) and to negotiate definitive agreements with respect thereto on the terms and conditions contained therein (the “Alternative Financing Agreements”); provided that the terms of any Alternative Financing must be consistent with the Tax-Free Status of the External Transactions, as reasonably determined by Moon and SpinCo. In the event any Alternative Financing is obtained, any reference in this Agreement to “Financing” shall include such Alternative Financing, any reference to “Financing Commitment Letter” shall include the Alternative Commitment Letter with respect to such Alternative Financing, any reference to “Lenders” shall include the financial institutions providing such Alternative Financing, and any reference to “Financing Agreements” shall include any definitive agreements with respect to such Alternative Commitment Letter, and all obligations of each Party pursuant to this Section 7.7 shall be applicable thereto to the same extent as such Party’s obligations, as the case may be, with respect to the Financing. Clover shall promptly pay all commitment, engagement or arrangement fees, ticking fees, structuring fees, upfront fees or similar fees and expenses associated with the Financing (including as a result of the exercise of any “market flex” provisions in any flex letter by the Lenders) (the “Commitment Fee Expenses”) which Commitment Fee Expenses may not be netted from the proceeds of the Financing, except to the extent the amount of the Financing is increased to fund flex OID as contemplated by the Financing Commitment Letter.
(b)
(i)           Without limitation of the obligations of Clover under this Agreement, Clover shall give SpinCo prompt written notice if Clover becomes aware of (w) any breach (or threatened breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Financing Commitment Letter or the Financing Agreements; (x) any actual or threatened withdrawal, repudiation or termination of the Financing by any of the Lenders; (y) any material dispute or disagreement between or among any of the parties to the Financing Commitment Letter or the Financing Agreements relating to, or otherwise potentially affecting, the amount or the availability of the Financing on the Closing Date or satisfaction of the conditions thereunder; and (z) any amendment or modification of, or waiver under, the Financing Commitment Letter or the Financing Agreements. Clover shall give SpinCo prompt written notice if Clover believes in good faith that Clover will not be able to timely arrange for SpinCo to obtain all or any portion of the Financing on the terms and in the manner or from the sources contemplated by the Financing Commitment Letter or the Financing Agreements. Clover shall keep SpinCo informed in reasonable detail of the status of its efforts to arrange the Financing, including by providing copies of then-current drafts of the Financing Agreements and providing copies of all definitive Financing Agreements, in each case, upon request. Clover shall not, without the prior written consent of SpinCo, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Financing Commitment Letter in a manner that: (i) adds new or expands upon the conditions precedent to the funding of the Financing as set forth in the Financing Commitment Letter, (ii) would reduce the aggregate amount of the Financing provided for under the Financing Commitment Letter, (iii) would limit the rights and remedies of Clover as against the Lenders or (iv) would otherwise prevent or delay or impair the consummation of the transactions contemplated by this Agreement and the Transaction Documents; provided, that notwithstanding the foregoing, (x) Clover may implement any of the “market flex” provisions exercised by the Lenders in accordance with any related flex letter as of the date hereof (or, in respect of any Alternative Financing, in accordance with the “market flex” provisions exercised by the Lenders in accordance with any flex letter relating thereto) and (y) additional lenders and financing sources, and Affiliates thereof, may be added (including in replacement of a Lender) to the Financing Commitment Letter (or all or a portion of the commitments may be assigned to new or existing lenders and financing sources) after the date hereof or thereof and Clover may reallocate commitments or assign or re-assign titles and roles to or among parties to the Financing Commitment Letter.
(ii)          Without limitation of the obligations of SpinCo under this Agreement, SpinCo shall give Clover prompt written notice if SpinCo obtains actual Knowledge of (w) any breach (or threatened breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the SpinCo Financing Commitment Letter; (x) any actual or threatened withdrawal, repudiation or termination of the Financing by any of the Lenders; (y) any material dispute or disagreement between or among any of the parties to the SpinCo Financing Commitment Letter relating to, or otherwise potentially affecting, the amount or the availability of the Financing on the Closing Date or satisfaction of the conditions thereunder; and (z) any amendment or modification of, or waiver under, the SpinCo Financing Commitment Letter.
(c)          Prior to the Closing, each of Moon (on behalf of SpinCo) and SpinCo shall (and shall cause its Subsidiaries to) use its reasonable best efforts to provide, at the sole expense of Clover, and shall use its reasonable best efforts to cause its Representatives to provide, the cooperation reasonably requested by Clover that is necessary, proper or customary in connection with the arrangement and consummation of the Financing. Such cooperation shall include:
(i)           furnishing to Clover, as promptly as practicable following Clover’s request, with such pertinent and customary reasonably available information necessary to syndicate or complete the underwriting or private placement of the Financing as may be reasonably requested by Clover regarding the business, operations, financial projections and prospects of the SpinCo Business as is customary for investment grade public companies in connection with the arrangement or marketing of financings such as the Financing;
(ii)          furnishing to Clover the Audited Financial Statements, the Interim Financial Statements, the Rule 3-05 Audited Financial Statements and the Rule 3-05 Interim Financial Statements, as set forth in Section 7.17;
(iii)         reasonably assisting Clover in the preparation of pro forma financial statements in accordance with Article 11 of Regulation S-X under the 1933 Act and other financial data and financial information of the SpinCo Business, the Rule 3-05 Business and if applicable, SpinCo and the SpinCo Subsidiaries necessary to syndicate or complete the underwriting or private placement of the Financing;
(iv)         using reasonable best efforts to cause the independent accountants for the SpinCo Business and the Rule 3-05 Business, respectively, to provide customary assistance and cooperation in the Financing including using reasonable best efforts to cause such accountants to participate in a reasonable number of drafting sessions and accounting due diligence sessions;
(v)          upon reasonable advance notice, participating in a reasonable number of meetings (including one-on-one meetings with the parties acting as lead arrangers, bookrunners, underwriters or agents for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, with appropriate seniority and expertise, of Moon, SpinCo and their respective Subsidiaries), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing at times and dates reasonably acceptable to Moon, SpinCo and their respective Subsidiaries;
(vi)         reasonably assisting with the preparation of customary marketing materials (including assistance in creating usual and customary “public versions” of the foregoing), including confidential information memoranda, and materials for rating agency presentations, lender and investor presentations, bank syndication materials, roadshow presentations and similar documents required in connection with the Financing by providing information about the SpinCo Business reasonably available to Moon, SpinCo and their respective Subsidiaries;
(vii)        causing (x) SpinCo and its Subsidiaries to take customary corporate actions, subject to the occurrence of the Closing, in each case reasonably requested by Clover that are necessary to authorize and permit the consummation of the Financing and (y) subject to the immediately succeeding paragraph, SpinCo and/or its applicable Subsidiary to, to the extent consistent with the Financing Commitment Letter or the Alternative Financing as contemplated by Sections 7.7(a) and (b) above and the lenders thereunder are prepared to enter into such agreements, enter into the Financing Agreements or Alternative Financing Agreements and make the borrowing thereunder contemplated by the Financing Commitment Letter and otherwise reasonably cooperate with Clover in satisfying the provisions of Section 7.7(a) and (b) above;
(viii)       providing such customary assistance with the preparation of any credit or loan agreements, purchase agreements, indentures, and other related definitive financing documents as may be reasonably requested and facilitating in the provision of guarantees and collateral of SpinCo and the SpinCo Subsidiaries, in each case, related to the Financing and obtaining releases of existing Liens, in each case to be effective no earlier than the borrowing under the Financing on the Closing Date immediately prior to the Distribution;
(ix)         cooperating with the Lender Related Parties’ due diligence, to the extent reasonable;
(x)          as soon as practicable, furnishing written notice to Clover if any of Moon, SpinCo or their respective Subsidiaries shall have actual knowledge of (A) any facts as a result of which a restatement of any of the Audited Financial Statements, the Interim Financial Statements, the Rule 3-05 Audited Financial Statements or the Rule 3-05 Interim Financial Statements for such financial statements to comply with GAAP is reasonably likely or (B) independent accountants for SpinCo, the SpinCo Business or the Rule 3-05 Business withdrawing any audit opinion with respect to the Audited Financial Statements or the Rule 3-05 Business, respectively; and
(xi)         providing no later than three (3) Business Days prior to the anticipated closing of the Financing after any request therefor from Clover, all documentation and other information about SpinCo and the SpinCo Business required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least 10 Business Days prior to the anticipated closing of the Financing.
Notwithstanding anything to the contrary in this Section 7.7(c), no action contemplated in this Section 7.7(c) shall be required if any such action shall: (I) unreasonably disrupt or interfere with the business or ongoing operations of Moon, SpinCo or their respective Subsidiaries; (II) (x) cause any representation or warranty or covenant contained in this Agreement to be breached or (y) cause Moon, SpinCo or any of their respective Subsidiaries to breach any material Contract, applicable Law or Organizational Document; (III) involve the entry into any Financing Agreement or any other binding commitment by (x) SpinCo or any of its Subsidiaries that is not contingent upon the Closing Date occurring or that would be effective prior to the Closing Date or (y) Moon or any of its Subsidiaries (other than SpinCo and its Subsidiaries); (IV) require(x)  SpinCo or any of its Subsidiaries or any of their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions that would be effective prior to the Closing Date or (y) Moon or any of its Subsidiaries (other than SpinCo and its Subsidiaries) or any of their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions; (V) require Moon, SpinCo or any of their respective Subsidiaries to pay any out-of-pocket fees or expenses prior to the Closing that are not promptly reimbursed by Clover as set forth in Section 7.7(e), (VI) cause any director, officer or employee of Moon, SpinCo or any of their respective Subsidiaries to incur any personal liability; (VII) require Moon, SpinCo or any of their respective Subsidiaries to execute and deliver any pledge or security documents or certificates, documents or instruments relating to the provision of guarantees and collateral in connection with the Financing other than those related to SpinCo and the SpinCo Subsidiaries that shall not become effective prior to the Closing Date;  (VIII) except as necessary to give effect to the items expressly contemplated in this Section 7.7(c) and without limiting clauses (III) and (VII) above, require Moon, SpinCo or any of their respective Subsidiaries to execute and deliver any documentation (including corporate resolutions) related to the Financing or (IX) cause any condition to the Closing set forth in Article VIII to fail to be satisfied. SpinCo hereby consents to the use of SpinCo’s and the SpinCo Subsidiaries’ logos solely to the extent necessary in connection with the Financing and solely in connection with a description of the SpinCo Business or the transactions contemplated by this Agreement and solely in a manner that is accurate and not intended or likely to harm or disparage the reputation or goodwill of the relevant party, or any of their respective Intellectual Property rights and will comply with Moon or SpinCo’s usage requirements and guidelines to the extent made available to Clover prior to such use.  Clover acknowledges and agrees that (1) Moon, SpinCo, their respective Subsidiaries’ and their respective Representatives shall not be required to (x) pay any Commitment Fee Expenses or incur any other Liability in connection with the Financing, or, if applicable, the Alternative Financing or (y) prepare any pro forma financial statements, (2) the effectiveness of any documentation executed by Moon, SpinCo and their respective Subsidiaries shall be subject to the consummation of the Closing and (3) nothing shall obligate any individual other than an employee continuing to serve as a director of SpinCo or its Subsidiaries after the Closing to adopt or approve any corporate resolution or execute or deliver any other document in connection with the Financing, any Alternative Financing or the Financing Agreements.  Notwithstanding anything to the contrary contained herein, Moon, SpinCo and their respective Subsidiaries shall not be required to deliver any financial statements or other financial information except as contemplated by clause (ii) above or Section 7.17.
(d)          All non-public or otherwise confidential information regarding the SpinCo Business obtained by Clover or its Representatives pursuant to this Section 7.7 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Any Lender Related Parties who receive non-public or otherwise confidential information as provided in the first sentence of this Section 7.7(d) will be deemed to be Representatives of Clover for purpose of the obligations in such sentence. Notwithstanding any other provision set forth herein, in the Confidentiality Agreement or in any other agreement between Moon and Clover (or their respective Affiliates), Moon agrees that Clover may share information with respect to SpinCo, the SpinCo Subsidiaries and the SpinCo Business with the Lender Related Parties subject to the provisions of this Section 7.7(d), and that (i) Clover and such Lender Related Parties may share such information (A) with potential financing sources in connection with any marketing efforts for the Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by Clover or any of its Subsidiaries pursuant to this Section 7.7, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda, or (B) insofar as is necessary to comply with all applicable disclosure laws and regulations in connection with any offering of securities, in which event, Clover shall inform Moon as promptly as practicable, and (ii) such Lender Related Parties may disclose such information in accordance with the confidentiality provisions set forth in the Financing Commitment Letter or the engagement letter dated the date of this Agreement between Citi and Clover (or the terms substantially similar to those in the Financing Commitment Letter or such engagement letter); provided, further, that Clover shall be responsible to Moon for any breach by any Lender Related Parties of (x) the obligations in the first sentence of this Section 7.7(d) or (y) the confidentiality provisions set forth in the immediately preceding clause (ii).

(e)          Clover shall, and shall cause its Subsidiaries to (i) promptly upon request by SpinCo, reimburse Moon, SpinCo and their respective Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Moon, SpinCo or any of their respective Subsidiaries in connection with cooperation provided for in this Section 7.7, including by reimbursing SpinCo, in the event that the Financing is funded but the Closing does not occur, for any original issue discount or other fees or expenses netted from the Financing and for any premium or breakage costs (including “LIBOR breakage costs”) in connection with any prepayment or repayment of the Financing, and (ii) promptly indemnify and hold harmless Moon, SpinCo, their respective Subsidiaries and their respective Representatives from and against any and all liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ fees) actually suffered or incurred by them in connection with the arrangement or consummation of the Financing, except to the extent any such liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments or penalties arise out of or result from fraud or willful misconduct by any of Moon, SpinCo, their respective Subsidiaries or their respective Representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
SECTION 7.8.          Access to Information.
During the Interim Period, subject to applicable Law, Moon shall, and shall cause the SpinCo Entities, on the one hand, and Clover shall, and shall cause the Clover Subsidiaries, on the other hand, afford to the other Party and its Representatives, reasonable access, during normal business hours, in such manner as to not interfere with Clover’s and its Subsidiaries’ or the SpinCo Entities’ (as applicable) normal operation, the offices, properties, books and records, Contracts, files, audits and personnel of Clover and the Clover Subsidiaries or the SpinCo Business and the SpinCo Entities (as applicable), including the information set forth in Schedule 7.8, and shall furnish such Party and its Representatives with financial and operating data of Clover and the Clover Subsidiaries or the SpinCo Business and the SpinCo Entities (as applicable) and other information concerning the affairs of Clover and the Clover Subsidiaries or the SpinCo Business and SpinCo Entities (as applicable), in each case, as such Party and its Representatives may reasonably request; provided that (a) such investigation shall only be upon reasonable notice; (b) no Party nor its Representatives shall be permitted to perform any environmental sampling, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; and (c) nothing in this Agreement shall require any Party to permit any inspection or disclose any information to any other Party that (i) would cause a violation of any Law or any confidentiality obligations and similar restrictions that may be applicable to such information or (ii) would cause a risk of a loss of attorney‑client privilege or other disclosure privilege to the first Person (provided that the Person that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such violation of agreement or Law or loss of privilege). The Parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder. SpinCo will make available to Clover prior to the Closing true and complete copies of the Organizational Documents of the SpinCo Subsidiaries.
SECTION 7.9.          D&O Indemnification and Insurance

(a)          For six years after the Effective Time, Clover shall cause the Surviving Corporation to indemnify and hold harmless the present (as of the Effective Time) and former officers and directors of each SpinCo Entity (“SpinCo Directors and Officers”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable Law or provided under such SpinCo Entity’s Organizational Documents as in effect on the date hereof (or, in the case of a SpinCo Entity created after the date hereof, on customary terms).
(b)          For six years after the Effective Time, Clover shall cause to be maintained in effect provisions in each SpinCo Entity’s Organizational Documents regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the SpinCo Entities’ respective former and current officers and directors that are no less advantageous to those Persons than the corresponding provisions in existence on the date hereof (or, in the case of a SpinCo Entity created after the date hereof, on customary terms).
(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 7.9 shall survive the consummation of the transactions contemplated hereby and shall be binding on all successors and assigns of Clover and the Surviving Corporation and are intended to be for the benefit of, and will be enforceable by, each SpinCo Director and Officer and his or her heirs and representatives. If Clover, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Clover or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.9.
              SECTION 7.10.        No Solicitation.
(a)          No Solicitation or Negotiation.  Clover agrees that, except as expressly permitted by this Section 7.10, neither it nor any of its Subsidiaries shall and it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:
(i)           initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Competing Proposal;
(ii)          engage in, continue or otherwise participate in any discussions or negotiations regarding, or that could reasonably be expected to lead to, a Competing Proposal, or provide any information or data to any Person in connection with the foregoing, in each case, except to notify such Person of the existence of the provisions of this Section 7.10;
(iii)         otherwise knowingly facilitate any effort or attempt to make a Competing Proposal; or
(iv)         resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 7.10, prior to but not after the time the Clover Stockholder Approval is obtained, Clover may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Competing Proposal that did not result from a breach of this Section 7.10 if the Person so requesting such information enters into an Acceptable Confidentiality Agreement; or (B) engage or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Competing Proposal that did not result from a breach of this Section 7.10, if and only to the extent that (I) prior to taking any action described in clause (A) or (B) directly above, the Clover Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ duties under applicable Law and (II) in each such case referred to in clause (A) or (B) directly above, the Clover Board has determined in good faith and after consultation with its outside legal counsel and financial advisor that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.
(b)          No Change in Clover Recommendation or Alternative Acquisition Agreement.
(i)           The Clover Board shall not:
(x)          (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Moon, the Clover Recommendation, (B) authorize, approve, recommend or otherwise declare advisable, or publicly propose to authorize, approve, recommend or otherwise declare advisable, any Competing Proposal, (C) fail to include the Clover Recommendation in the Proxy Statement or (D) fail to recommend against a tender offer or exchange offer for Clover Common Stock within 10 Business Days after the commencement of such offer (any of the foregoing, a “Clover Change of Recommendation”); or
(y)          except as expressly permitted by, and after compliance with, Section 7.10(b)(ii) hereof, cause or permit Clover or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Competing Proposal or otherwise resolve or agree to do so.
(ii)          Notwithstanding anything to the contrary set forth in this Section 7.10, the Clover Board may, prior to but not after the time the Clover Stockholder Approval is obtained, (A) make a Clover Change of Recommendation if an Intervening Event has occurred or (B) make a Clover Change of Recommendation or authorize Clover to terminate this Agreement pursuant to Section 9.3(a) to enter into a definitive written agreement with respect to a Superior Proposal if Clover receives a Competing Proposal that the Clover Board has determined in good faith, after consulting with its financial advisor and outside legal counsel, constitutes a Superior Proposal and, after consulting with its outside legal counsel, in each case of (A) and (B), that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law; provided that the Clover Board may not take any such action unless (I) prior to making such Clover Change of Recommendation or authorizing such termination to enter into a definitive written agreement with respect to such Superior Proposal pursuant to Section 9.3(a), Clover provides prior written notice to Moon at least five (5) Business Days in advance (the “Notice Period”) of its intention to take such action and the basis thereof, including in the case of a Superior Proposal, the terms and conditions of such Superior Proposal, and in the case of an Intervening Event, a description of such Intervening Event, (II) during the Notice Period Clover shall negotiate with Moon in good faith should Moon propose to make amendments or other revisions to the terms and conditions of this Agreement such that, in the case of a Superior Proposal, such Competing Proposal no longer constitutes a Superior Proposal and, in the case of an Intervening Event, the failure to take such action is no longer inconsistent with the directors’ fiduciary duties under applicable Law as determined in the good faith judgment of the Clover Board after consulting with its outside legal counsel and (III) the Clover Board has taken into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by Moon in writing prior to the end of the Notice Period and determined in good faith that, after consulting with its outside legal counsel, a failure to make such Clover Change of Recommendation continues to be inconsistent with the directors’ fiduciary duties under applicable Law; it being understood that any material amendments or other material revisions to any Competing Proposal will be deemed to be a new Competing Proposal, including for purposes of the Notice Period, and any material change in the event, occurrence or facts constituting an Intervening Event share require a new written notice to Moon and a new Notice Period; provided, however, that any such new Notice Period following any such material amendments or other material revisions to any Competing Proposal or any material change in the event, occurrence or facts constituting an Intervening Event shall be reduced to two (2) Business Days.
(c)          Certain Permitted Disclosure.  Nothing contained in this Section 7.10 shall prohibit Clover from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Section 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or a Competing Proposal, which actions shall not constitute or be deemed to constitute a Clover Change of Recommendation so long as any such disclosure (x) includes the Clover Recommendation, without any alteration, modification or qualification thereof and (y) does not include any statement that constitutes a Clover Change of Recommendation.
(d)          Termination of Existing Discussions.  Clover agrees that, as of the date hereof, it shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations with any parties conducted heretofore with respect to any Competing Proposal (other than with Moon and its Affiliates and their Representatives).
(e)          Notice.  Clover agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Moon if any inquiries, proposals or offers with respect to a Competing Proposal are received by, any information in connection therewith is requested from, or any such discussions or negotiations related thereto are sought to be initiated or continued

with, Clover or any of its Representatives indicating, in connection with such notice, the name of such Person making the Competing Proposal and providing copies of any written requests, proposals or offers, including proposed agreements, the material terms and conditions of any proposals or offers and thereafter shall keep Moon reasonably informed on a reasonably current basis of the status and material terms of any such inquiries, proposals or offers (including any material amendments thereto).
(f)           Any failure of Clover’s Subsidiaries or their Representatives to comply with this Section 7.10 (as if such Subsidiaries or Representatives were directly subject to this Section 7.10) shall be deemed a breach of this Section 7.10 by Clover.
(g)          For purposes of this Agreement:
(i)           “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from a third party relating to (A) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving Clover or (B) any acquisition by any Person or group (as defined in or under Section 13 of the Exchange Act) other than Clover or any of its Subsidiaries, Moon, SpinCo or any Affiliate thereof, in each of cases (A) and (B) resulting in, or any proposal or offer which if consummated would result in, any Person or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 20% or more of the total voting power of Clover Common Stock, or 20% or more of the total assets taken as a whole.
(ii)          “Superior Proposal” means an unsolicited bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “50%”) made by a third party which did not result from a breach of this Section 7.10, and which, in the good faith judgment of the Clover Board after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of such Competing Proposal, (A) if accepted, is reasonably likely to be consummated in accordance with its terms and conditions and (B) if consummated, would result in a transaction that is more favorable to Clover’s stockholders, from a financial point of view, than the Merger and the other transactions contemplated hereby, and after taking into account all adjustments or modifications to the terms and conditions thereof irrevocably agreed to in writing by Moon pursuant to Section 7.10(b) in response to such Superior Proposal.
SECTION 7.11.        Public Announcements
Clover, Moon, SpinCo and Merger Sub shall use their reasonable best efforts to consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release (i) as either Clover or Moon may reasonably determine is required by applicable Law or any listing agreement with or rule of the NYSE or other applicable stock exchange or (ii) that is consistent with the previous public statements or press releases made jointly by the Parties in investor conference calls, SEC filings or other documents approved by the Parties, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Without limiting the obligations set forth in Section 7.10, Clover shall not be required, however, to consult with or obtain any consent from Moon or SpinCo before issuing any press release or filing or making any other public statement with respect to a Clover Change of Recommendation.
                              SECTION 7.12.        Expenses.
 Except as otherwise provided in the Separation and Distribution Agreement or this Agreement, including Section 9.5, all Expenses (whether or not reasonable or documented) incurred by the Parties shall be borne solely by the Party that has incurred such Expenses. For the avoidance of doubt, all fees and expenses of bankers, lawyers, accountants, consultants and other professional advisers to Moon and SpinCo shall be borne solely by Moon.
SECTION 7.13.        Section 16 Matters
Prior to the Effective Time, Clover and SpinCo shall take all such steps as may be required to cause any dispositions of Clover Common Stock (including derivative securities with respect to Clover Common Stock) or acquisitions of SpinCo Common Stock (including derivative securities with respect to SpinCo Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Clover or SpinCo to be exempt under Rule 16b‑3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.
SECTION 7.14.        Control of Other Party’s Business
Nothing contained in this Agreement shall give Moon or SpinCo, directly or indirectly, the right to control or direct Clover’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Clover, directly or indirectly, the right to control or direct the operations of the SpinCo Business prior to the Effective Time. Prior to the Effective Time, each of Moon, SpinCo and Clover shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
SECTION 7.15.        SpinCo Share Issuance
Prior to the Distribution, SpinCo will take all actions necessary to authorize the issuance of and shall issue to Moon a number of shares of SpinCo Common Stock such that the total number of shares of SpinCo Common Stock outstanding on the Distribution Date and immediately prior to the Effective Time will equal the number of shares of Moon Common Stock entitled to receive the Distribution outstanding on the Distribution Date and immediately prior to the Effective Time in accordance with the terms of the Separation and Distribution Agreement. Each of Moon and SpinCo shall effect such amendments, filings or other actions with respect to its respective Organizational Documents as are necessary to effect the Distribution in accordance with the terms of this Agreement.
SECTION 7.16.        Exchange Offer

If Moon consummates the Exchange Offer and Moon’s shareholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, Moon shall distribute, pro rata to its shareholders, any unsubscribed SpinCo Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Moon will be treated for U.S. federal income Tax purposes as having distributed all of the SpinCo Common Stock to its shareholders.
SECTION 7.17.        Financials
(a)          As promptly as practicable following the date hereof (and in any event by no later than October 27, 2019), Moon shall deliver to Clover the following audited combined financial statements for the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the Registration Statements, for SpinCo: the balance sheets as of December 31, 2018 and December 31, 2017 and the related statements of income, comprehensive income, equity and cash flows for the years ended December 31, 2018, December 31, 2017, and December 31, 2016, in each case accompanied by a report satisfying the requirements of Regulation S-X of the independent registered public accounting firm for the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the Registration Statements, for SpinCo (collectively, the “Initial Audited Financial Statements”, and the date on which Moon delivers to Clover the Initial Audited Financial Statements, the “Initial Audited Financial Statements Delivery Date”). In the event that the Closing Date is 60 days or more after the end of the fiscal year ending December 31, 2019, Moon shall deliver to Clover as promptly as practicable (but in no event earlier than February 17, 2020 or later than 60 days after the end of such fiscal year), the audited combined financial statements for the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the Registration Statements, for SpinCo as of the end of, and for, such fiscal year consisting of the balance sheets as of the end of such fiscal years and the statements of income, comprehensive income, equity and cash flows for such fiscal years as are required under Regulation S-X, in each case accompanied by a report satisfying the requirements of Regulation S-X of the independent registered public accounting firm for the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the Registration Statements, for SpinCo (together with the Initial Audited Financial Statements, the “Audited Financial Statements”); provided that Moon will reasonably cooperate, as may be reasonably requested by Clover, with Clover in connection with Clover’s and SpinCo’s completion of the audit for the Audited Financial Statements in the event that the Closing Date occurs prior to the 60th day after the end of the fiscal year ending December 31, 2019.  Moon shall provide Clover with a reasonable opportunity to review preliminary draft of the Audited Financial Statements in advance of delivery pursuant to this Section 7.17(a).
(b)          For the quarterly period ending March 31, 2019 and each subsequent quarterly period ending prior to the Closing Date, other than any calendar quarter ending December 31 (each, an “Interim Financial Period”), Moon shall deliver to Clover the combined unaudited financial statements of the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the Registration Statements, for SpinCo as of the end of, and for, such Interim Financial Period (the “Interim Financial Statements”) consisting of the combined balance sheets as of the end of such Interim Financial Period and combined statements of income, comprehensive income and cash flows for such Interim Financial Period (and the portion of the fiscal year then ended) and the corresponding period of the prior fiscal year, which will, if such financial statements are required by the rules and regulations of the SEC to be included in the Registration Statements, have been reviewed by the independent registered public accounting firm for the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the Registration Statements, for SpinCo as provided in AS 4105, Interim Financial Information. The Interim Financial Statements will be delivered as promptly as practicable following the end of the corresponding Interim Financial Period but no later than 40 days after the end of such Interim Financial Period; provided that in no event shall Moon be required to deliver any Interim Financial Statements prior to the Initial Audited Financial Statements Delivery Date.
(c)          As promptly as practicable following the date hereof (and in any event by no later than the later of: (x) October 27, 2019 and (y) 120 days following the consummation of the PFS Acquisition), Moon shall deliver to Clover the following audited combined financial statements of the PFS Business  (the “Rule 3-05 Business”) to the extent required by Rule 3-05 of Regulation S-X to be included in the Registration Statements: the balance sheets as of December 31, 2018 and December 31, 2017 and the related statements of income, comprehensive income, equity and cash flows for the years ended December 31, 2018, December 31, 2017, and December 31, 2016, in each case accompanied by a report satisfying the requirements of Regulation S-X of the independent registered public accounting firm for the Rule 3-05 Business (collectively, the “Rule 3-05 Audited Financial Statements”, and the date on which Moon delivers to Clover the Rule 3-05 Audited Financial Statements, the “Rule 3-05 Audited Financial Statements Delivery Date”). Notwithstanding the above, SpinCo shall not be required to deliver Rule 3-05 Audited Financial Statements for the fiscal year ended December 31, 2016 to the extent the staff of the SEC permits such 3-05 Audited Financial Statements to be omitted from the Registration Statements.
(d)          For the quarterly period ending March 31, 2019 and each subsequent quarterly period ending prior to the earlier of (i) the acquisition by Moon of the Rule 3-05 Business and (ii) the Closing Date, other than any calendar quarter ending December 31 (each, a “Rule 3-05 Interim Financial Period”), Moon shall, if financial statements of the Rule 3-05 Business are required by the rules and regulations of the SEC to be included in the Registration Statements, deliver to Clover the combined unaudited financial statements of the Rule 3-05 Business (the “Rule 3-05 Interim Financial Statements”) consisting of the combined balance sheets as of the end of such Interim Financial Period and combined statements of income, comprehensive income and cash flows for such Interim Financial Period (and the portion of the fiscal year then ended) and the corresponding period of the prior fiscal year, which will, if such financial statements are required by the rules and regulations of the SEC to be included in the SpinCo Registration Statement, have been reviewed by the independent registered public accounting firm for the Rule 3-05 Business as provided in AS 4105, Interim Financial Information. The Rule 3-05 Interim Financial Statements will be delivered as promptly as practicable following the end of the corresponding Rule 3-05 Interim Financial Period and by no later than 60 days after the consummation of the of PFS Acquisition; provided that in no event shall Moon be required to deliver any Rule 3-05 Interim Financial Statements prior to the Rule 3-05 Audited Financial Statements Delivery Date.

(e)          The Parties agree to discuss in good faith the timing of the delivery of the first Interim Financial Statements and Interim Rule 3-05 Interim Financial Statements in light of the timing of the relative filing of the SpinCo Registration Statement and the Clover Registration Statement and the timing of the Financing.
SECTION 7.18.        Transaction Documents
Clover shall, or shall cause its applicable Subsidiaries to, execute and deliver to Moon at or prior to the Closing each of the Transaction Documents to which it is or will be a party at the Effective Time. Moon and SpinCo shall, or shall cause its applicable Subsidiaries to, execute and deliver to Clover at or prior to the Closing each of the Transaction Documents to which it is or will be a party at the Effective Time.
SECTION 7.19.        Confidentiality.
 The terms of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect and shall survive the Closing and remain in full force and effect until their expiration in accordance with the Confidentiality Agreement; provided, however, that, upon the Closing the confidentiality obligations of Clover contained in the Confidentiality Agreement shall terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the SpinCo Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
SECTION 7.20.        Further Actions.
(a)          Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law (other than with respect to the matters covered in Section 7.6) to execute and deliver the Transaction Documents and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement and the Separation and Distribution Agreement. Prior to the Closing, (i) SpinCo shall not terminate or assign the Separation and Distribution Agreement, consent to any amendment or modification of any provision of the Separation and Distribution Agreement or any Exhibit or Schedule thereto or waive compliance with any of the agreements or conditions contained in the Separation and Distribution Agreement, in each case, without the prior written consent of Clover; and (ii) any consent, approval, authorization or similar action to be taken by SpinCo under the Separation and Distribution Agreement or other Transaction Document shall be subject to the prior written consent of Clover (it being understood that, if any such matter is subject to a “not unreasonably withheld” or similar standard (including the standard set forth in Section 2.1(d) of the Separation and Distribution Agreement), such standard shall be applicable to such consent requirement by Clover).
(b)          Subject to the applicable terms of the Separation and Distribution Agreement and each other Transaction Document, from time to time after the Closing, without additional consideration, each Party shall, and shall cause its Subsidiaries to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another Party hereto to make effective the transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents.
(c)          Moon shall submit the letter of covenants to the French Ministry of Economy in connection with the PFS Acquisition in substantially the form that was made available to Clover prior to the date hereof.
                              SECTION 7.21.        Transition Services Agreement; Headquarters Lease; Supply Agreements; Employee Matters Agreement
(a)          Each of the Parties shall (i) cooperate reasonably with each other, to negotiate in good faith and use reasonable best efforts to agree upon the Services Schedule (Exhibit A) and such other Schedules attached to the Transition Services Agreement, and (ii) execute and deliver at the Closing the Transition Services Agreement with such Services Schedule (Exhibit A) and other Schedules as shall have been mutually agreed by the Parties. If, prior to the Closing Date, SpinCo or Clover identifies any service (other than a service listed on Exhibit B to the Transition Services Agreement as an Excluded Service (an “Excluded Service”)) that is or was provided to the SpinCo Business by Moon or any of its Affiliates at any time during the period commencing twelve (12) months prior to the date hereof until the Closing Date (the “Services Period”) (other than any such service provided during such period outside of the ordinary course of business in connection with the transactions contemplated by the Separation and Distribution Agreement), either directly or indirectly through third-party service providers, which service (i) Moon or its Affiliates continues to provide with respect to any operations, businesses or divisions of the Moon Group, and (ii) SpinCo reasonably believes is necessary for the operation or conduct of the SpinCo Business following the Closing in substantially the same manner as the SpinCo Business was operated or conducted during the Services Period, then promptly following a written notice from SpinCo or Clover to Moon to such effect and describing such service, the Parties shall promptly  provide for such service to be included in the Services Schedule (Exhibit A) to the Transition Services Agreement such that Moon or its Affiliates will provide (or arrange for the provision of) such service to SpinCo and its Affiliates in accordance with the terms of the Transition Services Agreement.  If, prior to the Closing Date, Moon identifies any service (other than an Excluded Service) that is or was provided to the Moon Business by SpinCo or any of its Affiliates at any time during the Services Period (other than any such service provided during such period outside of the ordinary course of business in connection with the transactions contemplated by the Separation and Distribution Agreement), either directly or indirectly through third-party service providers, which service (i) SpinCo or its Affiliates continues to provide with respect to any operations, businesses or divisions of the SpinCo Group and (ii) Moon reasonably believes is necessary for the operation or conduct of the Moon Business following the Closing in substantially the same manner as the Moon Business was operated or conducted during the Services Period, then promptly following a written notice from Moon to SpinCo and Clover to such effect and describing such service, the Parties shall promptly  provide for such service to be included in the Services Schedule (Exhibit A) to the Transition Services Agreement such that SpinCo or its Affiliates will provide (or arrange for the provision of) such service to Moon and its Affiliates in accordance with the terms of the Transition Services Agreement.  The compensation associated with any such service shall be determined in accordance with the terms set forth in Section 2.1 of the Transition Services Agreement. The Parties shall cooperate reasonably with each other, negotiate in good faith and use reasonable best efforts to agree upon the terms of such service in the Services Schedule (Exhibit A) to the Transition Services Agreement, which Services Schedule shall describe in reasonable detail the nature, scope, service period(s) and other terms applicable to such service.  Upon Clover’s reasonable written request, Moon shall use its reasonable best efforts to provide Clover with reasonably available information regarding the quality, priority, volume, service level and standard of care of any services provided by Moon or any Moon Subsidiary to the SpinCo Business during the Services Period and shall use commercially reasonable efforts to provide Clover with a detailed itemization (on a service-by-service basis, including by people/non-people and geography) for all services included in the “Total Transferring Corporate Costs vSend” (located in file 1.8.1 in the SpinCo Datasite).
(b)          After the date hereof until the Distribution Time, each of the Parties shall (and shall cause its Subsidiaries, including the SpinCo Entities to) use its (and their) reasonable best efforts to take all actions necessary or appropriate to prepare and otherwise set up for, including to obtain all required Approvals and Notifications (as defined in the Transition Services Agreement) for, the initiation and implementation of the transition services to be provided under the Transition Services Agreement; provided, however, that except to the extent expressly provided in Section 7.4 of the Separation and Distribution Agreement or in any other Transaction Documents, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make any such Approvals or Notifications (as defined in the Transition Services Agreement).
(c)          Each of the Parties shall (i) cooperate with each other, to negotiate in good faith and use reasonable best efforts to agree upon each Party’s use and occupancy of the Headquarters Property, as defined in the Real Estate Matters Agreement (the “Headquarters Lease”), in accordance with the terms of the Headquarters Term Sheet, as defined in the Real Estate Matters Agreement, and on other commercially reasonable terms, and (ii) execute and deliver at the Closing the Headquarters Lease as shall have been mutually agreed by the parties thereto.
(d)          Each of the Parties shall (i) cooperate with each other, negotiate in good faith and use reasonable best efforts to agree upon supply agreements (the “Supply Agreements”) by and between Moon and SpinCo, in accordance with the term sheets attached as Exhibit D to this Agreement and on other commercially reasonable terms, and (ii) execute and deliver at the Closing the Supply Agreements as shall have been mutually agreed by the parties thereto.
(e)          Each of the Parties shall (i) cooperate with each other, negotiate in good faith and use reasonable best efforts to agree upon a tender agreement (the “Tender Agreement”) with respect to asbestos-related Actions, to be entered into by and among Moon, SpinCo and Clover, in accordance with the term sheets attached as Exhibit E to this Agreement and on other customary terms, and (ii) execute and deliver at the Closing the Tender Agreement as shall have been mutually agreed by the parties thereto.

(f)          Prior to the Distribution Time, notwithstanding the fact that the Employee Matters Agreement has not yet been executed by the parties thereto, the Parties agree on behalf of themselves and their respective Affiliates that all the provisions of the Employee Matters Agreement that on their face would be operative prior to the Distribution Time if the Employee Matters Agreement had been executed by the parties thereto as of the date hereof, then notwithstanding the fact that the Employee Matters Agreement has not yet been executed by the parties thereto are incorporated herein by reference, mutatis mutandis, and shall be operative prior to the Distribution Time as if such the Employee Matters Agreement had been executed with respect to such provisions prior to the relevant time.
SECTION 7.22.        Transaction Litigation
Clover shall promptly notify Moon of, and keep Moon apprised in the defense of, any Action brought by stockholders of Clover or in the name of Clover against Clover or its directors relating to the transactions contemplated by this Agreement, including the Merger and the Clover Share Issuance, following Clover becoming aware of any such Action; provided that prior to the Effective Time, Clover shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement or consent to the same, without the prior written consent of Moon (not to be unreasonably withheld, conditioned or delayed) to the extent (a) such Action includes Moon or any of its Subsidiaries, directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby in a timely manner.
                              SECTION 7.23.        Covenant Not to Compete.
(a)          In furtherance of the Merger and the transactions contemplated hereby, Moon covenants and agrees that, for a period beginning on the Effective Date and ending on the date that is five years after the Closing Date, neither Moon nor any of its Subsidiaries shall, without the prior written consent of Clover, engage, directly or indirectly, in the SpinCo Business as conducted as of the Closing Date (the “Restricted SpinCo Business”) in the territories in which the SpinCo Business operates on the Effective Date.  Notwithstanding anything to the contrary in the foregoing:
(i)           nothing in this Section 7.23(a) shall prohibit Moon or its Subsidiaries from engaging in the businesses conducted by Moon or its Subsidiaries (excluding the SpinCo Business) on the Closing Date;
(ii)          nothing set forth in this Section 7.23(a) shall prohibit Moon or its Subsidiaries from owning not in excess of 5% in the aggregate of any class of capital stock or other equity interest of any Person engaged in the Restricted SpinCo Business;
(iii)         nothing set forth in this Section 7.23(a) shall prohibit Moon or its Subsidiaries from being acquired in whole or in-part (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution or otherwise) by, or engaging in a business combination, merger-of-equals or similar transaction (regardless of the structure of such transaction) with, any Person (other than an Affiliate of Moon or its Subsidiaries) and this Section 7.23(a) shall cease to have any force and effect following such acquisition;
(iv)         Moon may directly or indirectly acquire (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise) any interest in or securities of any Person that derived no more than 20% of its total revenues in its most recently completed fiscal year from activities that constitute Restricted SpinCo Business; and
For the avoidance of doubt, Moon and its Subsidiaries may perform their obligations under this Agreement and the Transaction Documents.
(b)          In furtherance of the Merger and the transactions contemplated hereby, Clover covenants and agrees that, for a period beginning on the Effective Date and ending on the date that is five years after the Closing Date, neither Clover nor any of its Subsidiaries shall, without the prior written consent of Moon, engage, directly or indirectly, in the HVAC and refrigeration businesses of Moon as conducted as of the Closing Date (the “Restricted Moon Business”) in the territories in which the Moon Business operates on the Effective Date.  Notwithstanding anything to the contrary in the foregoing;
(i)           nothing in this Section 7.23(b) shall prohibit Clover or its Subsidiaries from engaging in the businesses conducted by Clover or its Subsidiaries (including the SpinCo Business) on the Closing Date;
(ii)          nothing set forth in this Section 7.23(b) shall prohibit Clover or its Subsidiaries from owning not in excess of 5% in the aggregate of any class of capital stock or other equity interest of any Person engaged in the Restricted Moon Business;
(iii)         nothing set forth in this Section 7.23(b) shall prohibit Clover or its Subsidiaries from being acquired in whole or in-part (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution or otherwise) by, or engaging in a business combination, merger-of-equals or similar transaction (regardless of the structure of such transaction) with, any Person (other than an Affiliate of Clover or its Subsidiaries) and this Section 7.23(b) shall cease to have any force and effect following such acquisition;
(iv)         Clover may directly or indirectly acquire (in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise) any interest in or securities of any Person that derived no more than 20% of its total revenues in its most recently completed fiscal year from activities that constitute Restricted Moon Business; and

For the avoidance of doubt, Clover and its Subsidiaries may perform their obligations under this Agreement and the Transaction Documents.
(c)          Moon and Clover acknowledge and agree that the covenants included in this Section 7.23 are, taken as a whole, reasonable in their geographic and temporal coverage and Moon shall not raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of this Section 7.23 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable Law to cure such problem.  Moon and Clover acknowledge and agree that in the event of a breach by Moon or Clover, as applicable, of the provisions of this Section 7.23, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, Moon and Clover may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or preliminary and final injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof, without the necessity of proving actual damages or posting a bond.
SECTION 7.24.        Separation and Distribution Agreement Release
Following the Effective Time, Clover shall not make, and shall not permit any member of the Clover Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Moon or any member of the Moon Group, or any other Person released pursuant to Section 5.1(a) of the Separation and Distribution Agreement, with respect to any Liabilities released pursuant to Section 5.1(a) of the Separation and Distribution Agreement.
SECTION 7.25.        Updates to Disclosure Schedules
Prior to the date that is five (5) Business Days following the Initial Audited Financial Statements Delivery Date, Moon and SpinCo may update, amend, modify or make additions to (1) Sections 4.3(a), 4.3(b), 4.3(c), 5.1(c), 5.4(a), 5.4(b) and 5.4(c) of the SpinCo Disclosure Letter to reflect any required changes to such Section as a result of any update, modification or supplement to the Plan of Reorganization in accordance with Section 2.1(d) of the Separation and Distribution Agreement or to reflect matters of which Moon does not have Knowledge as at the date hereof and (2) Sections 5.2(a), 5.11(a), 5.12(a) and 5.12(b) of the SpinCo Disclosure Letter solely to reflect required changes to such Section as a result of revisions to the list of SpinCo Employees following the date hereof in compliance with Schedule 3.01(a) of the Employee Matters Agreement. Prior to the date that is five (5) Business Days following the Initial Audited Financial Statements Delivery Date, Clover may update, amend, modify or make additions to Sections 6.4(a), 6.4(b), and 6.4(c) of the Clover Disclosure Letter to reflect any required changes to such Section as a result of any update, modification or supplement to the Plan of Reorganization in accordance with Section 2.1(d) of the Separation and Distribution Agreement or to reflect matters of which Clover does not have Knowledge as at the date hereof.  Any such updates, amendments, modifications or additions to the SpinCo Disclosure Letter or the Clover Disclosure Letter shall be deemed to have cured any inaccuracy in or breach of any representation or warranty made in this Agreement unless such update, amendment, modification or addition would reasonably be expected to have a SpinCo Material Adverse Effect or a Clover Material Adverse Effect, respectively. Each of Moon, SpinCo and Clover shall make such updates reasonably promptly upon becoming aware of the need for such update.
SECTION 7.26.        Moon Name Change
Moon agrees to establish a record date for, and duly call and give notice of and convene and, as soon as practicable but no later than three Business Days following the Clover Stockholder Meeting, hold a meeting of its shareholders for the purpose of seeking approval of a resolution by the Moon shareholders of the Moon Name Change (the “Moon Name Change Resolution”) and to use its reasonable best efforts to cause the approval of the Moon Name Change Resolution, including recommending the approval of the Moon Name Change Resolution and soliciting proxies or consents in favor thereof.
SECTION 7.27.        Transfer Taxes
All sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Taxes (“Transfer Taxes”) imposed with respect to the Merger shall be borne equally by Moon and Clover.  Moon and Clover shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes. This Section 7.27 does not apply to Transfer Taxes the payment or reimbursement of which is addressed by any Transaction Document.
ARTICLE VIII
CONDITIONS TO THE MERGER
SECTION 8.1.          Conditions to the Obligations of SpinCo, Moon, Clover and Merger Sub to Effect the Merger
The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by Moon and Clover) at or prior to the Effective Time of the following conditions:
(a)          (x) any applicable waiting period under the HSR Act shall have expired or been terminated, (y) applicable consents, authorizations, orders, or approvals that are listed on Section 8.1(a) of the SpinCo Disclosure Letter and Section 8.1(a) of the Clover Disclosure Letter shall have been obtained and (z) any other material consent by a national Governmental Authority necessary to permit the consummation of the Reorganization, the Distribution and the Merger in material compliance with applicable Law shall have been obtained;
(b)          the Reorganization and the Distribution shall have been consummated in accordance with the Separation and Distribution Agreement;
(c)          the Clover Registration Statement and the SpinCo Registration Statement, to the extent required by Law, shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and the shares of Clover Common Stock required to be reserved for issuance pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(d)          the Clover Stockholder Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of the NYSE; and
(e)          no court of competent jurisdiction or other Governmental Authority shall have enacted any Law, or taken any other action, that is still in effect restraining, enjoining or prohibiting the Reorganization, the Distribution or the Merger.
SECTION 8.2.          Additional Conditions to the Obligations of Moon and SpinCo
The obligation of Moon and SpinCo to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Moon) at or prior to the Effective Time of the following additional conditions:
(a)          Clover and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Effective Time;
(b)          all representations and warranties made by Clover set forth in Article VI (other than Section 6.1(a), Section 6.2(a), Section 6.3, Section 6.6(b) and Section 6.18), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, a Clover Material Adverse Effect. The representations and warranties made by Clover set forth in Section 6.1(a), Section 6.3 and Section 6.18 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by Clover set forth in Section 6.2(a) and Section 6.6(b) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of Section 6.2(a)), and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date;
(c)          Clover shall have delivered to Moon a certificate dated as of the Effective Time signed by a senior officer of Clover to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;
(d)          Moon shall have received the Moon Tax Opinion from Moon Tax Counsel, which opinion shall not have been withdrawn or modified in any material respect; and

(e)          Clover (or a Subsidiary thereof) and Merger Sub shall have entered into the applicable Transaction Documents, and to the extent applicable, performed the covenants to be performed prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.
SECTION 8.3.          Additional Conditions to the Obligations of Clover and Merger Sub
The obligation of Clover and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law waiver by Clover) at or prior to the Effective Time of the following additional conditions:
(a)          SpinCo and Moon shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Effective Time;
(b)          All representations and warranties made by Moon set forth in Article IV and Article V (other than Section 4.1, Section 4.2, Section 4.5, Section 5.1(a), Section 5.2(a), Section 5.3, Section 5.6(b), Section 5.17 and Section 5.18, without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, an SpinCo Material Adverse Effect. The representations and warranties made by Moon set forth in Section 4.1, Section 4.2, Section 4.5, Section 5.1(a), Section 5.3 Section 5.17 and Section 5.18 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by Moon set forth in Section 5.2(a) and Section 5.6(b) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for immaterial deviations in the case of the fourth sentence of Section 5.2(a)) and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);
(c)          Moon shall have delivered to Clover a certificate dated as of the Closing Date signed by a senior officer of Moon to the effect that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;
(d)          Clover shall have received the Clover Tax Opinion from Clover Tax Counsel, which opinion shall not have been withdrawn or modified in any material respect; and

(e)          SpinCo and Moon (or a Subsidiary thereof) shall have entered into the applicable Transaction Documents, and to the extent applicable, performed the covenants to be performed prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.
ARTICLE IX
TERMINATION
              SECTION 9.1.          Termination by Mutual Consent.
This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the time the Clover Stockholder Approval is obtained, by mutual written consent of Clover and Moon.
              SECTION 9.2.          Termination by Either Moon or Clover.
This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by either Clover or Moon if:
(a)          the Closing shall not have occurred by October 30, 2020 (the “Outside Date”), whether such date is before or after the time the Clover Stockholder Approval is obtained; provided that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations under this Agreement or the Separation and Distribution Agreement in any manner that shall have been the primary cause of the failure of the condition set forth in this Section 9.2(a);
(b)          the Clover Stockholder Approval shall not have been obtained at the Clover Stockholder Meeting or at any adjournment, recess or postponement thereof; or
(c)          (i) any Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement or by the Separation and Distribution Agreement shall become final and non-appealable or (ii) any Law shall have been enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by this Agreement or by the Separation and Distribution Agreement that prohibits, makes illegal or enjoins the consummation of the Merger or such other transactions contemplated by this Agreement or by the Separation and Distribution Agreement (in the case of each of clauses (i) and (ii) whether before or after the time the Clover Stockholder Approval is obtained); provided that the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement or the Separation and Distribution Agreement in any manner that shall have been the primary cause of the failure of the condition set forth in this Section 9.2(c);
                                              SECTION 9.3.          Termination by Clover.
This Agreement may be terminated by Clover and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by Clover if:

(a)          at any time prior to the time the Clover Stockholder Approval is obtained, (i) the Clover Board (or any committee thereof) authorizes Clover to enter into an definitive written agreement with respect to a Superior Proposal, (ii) Clover enters into a definitive written agreement providing for such Superior Proposal concurrently with or immediately after the termination of this Agreement and (iii) Clover, prior to or concurrently with such termination, pays to Moon the Termination Fee pursuant to Section 9.5(b); provided, that such actions shall have been made in compliance with Section 7.10(b);
(b)          there has been a breach of any representation, warranty, covenant or agreement made by Moon or SpinCo in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that any of the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty days after written notice thereof is given by Clover to Moon and (ii) one Business Day before the Outside Date; provided, however, that Clover is not also in breach of this Agreement such that any of the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty days after written notice thereof is given by Moon to Clover and (ii) one Business Day before the Outside Date.
              SECTION 9.4.          Termination by Moon.
This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by Moon if:
(a)          the Clover Board shall have made a Clover Change of Recommendation, whether or not permitted by the terms hereof, or the Board of Directors of Clover or any committee thereof shall have resolved to make, or Clover shall have publicly announced, a Clover Change of Recommendation; or
(b)          there has been a breach of any representation, warranty, covenant or agreement made by Clover in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that any of the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty days after written notice thereof is given by Moon to Clover and (ii) one Business Day before the Outside Date; provided, however, that Moon is not also in breach of this Agreement such that any of the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (A) thirty days after written notice thereof is given by Clover to Moon and (B) one Business Day before the Outside Date.
              SECTION 9.5.          Effect of Termination and Abandonment.
(a)          Except as provided in paragraphs (b) through (e) directly below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) subject to clause (d) directly below, no such termination shall relieve any Party of any liability or damages to the other Party resulting from any Willful Breach of this Agreement and (ii) this Section 9.5 and Article X shall survive the termination of this Agreement.
(b)          In the event that
(i)           this Agreement is terminated (A)(I) by either Clover or Moon pursuant to (x) Section 9.2(a) or (y) Section 9.2(b) or (II) by Moon pursuant to Section 9.4(b); and (B)(I) before receipt of the Clover Stockholder Approval a Competing Proposal has been publicly made or disclosed with respect to Clover and, except where the Person who made such Competing Proposal or its Affiliates is a party to the Competing Proposal contemplated in clause (B)(II) has not been withdrawn (1) prior to the Outside Date in the case of clause (A)(I)(x), (2) at least two (2) Business Days prior to the Clover Stockholder Meeting in the case of clause (A)(I)(y) or (3) at least two (2) Business Days prior to the date of termination in the case of clause (A)(II) and (II) within twelve months of such termination, Clover shall have entered into an Alternative Acquisition Agreement with respect to or consummated any Competing Proposal, (substituting “50%” for each reference to “20%” in the definition of “Competing Proposal”);
(ii)          this Agreement is terminated by Moon pursuant to Section 9.4(a); or
(iii)         this Agreement is terminated by Clover pursuant to Section 9.3(a);
then Clover shall pay Moon (or its designee(s)) a termination fee of $176,000,000 (the “Termination Fee”) (less any amounts paid pursuant to Section 9.5(e)) by wire transfer of same-day funds, such payment to be made on the date of entry into an Alternative Acquisition Agreement or consummation of a Competing Proposal (whichever is earlier) in the case of clause (i) above, within three Business Days after such termination in the case of clause (ii) above, and prior to or concurrently with termination in the case of clause (iii) above.
(c)          Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Moon and SpinCo in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and by the Transaction Documents, which amount would otherwise be impossible to calculate with precision. In the event that Clover fails to promptly pay when due the Termination Fee pursuant to Section 9.5(b) and, in order to obtain such payment Moon commences a Proceeding that results in a judgment against Clover for payment of the Termination Fee, Clover shall pay to Moon its costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on the Termination Fee at the prime rate set forth in the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(d)          The Parties acknowledge and agree that in no event shall Clover be required to pay the Termination Fee on more than one occasion.  Notwithstanding anything in this Agreement to the contrary, upon payment of the Termination Fee in accordance with Section 9.5(b), neither Clover nor Merger Sub shall have no further liability to Moon or SpinCo with respect to this Agreement, the Separation and Distribution Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby; provided, however, that payment by Clover of the Termination Fee shall not relieve Clover from any liability or damages resulting from any Willful Breach of this Agreement.
(e)          If this Agreement is terminated pursuant to Section 9.2(b), Clover shall pay to Moon its Expenses in an amount not to exceed $35,000,000. Any Expenses of Moon due under this Section 9.5(e) shall be paid by wire transfer of immediately available funds no later than two (2) Business Days after receipt by Clover of an itemized statement identifying such Expenses.
ARTICLE X
MISCELLANEOUS
SECTION 10.1.        Non‑Survival of Representations, Warranties and Agreements
The covenants and agreements that by their terms are to be performed following the Closing pursuant to the Separation and Distribution Agreement or this Agreement shall survive the Effective Time in accordance with their terms and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder or hereunder.
SECTION 10.2.        Notices
All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
if to Moon or SpinCo, to:

Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention: Evan M. Turtz

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Scott A. Barshay
Steven J. Williams

if to Clover, to:

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention:	Andy Schiesl

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

or to such other address or addresses as the Parties may from time to time designate in writing.
      SECTION 10.3.        Amendments and Waivers
(a)          Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 10.3(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
(b)          This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement; provided, that any amendments or modifications of this Section 10.3(b) or Sections 10.4 or 10.5, to the extent adversely affecting any of the Lenders, may not be amended without the prior written consent of each of the

Lenders. No amendment or modification shall be made which by Law requires further approval by the stockholders of Clover without obtaining the further approval of such stockholders.
(c)          Notwithstanding anything to the contrary in this Agreement, in the event that Steps 12A through 12D of the Plan of Reorganization are adopted in accordance with the Plan of Reorganization, the parties will reasonably cooperate to modify or amend the Merger Agreement and the Transaction Documents to the extent necessary to permit the implementation of such Steps 12A through 12D, so long as such modification would not cause the Closing to occur materially later than the date the Closing would otherwise have occurred had such modification not been made.
SECTION 10.4.        Governing Law; Jurisdiction; WAIVER OF JURY TRIAL
(a)          This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.
(b)          Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(c).
SECTION 10.5.        Assignment; Parties in Interest; Non‑Parties
(a)          No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 10.5 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 7.9 and Section 10.5(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons)
(b)          Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties, and no former, current or future Affiliates, officers, directors, employees, equityholders, lenders, financing sources, managers, members, partners, agents or representatives of any Party, in each case, who is not a party to this Agreement, shall have any liability for any obligations of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Such Persons who are not parties hereto are third party beneficiaries of Section 10.3, Section 10.4, and this Section 10.5(b). For the avoidance of doubt, this Section 10.5(b) shall not affect the rights of the Persons party to the Financing Commitment Letter to enforce the Financing Commitment Letter in accordance with its terms or the rights and obligations of the Parties set forth in Section 7.23.
SECTION 10.6.        Captions; Counterparts
The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
SECTION 10.7.        Entire Agreement

This Agreement, the Transaction Documents and the Confidentiality Agreement, including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
SECTION 10.8.        Severability
If any provision of this Agreement or any Transaction Document, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
SECTION 10.9.        Specific Performance
In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Document, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Document. Without limiting the generality of the foregoing, the Parties agree that each Party shall be entitled to enforce specifically the other Parties’ obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and the obligations with respect to the Financing), if the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived (where permissible under applicable Law). The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.
SECTION 10.10.      Financing Sources.
Notwithstanding anything in this Agreement to the contrary, the Parties hereto hereby: (a) agree that any suit, action or Proceeding, whether in contract or in tort or otherwise, involving any Lender Related Party, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (a “Financing Action”) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such Financing Action to the exclusive jurisdiction of such courts, and such Financing Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Law of the State of Delaware)) shall be governed by, and construed in accordance with, the Law of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agree not to bring or support any Financing Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party, as the case may be, in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), (c) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Financing Action in any such court with respect to any Financing Action against any Lender Related Party, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law, trial by jury in any Financing Action brought against the Lender Related Parties in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agree that none of the Lender Related Parties will have any liability to the parties to this Agreement (in each case, other than Clover and its Subsidiaries from and after the Closing) relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Clover, Merger Sub or its Affiliates or SpinCo or its Subsidiaries against the Lender Related Parties under any debt commitment letter or any other agreement with respect to the Financing or any of the transactions contemplated thereby or the any services thereunder), and (f) agree that the Lender Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.10, and such provisions and the definition of “Lenders” and “Lender Related Party” shall not be amended in any way materially adverse to the Lender Related Parties without the prior written consent of the Lenders.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
INGERSOLL-RAND PLC

By:	/s/ David C. Butow
Name:	David C. Butow
Title:	Vice President and General Counsel, Climate Segment

[Signature Page to Merger Agreement]

INGERSOLL-RAND U.S. HOLDCO, INC.

By:	/s/ David C. Butow
Name:	David C. Butow
Title:	Assistant Secretary

[Signature Page to Merger Agreement]

GARDNER DENVER HOLDINGS, INC.

By:	/s/ Vincente Reynal
Name:	Vincente Reynal
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

CHARM MERGER SUB INC.

By:	/s/ Vincente Reynal
Name:	Vincente Reynal
Title:	President

[Signature Page to Merger Agreement]

EXHIBIT A

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT
DATED AS OF APRIL 30, 2019
by and between
INGERSOLL-RAND PLC
and
INGERSOLL-RAND U.S. HOLDCO, INC.

TABLE OF CONTENTS

i

EXHIBITS

A	Form of Transition Services Agreement
B	Form of Tax Matters Agreement
C	Form of Employee Matters Agreement
D	Form of Real Estate Matters Agreement
E	Form of Intellectual Property Matters Agreement
F	Form of Trademark License Agreement

SCHEDULES
Schedule 1.1(59)	PFS Group
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(i)	SpinCo Assets
Schedule 2.2(a)(ii)	SpinCo Group
Schedule 2.2(a)(ix)	Excluded items on SpinCo Sites
Schedule 2.2(b)(i)	Excluded Assets
Schedule 2.3(b)(i)	Excluded Liabilities
Schedule 2.6(b)(iv)	Intercompany Contracts which are not being terminated
Schedule 2.8(a)(i)	Closing Working Capital
Schedule 2.13	IT Matters
Schedule 6.9(a)(ii)	Guarantees

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of April 30, 2019 (this “Agreement”), is by and between Ingersoll-Rand plc, a public limited company incorporated in Ireland (“Moon”), and Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation (“SpinCo”). Certain terms used in this Agreement are defined in Section 1.1.
W I T N E S S E T H:
WHEREAS, Moon, acting through itself and its direct and indirect Subsidiaries, currently conducts the SpinCo Business;
WHEREAS, SpinCo is a newly formed, wholly owned Subsidiary of Moon;
WHEREAS, Moon intends to separate the SpinCo Business from the Moon Business and to cause the SpinCo Assets to be transferred to SpinCo and other members of the SpinCo Group and to cause the SpinCo Liabilities to be assumed by SpinCo and other members of the SpinCo Group, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Moon will either (a) cause the holders of the outstanding ordinary shares, $1.00 par value, of Moon (the “Moon Ordinary Shares”) as of the close of business on the Record Date to receive on a pro rata basis for no consideration all of the issued and outstanding shares of common stock, $0.01 par value, of SpinCo (the “SpinCo Common Stock”) in accordance with a distribution ratio to be determined by the Board of Directors of Moon or a committee thereof (the “One-Step Spin-Off”) or (b) consummate an offer to exchange shares of SpinCo Common Stock for outstanding shares of Moon Ordinary Shares (the “Exchange Offer”) (followed by a Clean-Up Spin-Off) (in each case, the “Distribution”);
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Moon, SpinCo, Gardner Denver Holdings, Inc., a Delaware corporation (“Clover”), and Charm Merger Sub Inc., a Delaware corporation and newly formed direct wholly owned Subsidiary of Clover (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo (the “Merger”) and all shares of SpinCo Common Stock will be converted into the right to receive common stock, $0.01 par value, of Clover, (“Clover Common Stock”) upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, the Board of Directors of Moon, or a duly authorized committee thereof, and the Board of Directors of SpinCo have approved the Reorganization, the Distribution, the Merger Agreement and the Merger;
WHEREAS, for U.S. federal income tax purposes, (i) the Contribution and Distribution are intended to qualify as tax-free under Sections 368(a), 361 and 355 of the Code; (ii) each of the transactions described on Schedule 7.3(b) of the Merger Agreement are intended to qualify either as a “distribution” under Section 355 of the Code or as a “reorganization” under Sections 368(a), 361 and 355 of the Code; and (iii) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and certain other agreements that will govern certain matters relating to the Reorganization, the Distribution and the ongoing relationship of Moon, SpinCo and their respective Subsidiaries.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1            Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
(1)           “Accounting Principles” means GAAP, applied using the same accounting principles and standards, methods, policies, practices, procedures, classifications and estimation methodologies used by SpinCo in preparing the Audited Financial Statements, and modified with respect to the calculation of Closing Working Capital, by any change in such principles, methods, policies, practices, procedures, classifications and estimation methodologies that are used by SpinCo in the preparation of the example calculation of Closing Working Capital set forth on Schedule 2.8(a)(i) (including with respect to the categories of Assets which are classified as “Current Assets” and categories of Liabilities which are classified as “Current Liabilities” which shall be as set forth therein).  In the event of any conflict between GAAP and this Agreement (except, solely with respect the calculation of Closing Working Capital, the example calculation of Closing Working Capital set forth on Schedule 2.8(a)(i)), including the defined terms herein, GAAP shall apply. For the avoidance of doubt, past methods, policies, practices, procedures, classifications and estimation methodologies shall not include errors, unreconciled accounts or misuse of facts.
(2)           “Action” means any claim, action, suit, arbitration, investigation or other Proceeding, in each case, by any Person or Governmental Authority before any Governmental Authority.
(3)           “Adversarial Action” means (i) an Action by a member of the Moon Group, on the one hand, against a member of the SpinCo Group or the Clover Group, on the other hand, or (ii) an Action by a member of the SpinCo Group or the Clover Group, on the one hand, against a member of the Moon Group, on the other hand.
(4)           “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether
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through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, for purposes of this Agreement, the other Transaction Documents and the Merger Agreement, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Moon Group, and no member of the Moon Group shall be deemed to be an Affiliate of any member of the SpinCo Group, from and after the Distribution Time.
(5)           “Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations, information or reports to be submitted to, or other filings or consultations to be made with, any third Person, including employee representatives, unions, works councils, health and safety committees, or any Governmental Authority.
(6)           “Asbestos Liabilities” means all Liabilities to the extent relating to, arising out of or resulting from the actual or alleged exposure of any Person to asbestos in any form, including all Liabilities to the extent relating to, arising out of or resulting from any Action brought by (or on behalf of) such Person in respect of such Liabilities.
(7)           “Assets” means any and all assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected, or required to be recorded or reflected, on the books and records or financial statements of the applicable Person, including the following:
(a)          all Information, cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data and drawings, correspondence and lists, product data and literature, artwork, design, development, manufacturing and business process files and data, formulations and specifications, quality records and reports and accounting and other books, records, studies, surveys, reports, plans, documents, advertising and promotional materials, and other printed or written materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, corporate minute books and related stock records, financial records, separate entity Tax Returns and associated Tax records of SpinCo and its Subsidiaries (including of any entity that is treated as a predecessor of SpinCo or any of its Subsidiaries for U.S. federal income tax purposes), and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form (“Books and Records”);
(b)          all apparatus, computers and other electronic data processing and communications equipment, telecommunications equipment and data, electronic storage equipment, fixtures, machinery, marketing and transportation systems and related facilities, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment, tools, apparatus, cables, test devices, prototypes and models and other tangible personal property of any kind;
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(c)          all inventories of materials, parts, raw materials, components, supplies, work-in-process, goods in transit, consigned goods and finished goods and products;
(d)          all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Lien in real property, lessor, sublessor, lessee, sublessee or otherwise;
(e)          (i) all interests in any capital stock or other equity or ownership interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures, puts, call, straddles, options or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;
(f)          all rights under Contracts, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other Contracts, all claims or rights against any Person, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
(g)          all deposits, prepaid expenses, letters of credit and performance and surety bonds;
(h)          all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;
(i)          all Intellectual Property Rights and all physical and tangible materials embodying same;
(j)          all IT Assets;
(k)          all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non- current);
(l)          all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent;
(m)          all licenses, Permits, approvals and authorizations which have been issued by any Governmental Authority or other third Person;
(n)          all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and
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(o)          all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
(8)           “Audited Financial Statements” has the meaning set forth in the Merger Agreement.
(9)           “Business Day” has the meaning set forth in the Merger Agreement.
(10)          “Closing” has the meaning set forth in the Merger Agreement.
(11)          “Clover Group” means Clover and each Person that is a direct or indirect Subsidiary of Clover.
(12)          “Club Car” means the Club Car strategic business unit of Ingersoll Rand that today is in the business of manufacturing, production, assembly, sale, offering and service of golf, utility and consumer low-speed vehicles, brakes related to the foregoing, and related parts and service offerings.
(13)          “Code” means the Internal Revenue Code of 1986, as amended.
(14)          “Contract” means any written or oral legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, insurance policy, benefit plan, deed of trust, lease, sublease, franchise, permit, authorization, license, instrument, binding commitment, obligation or other undertaking.
(15)          “Contribution” means the transfer of the SpinCo Assets and SpinCo Liabilities to SpinCo pursuant to the Reorganization.
(16)          “CTS” means the Compression Technology and Services strategic business unit of Ingersoll Rand that today is in the business of manufacturing, production, assembly, sale, offering and service of air compressors (including reciprocating air compressors, oil-flooded rotary air compressors, oil-free compressors, oil-free rotary compressors and centrifugal compressors), air compressor dryers, air compressor filters, controls and automation, the Ingersoll Rand integrated compression/OEM solutions business, low pressure blowers and machining and testing, and related parts and accessories (including those related to condensate management, filtration solutions, installation solutions, lubricants and power management), which services include maintenance plans, rentals services, performance services, remanufacturing, installations and product training, machining services, testing services and other service offerings.
(17)         “Disclosure Documents” means (a) any registration statement to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in connection with the Distribution, and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, and (b) if the Distribution is effected in whole or in part as an Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case,
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which describes the Reorganization or the SpinCo Group or primarily relates to the transactions contemplated hereby.
(18)          “Distribution Agent” means Computershare Shareholder Services.
(19)          “Distribution Date” means the date on which Moon distributes all of the issued and outstanding shares of SpinCo Common Stock to the holders of Moon Ordinary Shares.
(20)          “Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City time.
(21)          “Effective Time” has the meaning set forth in the Merger Agreement.
(22)          “Employee Matters Agreement” means the Employee Matters Agreement in the form attached hereto as Exhibit C, entered into by and among Clover, Moon and SpinCo on or immediately prior to the Closing Date.
(23)          “Environmental Condition” means the presence of Hazardous Materials in the environment, including soil, groundwater, surface water, ambient air or indoor air.
(24)          “Environmental Law” means any and all applicable Laws, including the common law, relating to the protection of the environment, natural resources or human health and safety (to the extent related to exposure to harmful or deleterious substances).
(25)          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.
(26)          “Excluded SpinCo Records” means (a) any and all Tax Returns and associated Tax records of SpinCo and its Subsidiaries other than separate entity Tax Returns and associated Tax records of SpinCo and its Subsidiaries, including, for the avoidance of doubt, any Tax Returns filed on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis with any member of the Moon Group and associated Tax records; (b) any personnel records that do not constitute Benefit Management Records (as defined in the Employee Matters Agreement); (c) any Books and Records not related in any material respect to the SpinCo Business (it being understood that to the extent that such Books and Records relate in part to the SpinCo Business, SpinCo shall be provided access to redacted copies of such records showing only the information that relates to the SpinCo Business); (d) any Books and Records the transfer of which is prohibited by applicable Law; and (e) any Books and Records (including any minutes or summaries of executive meetings and strategy papers) relating to the transactions contemplated by this Agreement, the Merger Agreement or the other Transaction Documents or any alternatives to such transactions considered by Moon.
(27)          “Fluid Management” means the Fluid Management portion of FMT that today is in the business of manufacturing, production, assembly, sale, offering and service of diaphragm pumps, piston pumps and packages, filters regulators, lubricators, lubrication
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equipment, pneumatic valves and cylinders, other products sold under the “Aro” brand, and related parts and accessories and service offerings.
(28)          “FMT” means the Fluid Management, Material Handling and Power Tools strategic business unit of Ingersoll Rand.
(29)          “Former SpinCo Employees” has the meaning set forth in the Employee Matters Agreement.
(30)          “GAAP” means generally accepted accounting principles in the United States.
(31)          “Governmental Authority” means any federal, state, local, foreign or supranational government, any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government, and any arbitral body or tribunal of competent jurisdiction.
(32)          “Group” means the Moon Group or the SpinCo Group, as the context requires.
(33)          “Hazardous Materials” means (a) any substance that is listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, toxic mold, radioactive material or radon; and (c) any other substance or waste which may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
(34)          “Headquarters Lease” has the meaning set forth in the Merger Agreement.
(35)          “Information” means information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, accountant’s work papers, contracts, instruments, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and all other technical, financial, employee or business information or data.
(36)          “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.
(37)          “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or
7

indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof.
(38)          “Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement in substantially the form attached hereto as Exhibit E, entered into or to be entered into by and among Moon and SpinCo on or immediately prior to the Distribution Date.
(39)          “Intellectual Property Rights” has the meaning set forth in the Intellectual Property Matters Agreement.
(40)          “Interim Financial Period” has the meaning set forth in the Merger Agreement.
(41)          “Interim Financial Statements” has the meaning set forth in the Merger Agreement.
(42)          “IT Assets” has the meaning set forth in the Merger Agreement.
(43)          “Law” means, with respect to any Person, any United States or foreign federal, state or local law, constitution, treaty, convention, ordinance, code, rule, regulation, statute, order, executive order, writ, injunction, judgment, decree, ruling, award or other similar requirement enacted, issued, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person.
(44)          “Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, and whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, release or warranty, or any fines, damages or equitable relief which may be imposed.
(45)          “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, adverse ownership interest or other lien of any kind.
(46)          “Material Handling” means the Material Handling portion of FMT that today is in the business of manufacturing, production, assembly, sale, offering and service of hoists, winches, tuggers, BOP handling systems, balancers, handling devices/end effectors, support structures, custom lifting solutions, ergonomic custom solutions, service solutions, and related parts and accessories and service offerings.
(47)           “Minimum Cash Amount” means $25,000,000.
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(48)          “Moon Business” means the businesses and operations conducted prior to the Distribution Time by any member of the Moon Group that are not included in the SpinCo Business.
(49)          “Moon Group” means Moon and each Person (other than any member of the SpinCo Group) that is a direct or indirect Subsidiary of Moon immediately after the Distribution Time, and each Person that becomes a Subsidiary of Moon after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Plan of Reorganization).
(50)          “Moon IP” has the meaning set forth in the Intellectual Property Matters Agreement.
(51)          “Moon LuxCo” means Ingersoll-Rand Lux International Co. S.à r.l., a Luxembourg société à responsibilité limitée.
(52)          “Moon Trademarks” has the meaning set forth in the Intellectual Property Matters Agreement.
(53)          “Party” means Moon or SpinCo, as appropriate, and “Parties” means Moon and SpinCo.
(54)          “Permits” has the meaning set forth in the Merger Agreement.
(55)          “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
(56)          “PFS Acquisition” means the acquisition of the PFS Business contemplated by the PFS Acquisition Agreement.
(57)          “PFS Acquisition Agreement” means the Securities Purchase Agreement dated as of Feburary 6, 2019, by and among Silver II GP Holdings S.C.A., Accudyne Industries Acquisition S.à.r.l., Sundyne, LLC and Moon.
(58)          “PFS Business” has the meaning set forth in the PFS Acquisition Agreement.
(59)          “PFS Group” means each of the legal entities listed on Schedule 1.1(59).
(60)          “Power Tools” means the Power Tools portion of FMT that today is in the business of manufacturing, production, assembly, sale, offering and service of cordless tools, pneumatic tools, impact wrenches, ratchets, grinders, sanders, polishers and buffers, cutting tools, needle and chisel scalers, drills, hammers, construction tools, torque multipliers, DC electric fastening systems, cordless precision fasteners, pulse tools, screwdrivers, nutrunners, riveters, calibration equipment, drills, engine starting systems (including engine barring motors and air starters) and air motors, and related parts and accessories and service offerings.
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(61)           “Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
(62)          “Real Estate Matters Agreement” means the Real Estate Matters Agreement, in substantially the form attached hereto as Exhibit D, entered into or to be entered into by and between Moon and SpinCo on or prior to the Distribution Date.
(63)          “Record Date” means the close of business on the date determined by the Board of Directors of Moon (or a committee thereof) as the record date for the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with a Clean-Up Spin-Off.
(64)          “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or within any building or facility.
(65)          “Reorganization” means the transfer of the SpinCo Assets that are not already owned by members of the SpinCo Group to members of the SpinCo Group and the assumption of the SpinCo Liabilities that are not already owned by members of the SpinCo Group by members of the SpinCo Group, and the transfer of Excluded Assets that are not already owned by members of the Moon Group to members of the Moon Group and the assumption of the Excluded Liabilities that are not already owned by members of the Moon Group by the Moon Group, all as more fully described in this Agreement and the other Transaction Documents and including the steps set forth in the Plan of Reorganization.
(66)          “SEC” means the United States Securities and Exchange Commission.
(67)          “Service Provider” means, with respect to any Person, any current, former or future employee, officer, consultant, independent contractor or director of such Person.
(68)          “Shared Assets” means the Assets identified on Schedule 2.7(a).
(69)          “Shared Contracts” means all contracts, commitments and other agreements to which Moon or any of its Subsidiaries is a party as of immediately prior to the Distribution Time that relate both to the SpinCo Business and the Moon Business (other than (i) Intercompany Obligations and (ii) any Contracts with respect to Intellectual Property Rights or IT Assets that are the subject of Transition Services under the Transition Services Agreement, which shall be treated as set forth therein).
(70)          “Specified Asbestos Liabilities” means Asbestos Liabilities of any member of the Moon Group, whether such claim is made before or after the Distribution Time, in each case to the extent relating to, arising out of or resulting from Club Car, Material Handling, Power Tools or the PFS Business (in each case, including former products or business
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lines of similar application or end use made, sold or serviced by any such business, or former locations of any such business that made, sold or serviced such products or business lines).
(71)          “SpinCo Balance Sheet” means the balance sheet as of December 31, 2018 included in the SpinCo Financial Statements (as defined in the Merger Agreement).
(72)          “SpinCo Business” means the business conducted by the Industrial segment of Moon as such business is conducted as of the date hereof and will be conducted in accordance with the Merger Agreement immediately prior to the Distribution Time, including, if the PFS Acquisition has been consummated prior to the Distribution Time, as conducted after giving effect to the PFS Acquisition.
(73)          “SpinCo Business Records” means Books and Records of Moon and its Subsidiaries as of immediately prior to the Distribution Time, excluding Excluded SpinCo Records.
(74)          “SpinCo Contracts” means the following Contracts to which Moon or any of its Subsidiaries is a party or by which Moon or any of its Subsidiaries or any of their respective Assets is bound, in each case, as of immediately prior to the Distribution Time (except for any such Contract or part thereof that is expressly contemplated to be retained by or transferred to Moon or any member of the Moon Group pursuant to any provision of this Agreement or any other Transaction Document):
(a)          any Contract that is primarily related to the SpinCo Business;
(b)          any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including Shared Contracts, subject to Section 2.7) or any of the other Transaction Documents to be assigned to SpinCo or any member of the SpinCo Group; and
(c)          the PFS Acquisition Agreement and any other Transaction Document (as defined in the PFS Acquisition Agreement).
(75)          “SpinCo Group” means SpinCo, those Persons set forth on Schedule 2.2(a)(ii), if the PFS Acquisition is consummated prior to the Distribution Time, each member of the PFS Group, each Subsidiary of SpinCo immediately after the Distribution Time and each other Person that becomes a Subsidiary of SpinCo after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Plan of Reorganization); provided that Schedule 2.2(a)(ii) may be updated in accordance with the Plan of Reorganization to add or remove Persons on such schedule.
(76)          “SpinCo Indebtedness” means, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid commitment fees thereon, premiums, penalties, costs payable in connection with payment or prepayment (including any breakage costs, prepayment or early termination penalties, foreign currency charges or conversion expenses), fees or other amounts owing in respect of the aggregate amount outstanding as of immediately prior to the Distribution Time with respect to any of the following of any member of the SpinCo Group: (a) obligations for borrowed money; (b) obligations
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evidenced by bonds, debentures, notes, debt securities or other similar instruments, (c) obligations under any letters of credit, performance bonds, surety bonds, bankers acceptances or similar instruments to the extent drawn and not reimbursed (reduced by any SpinCo Cash held as collateral in respect thereof), (d) obligations under leases which have been, or should be in accordance with GAAP, capitalized leases, (e) obligations pursuant to, or under, any interest rate, currency, commodity or other swap, collar, cap, derivative or other hedging or similar agreements or arrangements, (f) obligations for the deferred purchase price of property, goods, assets or services or for earn-outs or similar obligations (calculated at the full amount of payments outstanding), (g) accrued severance obligations with respect to Former SpinCo Employees and (h) guaranties of any obligations of the types described in the preceding clauses (a) through (g), inclusive, of any other Person. For the avoidance of doubt, the term “SpinCo Indebtedness” shall not include (A) any amounts available under any debt instrument to the extent undrawn or uncalled, (B) any Liabilities to the extent such items are included in the calculation of Closing Working Capital, (C) any indebtedness between wholly-owned members of the SpinCo Group, or (D) Total SpinCo Debt.
(77)          “SpinCo IP” has the meaning set forth in the Intellectual Property Matters Agreement.
(78)           “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote or direct the vote of, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
(79)          “Supply Agreements” has the meaning set forth in the Merger Agreement.
(80)          “Tax” has the meaning set forth in the Tax Matters Agreement.
(81)          “Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit B, entered into or to be entered into by and between Clover, Moon and SpinCo on or prior to the Distribution Date.
(82)          “Tax Return” has the meaning set forth in the Tax Matters Agreement.
(83)          “Tender Agreement” has the meaning set forth in the Merger Agreement.
(84)          “Total SpinCo Debt” means, collectively, any debt incurred by SpinCo or any of its Subsidiaries to finance the SpinCo Payment.
(85)          “Trademark License Agreement” means the Trademark License Agreement in substantially the form attached hereto as Exhibit E, entered into or to be entered into by and among Moon and SpinCo on or immediately prior to the Distribution Date.
(86)          “Trademarks” has the meaning set forth in the Intellectual Property Matters Agreement.
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(87)          “Transaction Documents” means this Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, the Trademark License Agreement, the Tender Agreement, the Supply Agreements, the Headquarters Lease and the Transfer Documents, in each case including all annexes, exhibits, schedules, attachments and appendices thereto.
(88)          “Transfer Documents” means the Pre-Distribution Transfer Documents, the Post-Distribution Moon Transfer Documents and the Post-Distribution SpinCo Transfer Documents.
(89)          “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit A, entered into or to be entered into by and between Moon and SpinCo on or immediately prior to the Distribution Date.
(90)          “Transition Services” has the meaning set forth in the Transition Services Agreement.
Section 1.2             Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:
Definition	Section
Adjustment Amount	2.8(a)(i)
Agreement	Preamble
Appointed Representative	8.1(a)
Arbitration Act	8.1
Chosen Courts	9.2(b)
Clean-Up Spin-Off	3.3(c)
Closing Statement	2.8(c)(i)
Closing Working Capital	2.8(a)(i)
Clover	Recitals
Clover Common Stock	Recitals
Counsel	4.8(e)
Dispute	8.1
Disputed Items	2.8(d)(ii)
Distribution	Recitals
Estimated Adjustment Amount	2.8(c)(i)
Estimated Closing Statement	2.8(c)(i)
Exchange Offer	Recitals
Excluded Asbestos Liabilities	2.3(b)(v)
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
Existing Moon Counsel	4.8(a)
Final Adjustment Amount	2.8(e)
General SpinCo Business Information	4.8(b)
Guarantee Release	6.9(b)
Hedging Contracts	2.15

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Definition	Section
Hedging Transactions	2.15
Indemnified Party	6.5(a)
Indemnifying Party	6.5(a)
Indemnity Payment	6.5(a)
Intercompany Obligations	2.8(a)
linked	2.9(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Mixed Action	6.10(d)
Moon	Preamble
Moon Accounts	2.9(a)
Moon Confidential Information	7.2(b)
Moon Controlled Actions	6.10(b)
Moon Counsel	4.8(a)
Moon Indemnification Obligations	6.2
Moon Indemnified Parties	6.1
Moon Ordinary Shares	Recitals
Moon Released Persons	5.1(a)
Notice of Objection	2.8(d)(i)
One-Step Spin-Off	Recitals
Permitted Amendment	2.1(c)
Plan of Reorganization	2.1(a)
Post-Closing Claims	7.3(b)
Post-Distribution Moon Transfer Documents	2.5(b)
Post-Distribution SpinCo Transfer Documents	2.4(b)
Pre-Closing Occurrence-Based Policies	2.2(a)(vii)
Pre-Distribution Transfer Documents	2.1(c)
Preliminary Working Capital Statement	2.8(b)(i)
Reimbursable Expense	7.4(a)
Reorganization Amendment	2.1(c)
Representatives	7.2(a)
Resolution Period	2.8(d)(ii)
Separation Expenses	7.4(a)
Separation Agreement Disputes	8.1(b)
Separate Action	6.10(c)
Solvency Opinion	3.2(c)
SpinCo	Preamble
SpinCo Accounts	2.9(a)
SpinCo Assets	2.2(a)
SpinCo Borrower	3.1(b)
SpinCo Cash	2.8(a)(iii)
SpinCo Cash Amount	2.8(a)(iii)
SpinCo Common Stock	Recitals
SpinCo Confidential Information	7.2(a)

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Definition	Section
SpinCo Controlled Actions	6.10(a)
SpinCo Counsel	4.8(a)
SpinCo Debt	3.1(b)
SpinCo Indemnification Obligations	6.1
SpinCo Indemnified Parties	6.2
SpinCo Liabilities	2.3(a)
SpinCo Payment	3.1(c)
SpinCo Released Persons	5.1(b)
SpinCo Site	2.2(a)(ix)
Target Working Capital	2.8(b)(ii)(B)
Third-Party Claim	6.5(a)
Unaffiliated Accounting Firm	2.8(d)(iii)
Working Capital	2.8(a)(i)

ARTICLE II
THE REORGANIZATION
Section 2.1            Transfer of Assets and Assumption of Liabilities Prior to the Distribution.
(a)           In accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure, as it may be revised in accordance with Section 2.1(d), being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date of this Agreement, prior to the Distribution Time:
(i)          SpinCo Assets. Moon shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to SpinCo or one or more of SpinCo’s Subsidiaries designated by SpinCo, and SpinCo or such Subsidiaries shall accept from Moon and Moon’s applicable Subsidiaries, all of Moon’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all SpinCo Assets (in the case of the Moon Trademarks and all other SpinCo IP, subject to, and in accordance with, the terms and conditions of the Intellectual Property Matters Agreement and Trademark License Agreement);
(ii)          SpinCo Liabilities. SpinCo and/or one or more of its Subsidiaries designated by SpinCo shall accept, assume and agree faithfully to perform, discharge and fulfill the SpinCo Liabilities in accordance with their respective terms (and, for the avoidance of doubt, shall not assume the Excluded Liabilities). SpinCo and such Subsidiaries shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or the legal entity that incurred or holds the SpinCo Liability (provided, however, that nothing contained herein shall preclude or inhibit SpinCo from asserting against third parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement;
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(iii)          Excluded Assets. Moon shall cause the members of the SpinCo Group to assign, transfer, convey and deliver to Moon or one or more of its other Subsidiaries designated by Moon (other than any member of the SpinCo Group), and Moon or such other Subsidiaries shall accept from such applicable members of the SpinCo Group, such applicable Person’s respective direct or indirect right, title and interest in and to any Excluded Assets; and
(iv)          Excluded Liabilities. Moon and/or its Subsidiaries designated by Moon (other than any member of the SpinCo Group) shall accept and assume from the members of the SpinCo Group and agree faithfully to perform, discharge and fulfill the Excluded Liabilities of such Persons, and Moon and/or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude or inhibit Moon from asserting against third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement.
(b)           In furtherance of the assignment, transfer, conveyance and delivery of the SpinCo Assets and the assumption of the SpinCo Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(ii), on the date that such SpinCo Assets are assigned, transferred, conveyed or delivered or such SpinCo Liabilities are assumed, and except with respect to matters addressed by the Intellectual Property Matters Agreement: (i) Moon shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Moon’s and its Subsidiaries’ (other than the members of the SpinCo Group) right, title and interest in and to such SpinCo Assets and (ii) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo and its Subsidiaries.
(c)           In furtherance of the assignment, transfer, conveyance and delivery of the Excluded Assets and the assumption of the Excluded Liabilities in accordance with Section 2.1(a)(iii) and Section 2.1(a)(iv), on the date that such Excluded Assets are assigned, transferred, conveyed or delivered or such Excluded Liabilities are assumed, (i) SpinCo shall execute and deliver, and shall cause the members of the SpinCo Group to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and such Person’s right, title and interest in and to such Excluded Assets and (ii) Moon shall execute and deliver, and shall cause its Subsidiaries (other than the members of the SpinCo Group) to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Moon and its Subsidiaries. All of the foregoing documents contemplated by Section 2.1(b) and this Section 2.1(c) shall be referred to collectively herein as the “Pre-Distribution Transfer Documents.”
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(d)           Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.1(a), each of Moon and SpinCo will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Plan of Reorganization (whether prior to, at or after the Distribution Time). Prior to the Distribution Time, Moon shall be permitted to update, modify or supplement the then-current Plan of Reorganization (including by making conforming amendments to Schedule 2.1(a)) if such update, modification or supplement (which, for the avoidance of doubt, would include any additional step or additional description of a step currently included on the Plan of Reorganization) (i) is consistent in all respects with the allocation of SpinCo Assets, SpinCo Liabilities, Excluded Assets and Excluded Liabilities in accordance with the definitions of such terms and otherwise consistent in all respects with allocations of assets and liabilities in the other Transaction Documents, (ii) would not reasonably be expected to delay the Distribution Date by more than sixty (60) days past the then-expected Distribution Date and, in any event, not beyond the Outside Date (as defined the Merger Agreement), (iii) in the case of any update, modification or supplement with respect to SpinCo Assets and SpinCo Liabilities (whether in corporate form or otherwise) that are already specifically reflected in the Plan of Reorganization at the time of such proposed further update, modification, or supplement, would not reasonably be expected to result in a material incremental Liability (other than any Asbestos Liability) (including, for the avoidance of doubt, Tax Liability) to SpinCo or any of its Subsidiaries unless and only to the extent such incremental Liability is expressly subject to reimbursement or indemnification by Moon pursuant to this Agreement or any other Transaction Document or is offset by savings otherwise obtained pursuant to any update, modification or supplement to the Plan of Reorganization, (iv) would not reasonably be expected (in light of the terms of this Agreement and the other Transaction Documents) to impede the operations of or otherwise adversely affect the SpinCo Business in any respect material to the SpinCo Business and (v) would not restrict the disposition of any of the businesses listed on Schedule I of the Tax Matters Agreement (any update, modification or supplement described in this sentence, a “Permitted Reorganization Amendment”). Moon shall regularly consult in good faith with Clover in the course of the further development of the Plan of Reorganization, provide any information reasonably requested by Clover related thereto, and consider in good faith comments from Clover in respect of such further development of the Plan of Reorganization. At such time as Moon notifies Clover in writing that it proposes to make an amendment to the Plan of Reorganization, Moon shall consider in good faith any further comments from Clover, but the determination as to whether a proposed amendment constitutes a Permitted Reorganization Amendment shall ultimately be reasonably determined in good faith by Moon. Other than any Permitted Reorganization Amendment (and subject to compliance with the notification and consultation obligations described in the preceding two sentences) no update, modification or supplement to the then-current Plan of Reorganization may be made by Moon without the prior written consent of Clover (such consent not to be unreasonably withheld, delayed or conditioned).  In addition, and notwithstanding anything to the contrary contained herein, Moon hereby acknowledges that it intends to seek a ruling with respect to Steps 11A through 11C (“Alternative A”) of the Plan of Reorganization.  In connection therewith, Moon shall keep Clover reasonably informed regarding the filing of any ruling request and discussions relating thereto, shall notify Clover of any representations made in such ruling request that would be binding on the SpinCo Group if the ruling is obtained, and shall notify Clover if the ruling is obtained.  If it is determined that a ruling cannot be obtained or it is no longer desirable to obtain
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such ruling, Moon shall implement Steps 12A through 12D (“Alternative B”) of the Plan of Reorganization, unless Moon determines to pursue another alternative with respect to the distribution of SpinCo by Moon, in which case unless Moon (i) provides Clover with a statement from Moon’s Irish tax counsel that is reasonably acceptable to Clover, based on advice of Clover’s Irish tax counsel, that Moon’s Irish tax counsel expects to deliver the opinion described in Section 7.3(b)(ii) of the Merger Agreement relating to clause (b) of the definition of Tax-Free Status of the External Transactions (as defined in the Merger Agreement) and provides Clover with sufficient detail of such alternative such that Clover’s Irish tax counsel may make such determination and (ii) such alternative otherwise satisfies the criteria for a Permitted Reorganization Amendment, such other alternative shall not be implemented without the prior written consent of Clover (such consent not to be unreasonably withheld, delayed or conditioned).
(e)           SpinCo hereby waives compliance by each and every member of the Moon Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group.
(f)            Moon hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Moon Group.
(g)           The Parties acknowledge and agree that as between the Moon Group and the SpinCo Group, on the one hand, and any third Person asserting a Liability against a member of the Moon Group or the SpinCo Group, on the other hand, nothing in this Agreement shall be interpreted to grant such third Person rights to assert such Liability against any legal entity within the Moon Group or the SpinCo Group that would not be subject to such Liability absent this Agreement.
Section 2.2            Allocation of Assets.
(a)           For purposes of this Agreement, “SpinCo Assets” shall mean the following Assets (without duplication and excluding any Intellectual Property Rights from each clause below other than clause (vi)), except for Excluded Assets:
(i)          the Assets listed or described on Schedule 2.2(a)(i);
(ii)          the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Moon, listed in Schedule 2.2(a)(ii) (provided that Schedule 2.2(a)(ii) may be updated in accordance with the Plan of Reorganization to add or remove Persons on such schedule) or otherwise contemplated to be part of SpinCo Group pursuant to the Reorganization (which, for the avoidance of doubt, following the consummation of the PFS Acquisition, shall include the PFS Group);
(iii)          (A) the SpinCo Contracts and (B) any Shared Contracts to the extent allocated to SpinCo pursuant to Section 2.7;
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(iv)          the Assets reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for the SpinCo Business or any member of the SpinCo Group or the Moon Group subsequent to the date of the SpinCo Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet if prepared on a consistent basis, subject to any acquisitions or dispositions of Assets subsequent to the date of the SpinCo Balance Sheet as may be expressly permitted under or consented to by Clover in accordance with the Merger Agreement and this Agreement, but in all events excluding all cash and cash equivalents (except for SpinCo Cash in excess of the Minimum Cash Amount or as expressly otherwise provided in the Transaction Documents); provided, that upon delivery of the Audited Financial Statements pursuant to the Merger Agreement, each reference to the SpinCo Balance Sheet in this Section 2.2(a)(iv) shall be deemed to instead refer to the balance sheet as of December 31, 2018 included in the Audited Financial Statements;
(v)          the SpinCo Cash up to the Minimum Cash Amount (to the extent taken into account in the determination of SpinCo Cash Amount in the Final Adjustment Amount pursuant to Section 2.9) and all bank accounts, lock boxes and other deposit arrangements exclusively used in, held for use in or related to the SpinCo Business;
(vi)          the SpinCo IP, including all Moon Trademarks, together with any and all rights to sue and recover for past, present and future infringement, misappropriation or other violation thereof and all remedies associated therewith;
(vii)          subject to Section 7.3 (including any limitations or obligations of any member of the SpinCo Group thereunder), to the terms of the applicable Insurance Policies and the Tender Agreement, the rights of any member of the SpinCo Group under any occurrence-based Insurance Policies of Moon or its Subsidiaries (as applicable) in place prior to the Distribution Date under which SpinCo or any other member of the SpinCo Group is insured (the “Pre-Closing Occurrence-Based Policies”) (it being understood that any retrospective premiums, deductibles or other similar obligations arising from any claim(s) by or on behalf of any SpinCo Group member under such Pre-Closing Occurrence-Based Policies shall be borne by the SpinCo Group); provided further that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of any or all of such Pre-Closing Occurrence-Based Insurance Policies themselves (as distinguished from a grant of a right to access coverage under such Pre-Closing Occurrence Based Policies for the Assumed Liabilities, as provided in Section 7.3), to SpinCo or any member of the SpinCo Group;
(viii)          (A) the offices, manufacturing facilities and other owned real property allocated to a member of the SpinCo Group pursuant to the Real Estate Matters Agreement and (B) the leases, subleases, licenses or other agreements governing the leased real property allocated to a member of the SpinCo Group pursuant to the Real Estate Matters Agreement, in each case, subject to the terms and conditions of the Real Estate Matters Agreement;
(ix)          fixtures, machinery, equipment, tools, automobiles, trucks and other transportation equipment, office equipment, tangible IT Assets, furnishings and other tangible
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property located at a physical site of which the ownership or a leasehold or subleasehold interest is being transferred to or retained by a member of the SpinCo Group pursuant to the Real Estate Matters Agreement, and which is not subject to a site division, a lease or sublease back to a member of the Moon Group as of the Distribution Time (a “SpinCo Site”), but excluding the items listed on Schedule 2.2(a)(ix) (in each case excluding any such tangible property owned by Persons other than Moon and its Subsidiaries as of immediately prior to the Distribution Time; provided that personal computers and other personal equipment shall be retained by the Party who, following the Distribution Time, retains the services of the applicable Service Provider who, prior to the Distribution Time, used such personal computer);
(x)          originals or, to the extent originals are not available by reason other than that such originals are Excluded SpinCo Business Records, copies of all SpinCo Business Records that are located at a SpinCo Site and copies of all other SpinCo Business Records (but not, for the avoidance of doubt, such SpinCo Business Records themselves);
(xi)          all other Assets that are expressly provided by this Agreement or any other Transaction Document as Assets to be transferred to SpinCo or any other member of the SpinCo Group; and
(xii)          all Assets owned or held immediately prior to the Distribution Time by Moon or any of its Subsidiaries primarily used in, held for use in or related to the SpinCo Business provided that no Asset shall be deemed to be a SpinCo Asset solely as a result of this clause (xiii) if such Asset is within the category or type of Asset expressly covered by (1) another subsection of this Section 2.2(a), (2) a subsection of Section 2.2(b) or (3)  by the terms of another Transaction Document.
(b)           For the purposes of this Agreement, “Excluded Assets” shall mean the following Assets that are owned, leased or licensed, at or prior to the Distribution Time, by Moon or any of its Subsidiaries (without duplication):
(i)          the Assets listed or described on Schedule 2.2(b)(i);
(ii)          all cash and cash equivalents (except for SpinCo Cash up to the Minimum Cash Amount or as expressly otherwise provided in the Transaction Documents);
(iii)          (A) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Moon that are not members of the SpinCo Group and (B) the shares of capital stock of, or any other equity or ownership interests in, the entities held by Moon that are not members of the SpinCo Group;
(iv)          (A) except as provided in clause (B), other Contracts that are not primarily related to the SpinCo Business and (B) any Shared Contracts, to the extent not allocated to SpinCo pursuant to Section 2.7;
(v)          all Moon IP;
(vi)          (A) the offices, manufacturing facilities and other owned real property allocated to a member of the Moon Group pursuant to the Real Estate Matters
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Agreement and (B) the leases, subleases, licenses or other agreements governing the leased real property allocated to a member of the Moon Group pursuant to the Real Estate Matters Agreement in each case, subject to the terms and conditions of the Real Estate Matters Agreement;
(vii)          the Excluded SpinCo Records;
(viii)          all Permits that by their terms are not transferable; and
(ix)          all other Assets (A) that are not included as SpinCo Assets pursuant to Section 2.2(a) or (B) that are expressly contemplated by this Agreement or any other Transaction Document as Assets to be retained by Moon or any other member of the Moon Group.
Section 2.3            Allocation of Liabilities.
(a)           For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities (without duplication):
(i)          [reserved];
(ii)          all Liabilities to the extent relating to, arising out of or resulting from:
(A)          the operation of the SpinCo Business, as conducted at any time before, at or after the Distribution Time;
(B)          the operation of any business conducted by any member of the SpinCo Group at any time after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is or was within such Person’s authority, with respect to such business);
(C)          the SpinCo Assets; or
(D)          any Environmental Condition or any matter subject to or regulated by Environmental Law, in each case whether before, at or after the Distribution Time and in each case to the extent relating to, arising out of or resulting from (i) any properties (or the portion thereof if shared with the Moon Group) owned, leased or occupied by any member of the SpinCo Group from and after the Distribution Time; (ii) the ownership, occupancy or use of any property included in the SpinCo Assets; or (iii) the presence on or Release of Hazardous Materials on or from any property included in the SpinCo Assets; (iv) the conduct or operation of the SpinCo Business (other than at a property of any member of the Moon Group following the Distribution Time); or (v) the use, treatment, Release, handling, transportation or disposal of Hazardous Materials by the SpinCo Business or by or on behalf of any member of the SpinCo Group (other than at a property of any member of the Moon Group following the Distribution Time);
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(iii)          the Liabilities reflected as liabilities or obligations of the SpinCo Business in the SpinCo Balance Sheet or the accounting records supporting such balance sheet (including, for the avoidance of doubt, all accounts payable and deferred revenue reflected therein), and all Liabilities arising or assumed after the date of the SpinCo Balance Sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet if prepared on a consistent basis (including, in any event, all Liabilities of SpinCo under the Total SpinCo Debt), subject, in each case, to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided, that upon delivery of the Audited Financial Statements pursuant to the Merger Agreement, each reference to the SpinCo Balance Sheet in this Section 2.3(a)(iii) shall be deemed to instead refer to the balance sheet as of December 31, 2018 included in the Audited Financial Statements;
(iv)          the Liabilities arising out of or resulting from (A) the Total SpinCo Debt, (B) capitalized and operating lease obligations related to the SpinCo Business as of the Distribution Date to the extent such capitalized and operating leases are SpinCo Assets or (C) the SpinCo Indebtedness (to the extent taken into account in the determination of SpinCo Indebtedness in the Final Adjustment Amount pursuant to Section 2.9); and
(v)          all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of SpinCo or any other member of the SpinCo Group under this Agreement or any of the other Transaction Documents.
(b)           For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):
(i)          the Liabilities listed or described on Schedule 2.3(b)(i);
(ii)          all Liabilities of Moon or its Subsidiaries to the extent (A) such Liabilities are not SpinCo Liabilities or (B) relating to, arising out of or resulting from any disposed or discontinued business or operations of Moon and its Subsidiaries as of the Distribution Time, other than disposed or discontinued business or operations that were part of CTS, Club Car, FMT or the PFS Business, including any divested assets, operations or discontinued product lines of those strategic business units;
(iii)          all Liabilities, whether presently in existence or arising after the date of this Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor engaged by any member of the Moon Group or, to the extent the relevant engagement was entered into prior to the Distribution Time, any member of the SpinCo Group, in each case in connection with the transactions contemplated by this Agreement or the Transaction Documents (other than, for the avoidance of doubt, to the extent otherwise provided in the Merger Agreement or any Transaction Document); provided that the foregoing shall not include any fees, commissions or expenses with respect to the Total SpinCo Debt;
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(iv)          all Liabilities to the extent relating to, arising out of or resulting from the indemnification of any director, officer, manager, agent or employee of Moon or any of its Affiliates who was a director, officer, manager, agent or employee of Moon or any of its Affiliates (including the SpinCo Group) on or prior to the Distribution Time to the extent such director, officer, manager, agent or employee is or becomes a named defendant in any shareholder derivative suit brought by shareholders of Moon against Moon arising from the transactions contemplated by this Agreement or the Merger Agreement, including the One-Step Spin-Off, the Exchange Offer or the Clean-Up Spin-Off, with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations;
(v)          all Asbestos Liabilities, whether arising before or after the Distribution Time, including those relating to, arising out of or resulting from CTS, Fluid Management or any former products or business lines of similar application or end use made, sold or serviced by any such business, or former locations of any such business that made, sold or serviced such products or business lines (“Excluded Asbestos Liabilities”), but not including the Specified Asbestos Liabilities;
(vi)          all Liabilities to the extent relating to, arising out or resulting from any Environmental Condition or any matter subject to or regulated by Environmental Law, in each case whether before, at or after the Distribution Time and in each case to the extent relating to, arising out of or resulting from; (A) the ownership, occupancy or use of any property of Moon Group; or (B) the use, treatment, Release, handling, transportation or disposal of Hazardous Materials on or from any property of the Moon Group; and
(vii)          all other Liabilities of Moon and its Subsidiaries that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by Moon or any other member of the Moon Group, and all agreements, obligations and other Liabilities of Moon or any member of the Moon Group under this Agreement or any of the other Transaction Documents.
Section 2.4            Transfer of Excluded Assets and Assumption of Excluded Liabilities Not Effected at or Prior to the Distribution Time.
(a)           Subject to Section 2.4(d), to the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the SpinCo Group at or prior to the Distribution Time, or is owned or held by a member of the SpinCo Group after the Distribution Time, from and after the Distribution Time:
(i)          SpinCo shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Moon or certain of its Subsidiaries designated by Moon, and Moon or such Subsidiaries shall accept from SpinCo and its applicable Subsidiaries, all of SpinCo’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets (in the case of the Moon IP, subject to, and in accordance with, the terms and conditions of the Intellectual Property Matters Agreement); and
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(ii)          Moon and/or its Subsidiaries designated by Moon shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.
(b)           In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities provided for in Section 2.4(a)(i) and Section 2.4(a)(ii) and the other Transaction Documents and without any additional consideration therefor: (i) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Moon and its Subsidiaries, and (ii) Moon shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Moon or its Subsidiaries. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “Post-Distribution SpinCo Transfer Documents.”
(c)           To the extent that the transfer or assignment of any Excluded Asset or the assumption of any Excluded Liability requires any Approvals or Notifications, the Parties shall use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in Section 7.4 or in any of the other Transaction Documents, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications; provided, further, that the obligation to obtain or make such Approvals or Notifications shall terminate on the date that is twenty-four (24) months after the Distribution.
(d)           If and to the extent that the valid, complete and perfected transfer or assignment to the Moon Group of any Excluded Assets or the assumption by the Moon Group of any Excluded Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Distribution Time, then, unless the Parties shall mutually otherwise determine, the transfer or assignment to the Moon Group of such Excluded Assets or the assumption by the Moon Group of such Excluded Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities for all other purposes of this Agreement.
(e)           If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability intended to be transferred, assigned or assumed under this Agreement or other Transaction Documents is not consummated at or prior to the Distribution Time, whether as a result of the provisions of Section 2.4(d) or for any other reason, then the Parties shall cooperate to effect such transfers as promptly following the Distribution Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of
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the SpinCo Group retaining such Excluded Asset or such Excluded Liability, as the case may be, shall thereafter hold such Excluded Asset in trust for the use and benefit of the member of the Moon Group entitled thereto (at the expense of the member of the Moon Group entitled thereto) and retain such Excluded Liability for the account of the member of the Moon Group and otherwise enter into mutually acceptable arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the economic rights and obligations relating to such Excluded Assets or Excluded Liability to the Moon Group. In addition, the member of the SpinCo Group retaining such Excluded Asset or such Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Moon Group to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the Moon Group in the same position as if such Excluded Asset or Excluded Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, are to inure from and after the Distribution Time to the Moon Group. Except to the extent otherwise required by applicable Law, each of Moon and SpinCo shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat any Excluded Asset and any Excluded Liability transferred, assigned or assumed after the Distribution Time pursuant to this Section 2.4(e) as having been so transferred, assigned or assumed prior to the Distribution Time pursuant to the Reorganization and (ii) subject to the terms and conditions of the Tax Matters Agreement, file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.
(f)            If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability pursuant to Section 2.4(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.
(g)           Any member of the SpinCo Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by Moon or the member of the Moon Group entitled to the Excluded Asset or Excluded Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Moon or the member of the Moon Group entitled to such Excluded Asset or Excluded Liability.
Section 2.5            Transfer of SpinCo Assets and Assumption of SpinCo Liabilities Not Effected at or Prior to the Distribution Time.
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(a)           Subject to Section 2.5(d), to the extent any SpinCo Asset is transferred or assigned to, or any SpinCo Liability is assumed by, a member of the Moon Group at or prior to the Distribution Time, or is owned or held by a member of the Moon Group after the Distribution Time, from and after the Distribution Time:
(i)          Moon shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to SpinCo or certain of its Subsidiaries designated by SpinCo, and SpinCo or such Subsidiaries shall accept from Moon and its applicable Subsidiaries, all of Moon’s and such Subsidiaries’ respective right, title and interest in and to such SpinCo Assets (in the case of the SpinCo IP, subject to, and in accordance with, the terms and conditions of the Intellectual Property Matters Agreement and Trademark License Agreement); and
(ii)          SpinCo and/or its Subsidiaries designated by SpinCo shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such SpinCo Liabilities in accordance with their respective terms.
(b)           In furtherance of the assignment, transfer, conveyance and delivery of SpinCo Assets and the assumption of SpinCo Liabilities provided for in Section 2.5(a)(i) and Section 2.5(a)(ii) and the other Transaction Documents and without any additional consideration therefor, and except with respect to matters addressed by the Intellectual Property Matters Agreement: (i) Moon shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of Moon’s and its Subsidiaries’ right, title and interest in and to the SpinCo Assets to SpinCo and its Subsidiaries, and (ii) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo or its Subsidiaries. All of the foregoing documents contemplated by this Section 2.5(b) shall be referred to collectively herein as the “Post-Distribution Moon Transfer Documents.”
(c)           To the extent that the transfer or assignment of any SpinCo Asset or the assumption of any SpinCo Liability requires any Approvals or Notifications, the Parties shall use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in Section 7.4 or in any of the other Transaction Documents, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications; provided, further, that the obligation to obtain or make such Approvals or Notifications shall terminate on the date that is twenty-four (24) months after the Distribution.
(d)           If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Assets or assumption by the SpinCo Group of any SpinCo Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Distribution Time then, unless the Parties shall mutually otherwise determine, the transfer or assignment to the SpinCo Group
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of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.
(e)           If any transfer or assignment of any SpinCo Asset or any assumption of any SpinCo Liability intended to be transferred, assigned or assumed under this Agreement or the other Transaction Documents is not consummated at or prior to the Distribution Time, whether as a result of the provisions of Section 2.5(d) or for any other reason, then the Parties shall cooperate to effect such transfers as promptly following the Distribution Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the Moon Group retaining such SpinCo Asset or such SpinCo Liability, as the case may be, shall thereafter hold such SpinCo Asset in trust for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto) and retain such SpinCo Liability for the account of the member of the SpinCo Group and otherwise enter into mutually acceptable arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the economic rights and obligations relating to such SpinCo Assets or SpinCo Liability to the SpinCo Group. In addition, the member of the Moon Group retaining such SpinCo Asset or such SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such SpinCo Asset or SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such SpinCo Asset is to be transferred or assigned, or which will assume such SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in the same position as if such SpinCo Asset or SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such SpinCo Asset or SpinCo Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such SpinCo Asset or SpinCo Liability, as the case may be, are to inure from and after the Distribution Time to the SpinCo Group. Except to the extent otherwise required by applicable Law, each of Moon and SpinCo shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat any SpinCo Asset and any SpinCo Liability transferred, assigned or assumed after the Distribution Time pursuant to this Section 2.5(e) as having been so transferred, assigned or assumed prior to the Distribution Time pursuant to the Reorganization and (ii) subject to the terms and conditions of the Tax Matters Agreement, file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.
(f)            If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any SpinCo Asset or the deferral of assumption of any SpinCo Liability pursuant to Section 2.5(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any SpinCo Asset or the assumption of any SpinCo Liability have been removed, the transfer or assignment of the applicable SpinCo Asset or the assumption of the applicable SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.
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(g)           Any member of the Moon Group retaining a SpinCo Asset or SpinCo Liability due to the deferral of the transfer or assignment of such SpinCo Asset or the deferral of the assumption of such SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by SpinCo or the member of the SpinCo Group entitled to the SpinCo Asset or SpinCo Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such SpinCo Asset or SpinCo Liability.
Section 2.6            Termination of Intercompany Contracts; Settlement of Intercompany Payables and Receivables.
(a)           Except as set forth in Section 2.6(b), in furtherance of the releases and other provisions of Section 5.1, SpinCo and each member of the SpinCo Group, on the one hand, and Moon and each member of the Moon Group, on the other hand, hereby terminate, effective as of the Distribution Time and in accordance with applicable Law, any and all Contracts and intercompany Liabilities (subject to Section 2.6(c) below), whether or not in writing, and whether or not such subject Contract constitutes a SpinCo Material Contract, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Moon and/or any member of the Moon Group, on the other hand, that are effective or outstanding as of immediately prior to the Distribution Time (collectively, the “Intercompany Obligations”). No such terminated Contract (including any provision thereof that purports to survive termination) or intercompany Liability shall be of any further force or effect from and after the Distribution Time, no member of either the Moon Group or SpinCo Group shall have any rights or obligations thereunder and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Obligations as provided in Section 2.6(c). Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)          The provisions of Section 2.6(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):
(i)          this Agreement, the other Transaction Documents and the Merger Agreement (and each other Contract expressly contemplated by this Agreement, any other Transaction Document or the Merger Agreement to be entered into or continued by the Parties or any of the members of their respective Groups after the Distribution Time);
(ii)          any Contracts to which any Person, other than the Parties and their respective wholly owned Subsidiaries, is a party;
(iii)          any confidentiality or non-disclosure agreements among any members of the SpinCo Group, any members of the Moon Group and any of their respective employees, including any obligation not to disclose privileged information; and
(iv)          any Contract listed on Schedule 2.6(b)(iv).
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(c)           Any intercompany payables or receivables between the SpinCo Business and the Moon Business shall be eliminated, by discharge or otherwise, cancelled in their entirety, effective immediately prior to the Distribution Time by the member owing such amount (except for any such intercompany payables or receivables arising pursuant to a Transaction Document, which shall instead be settled in accordance with the terms of such Transaction Document).
Section 2.7             Shared Assets; Shared Contracts.
(a)           The Parties shall use their reasonable best efforts to separate, as soon as practicable and to the extent practicable prior to the Distribution Time, the Shared Assets into separate Assets so that the SpinCo Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Asset to the extent related to the SpinCo Business on substantially the same terms and conditions applicable to the SpinCo Business immediately prior to the Distribution Time with respect to such Shared Asset, and Moon will retain the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Asset to the extent related to the Moon Business on substantially the same terms and conditions applicable to the Moon Business immediately prior to the Distribution Time with respect to such Shared Assets; provided, however, that except to the extent expressly provided in Section 7.4 or in any of the other Transaction Documents, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make any Approvals or Notifications necessary to effect such separation of Shared Assets. If any third party that is entitled to consent to the separation of the Shared Asset has not provided such consent or if the separation of a Shared Asset has not been completed as of the Distribution Date for any other reason, then the Parties shall use their reasonable best efforts to develop and implement mutually agreed arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to, and make available for use by, the SpinCo Group the benefit and the Liabilities (including any Tax Liabilities) of the portion of any such Shared Asset related to the SpinCo Business and to pass along to, and make available for use by, the Moon Group the benefit and the Liabilities (including any Tax Liabilities) of the portion of the Shared Asset related to the Moon Business, as the case may be. No member of the Moon Group shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Asset related to the SpinCo Business and no member of the SpinCo Group shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Asset related to the Moon Business. If and when any such consent is obtained, the Shared Asset will be separated in accordance with this Section 2.7. The obligations set forth in this Section 2.7 shall terminate on the date that is twenty-four (24) months after the Distribution Date.
(b)           The Parties shall use their reasonable best efforts to identify and partially assign or otherwise separate, as soon as practicable and to the extent practicable prior to the Distribution Time, the Shared Contracts into separate contracts so that the SpinCo Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent related to the SpinCo Business on substantially the same terms and conditions applicable to the SpinCo Business immediately prior to the Distribution Time under such Shared Contract, and Moon will retain the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the
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extent related to the Moon Business on substantially the same terms and conditions applicable to the Moon Business immediately prior to the Distribution Time with respect to such Shared Contracts (it being understood that Shared Contracts may include volume-based pricing or other incentive mechanisms or pricing benefits that will not be retained); provided, however, that except to the extent expressly provided in Section 7.4 or in any of the other Transaction Documents, neither Moon nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make any Approvals or Notifications necessary to effect such separation of Shared Contracts. If a counterparty to any Shared Contract that is entitled under the terms of the Shared Contract to consent to the separation of the Shared Contract has not provided such consent or if the separation of a Shared Contract has not been completed as of the Distribution Date for any other reason, then the Parties shall use their reasonable best efforts to promptly develop and implement mutually agreed arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to, and make available for use by, the SpinCo Group the benefit and the Liabilities (including any Tax Liabilities) of the portion of any such Shared Contract related to the SpinCo Business and to pass along to, and make available for use by, the Moon Group the benefit and the Liabilities (including any Tax Liabilities) of the portion of the Shared Contract related to the Moon Business, as the case may be. No member of the Moon Group shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Contract related to the SpinCo Business and no member of the SpinCo Group shall claim depreciation, amortization or any other tax benefit with respect to the portion of any such Shared Contract related to the Moon Business. If and when any such consent is obtained, the Shared Contract will be separated in accordance with this Section 2.7. With respect to each Shared Contract, the obligations set forth in this Section 2.7 shall terminate upon the date that is twenty four (24) months after the Distribution Date.
(c)           Without limiting the foregoing, pending the separation of each Shared Asset or Shared Contract, the Parties shall (and shall cause their respective Subsidiaries to) use their reasonable best efforts to maintain good relations with any obligees or other counterparties in connection with such Shared Asset or Shared Contract, keep such Shared Asset in good condition (ordinary course wear and tear excepted) and, in the case of Shared Contracts, comply in all material respects with the terms thereof and refrain from voluntarily terminating such Shared Contract.
(d)           Except to the extent otherwise required by applicable Law, each of Moon and SpinCo shall, and shall cause its Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income tax purposes, treat the portion of each Shared Asset and each Shared Contract the rights and benefits of which inure to it or a member of its Group as Assets owned by, and/or Liabilities of, as applicable, it or the members of its Group, as applicable, as of no later than immediately prior to the Effective Time, and (ii) subject to the terms and conditions of the Tax Matters Agreement, file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith.
Section 2.8             Certain Adjustment.
(a)            Certain Definitions.
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(i)          “Closing Working Capital” means, as of immediately prior to the Distribution Time, (A) all SpinCo Assets constituting “current” assets, in each case, as set forth in the applicable line items identified and adjusted in the example calculation of Closing Working Capital set forth on Schedule 2.8(a)(i), but excluding any SpinCo Cash, minus (B) all SpinCo Liabilities constituting “current” liabilities, in each case, as set forth in the applicable line items identified and adjusted in the example calculation of Closing Working Capital set forth on Schedule 2.8(a)(i), in each of the foregoing cases, prepared in accordance with the Accounting Principles (it being understood that (1) the working capital of the PFS Business shall be included if, and only if, the PFS Acquisition is consummated prior to the Distribution Time, (2) the working capital of the PFS Business shall be calculated separately (as set forth on Schedule 2.8(a)(i)) and (3) the applicable line items identified under the heading “Conforming Adjustments for PFS Business” on Schedule 2.8(a)(i) shall be adjustments solely with respect to the PFS Business).
(ii)          “Monthly Working Capital” means Closing Working Capital, except (1) the reference in the definition of Closing Working Capital to “immediately prior to the Distribution Time” shall be deemed to be references to “the end of such calendar month”.
(iii)          “SpinCo Cash Amount” means the aggregate amount of cash and cash equivalents, determined in accordance with the Accounting Principles, in accounts held by a member of the SpinCo Group as of immediately prior to the Distribution Time (the “SpinCo Cash”), reduced by (A) Insurance Proceeds received after the date of the SpinCo Balance Sheet that were generated by Assets that, had the event giving rise to such Insurance Proceeds not occurred, would have been SpinCo Assets (to the extent not previously applied to replace or repair a SpinCo Asset), (B) any cash and cash equivalents received as proceeds of any capital asset divestiture by the SpinCo Business outside the ordinary course of business after the date hereof, (C) any cash deposits, cash or cash equivalents held in escrow accounts and any other cash or cash equivalents that is not immediately available on an unrestricted basis to be used for the payment of obligations and (D) overdrafts and outstanding checks, wire transfers and drafts issued by a member of the SpinCo Group but not yet cleared.
(iv)          “Adjustment Amount” means the amount, which may be positive or negative, equal to the sum of:
(A)          if the Closing Working Capital is greater than the Final Target Working Capital, the absolute value of the amount of the difference between Closing Working Capital and the Final Target Working Capital,
(B)          if the Closing Working Capital is less than the Final Target Working Capital, minus the absolute value of the amount, by which Closing Working Capital is less than the Final Target Working Capital,
(C)          minus SpinCo Indebtedness as of immediately prior to the Distribution Time,
(D)          minus the absolute value of the amount by which the SpinCo Cash Amount is less than the Minimum Cash Amount.
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(v)          “Final Target Working Capital” means the Target Working Capital as finally determined pursuant to this Section 2.8 (whether by failure of SpinCo to deliver a Target Working Capital Notice of Objection, by agreement of Moon and SpinCo or by determination of the Unaffiliated Accounting Firm).
(b)           Determination of Target Working Capital.
(i)          No later than fifteen (15) days following the completion of the Audited Financial Statements, Moon shall deliver to SpinCo and Clover a written statement, prepared in good faith, setting forth the Monthly Working Capital for each calendar month during the twelve (12) full calendar month period ended immediately prior to such time (the “Preliminary Monthly Working Capital Statement) (provided that the working capital of the PFS Business shall be included in the Preliminary Monthly Working Capital Statement if, and only if, the PFS Acquisition is consummated prior to its preparation).  The Preliminary Monthly Working Capital Statement (including each month presented) shall be prepared in accordance with the Accounting Principles (except the references therein to “Closing Working Capital” shall be deemed to be references to “Monthly Working Capital for each such calendar month”).  The Parties acknowledge that the Preliminary Monthly Working Capital Statement is for informational purposes only.
(ii)          No later than ninety (90) days after the Effective Time, Moon shall deliver to SpinCo a written statement setting forth the following calculations and information:
(A)          a schedule of the Monthly Working Capital for each calendar month during the twelve (12) full calendar month period ended with the last completed month for the last completed quarter immediately prior to the Effective Time (or if the Effective Time occurs on a date that is a quarter end, such quarter end), which shall be prepared (including each month presented) in accordance with the Accounting Principles (except the references therein to “Closing Working Capital” shall be deemed to be references to “Monthly Working Capital for each such calendar month”); and
(B)          a calculation of an average equal to (i) the sum of the Monthly Working Capital for the each of the twelve (12) full calendar months ended with the last completed month for the last completed quarter immediately prior to the Effective Time (or if the Effective Time occurs on a date that is a quarter end, such quarter end), divided by (ii) 12 (the “Target Working Capital”).
(c)           Closing Statement.
(i)          At least ten (10) Business Days in advance of the Distribution Date, Moon shall prepare and deliver to SpinCo and Clover a written statement for their review, prepared in accordance with Schedule 2.8(a)(i) and otherwise calculated in accordance with the Accounting Principles (the “Estimated Closing Statement”), setting forth Moon’s good-faith calculations of an estimate of the Closing Working Capital, SpinCo Cash Amount and SpinCo Indebtedness, together with reasonable supporting detail.  During the period after delivery of such Estimated Closing Statement and prior to the Effective Time, Moon and SpinCo shall
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cooperate in good faith with Clover in connection with its review.  The Parties acknowledge that the Estimated Closing Statement will be for information purposes only.
(ii)          No later than one-hundred (100) days after the Effective Time, Moon shall prepare and deliver to SpinCo (A) the combined unaudited balance sheet of the SpinCo Business as of immediately prior to the Distribution Time, prepared in accordance with the Accounting Principles and (B) a written statement for SpinCo’s and Clover’s review, prepared in accordance with Schedule 2.8(a)(i) and otherwise calculated in accordance with the Accounting Principles (the “Closing Statement”), setting forth Moon’s good-faith calculations of the Closing Working Capital, the SpinCo Cash Amount, the SpinCo Indebtedness, the Target Working Capital, together with reasonable supporting detail.
(iii)          Each Party shall make available to the other Party, Clover and, if applicable, to the Unaffiliated Accounting Firm, all books, records, documents, personnel and work papers (subject to, in the case of independent accountant work papers, the other Party or the Unaffiliated Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) in the possession of such Party and reasonably requested by such other Party in connection with the preparation and review of the Closing Statement, the determination of the Disputed Items, the preparation of the Notice of Objection and the other matters contemplated by this Section 2.8.
(d)           Disputes.
(i)          In the event SpinCo disputes the correctness of the Closing Working Capital, the SpinCo Cash Amount, the SpinCo Indebtedness and the Target Working Capital (or any component thereof) as set forth in the Closing Statement, SpinCo shall deliver to Moon a reasonably detailed written statement describing each objection (with reference to the applicable account description) and specifying the amount that SpinCo reasonably believes is the correct amount for each disputed item (such statement, the “Notice of Objection”) within ninety (90) days after receipt of the Closing Statement, and shall set forth, in writing and in reasonable detail, the reasons for SpinCo’s objections.
(ii)          If SpinCo timely delivers a Notice of Objection in accordance with Section 2.8(d)(i), only those matters specified in such Notice of Objection shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Closing Statement, shall be final, conclusive and binding upon the Parties. If SpinCo does not deliver a Notice of Objection before the conclusion of the ninety (90)-day period referred to in Section 2.8(d)(i), the Closing Statement shall be final, conclusive and binding upon the Parties and SpinCo shall be deemed to have agreed with all items and amounts contained in the Closing Statement. Moon and SpinCo shall endeavor in good faith to resolve any Disputed Items within sixty (60) days after Moon’s receipt of the Notice of Objection (the “Resolution Period”).
(iii)          If Moon and SpinCo are unable to resolve any Disputed Item during the Resolution Period, Moon and SpinCo jointly shall, as soon as practicable and in any event within twenty (20) Business Days after the expiration of the Resolution Period, engage KPMG (or, if KPMG is not available or unwilling to serve in such capacity, an internationally recognized independent accounting firm, which firm shall not be the then regular auditors of
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Moon, SpinCo or Clover) (the firm so engaged, the “Unaffiliated Accounting Firm”), to resolve the Disputed Items in a manner consistent with this Section 2.8. Promptly after joint engagement of the Unaffiliated Accounting Firm, Moon and SpinCo shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Closing Statement and the Notice of Objection and all other documentary materials and analyses that SpinCo or Moon, as applicable, believes may be relevant to resolution of the Disputed Items. Each of Moon and SpinCo shall deliver to the Unaffiliated Accounting Firm and to the other Party simultaneously a written submission of its final position with respect to each of the Disputed Items (which position may not be outside of the range between the respective amounts set forth in the Closing Statement and the Notice of Objection) within ten (10) Business Days of the engagement of such Unaffiliated Accounting Firm. Each of Moon and SpinCo shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other Party simultaneously within ten (10) Business Days of the delivery of the Parties’ initial submissions to the Unaffiliated Accounting Firm and to each other. Neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm. In no event shall either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Unaffiliated Accounting Firm shall have thirty (30) days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 2.8 and to deliver its reasoned written determination with respect to each of the Disputed Items submitted to it for resolution, as well as its determination of each component of the Adjustment Amount that was a Disputed Item. The Unaffiliated Accounting Firm shall resolve Disputed Items submitted to it based solely on the information provided to the Unaffiliated Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual Disputed Items were prepared in accordance with Schedule 2.8(a)(i) and otherwise in accordance with the Accounting Principles.  The resolution of such Disputed Items by the Unaffiliated Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Moon and SpinCo and (iii) shall constitute an arbitral award.  The determination of the Unaffiliated Accounting Firm in respect of each Disputed Item shall be final, conclusive and binding on Moon and SpinCo and not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any court of competent jurisdiction.
(iv)          The fees and expenses, if any, of the Unaffiliated Accounting Firm incurred in connection with this Agreement shall be allocated between the Parties based upon the ratio which the aggregate amount of the Disputed Items (other than the Target Working Capital) awarded to SpinCo bears to the aggregate amount of the Disputed Items contested by SpinCo. For example, if SpinCo claims that the SpinCo Indebtedness is $1,000 greater (in SpinCo’s favor) than the SpinCo Indebtedness determined by Moon, and if the Unaffiliated Accounting Firm ultimately resolves the Disputed Items by awarding to SpinCo $300 of the $1,000 contested, then the fees, costs and expenses of the Unaffiliated Accounting Firm will be allocated 30% (i.e., $300 ÷ $1,000) to Moon and 70% (i.e., $700 ÷ $1,000) to SpinCo.
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(e)           Final Adjustment.  The Adjustment Amount, as finally determined pursuant to this Section 2.8 (whether by failure of SpinCo to deliver a Notice of Objection, by agreement of Moon and SpinCo or by determination of the Unaffiliated Accounting Firm), is referred to herein as the “Final Adjustment Amount”.
(f)            Not later than five (5) Business Days after the determination of the Final Adjustment Amount, a payment by wire transfer in respect thereof shall be made as follows:
(i)          If the Final Adjustment Amount is a positive number, then such amount shall be paid by the SpinCo Borrower to Moon LuxCo or, with the agreement of Moon, another entity in the Moon Group; and
(ii)          If the Final Adjustment Amount is a negative number, then such amount shall be paid by Moon LuxCo to the SpinCo Borrower.
Any payment pursuant to this Section 2.8(f) shall be treated as an adjustment to the SpinCo Payment for all U.S. federal (and applicable state, local and foreign) income Tax purposes and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.
(g)           If the SpinCo Cash Amount is greater than the SpinCo Minimum Cash Amount, SpinCo shall, following the Closing and as requested by Moon, assign, transfer, convey and deliver cash in an aggregate amount equal to such excess to Moon LuxCo or as otherwise directed by Moon; provided that, to the extent any member of the SpinCo Group would incur costs (including any Taxes) in transferring such cash as instructed by Moon, SpinCo shall inform Moon of the amount of such costs and, if Moon elects to proceed with the requested transfer, Moon shall bear such cost.
Section 2.9            Bank Accounts.
(a)           Moon and SpinCo each agrees to take, or cause the respective members of their respective Groups to take, prior to the Distribution Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”), so that such SpinCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Moon or any other member of the Moon Group (collectively, the “Moon Accounts”) are de-linked from such Moon Accounts.
(b)           Moon and SpinCo each agrees to take, or cause the respective members of their respective Groups to take, prior to the Distribution Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing the Moon Accounts so that such Moon Accounts, if currently linked to any SpinCo Account, are de-linked from such SpinCo Accounts.
(c)           With respect to any outstanding checks issued by Moon, SpinCo or any of their respective Subsidiaries prior to the Distribution Time, such outstanding checks shall be honored from and after the Distribution Time by the Person or Group owning the account on
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which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any other Transaction Document.
(d)           As between Moon and SpinCo (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments and reimbursements received after the Distribution Time by either Party (or member of its Group) to which the other Party (or member of its Group) is entitled under this Agreement shall be held by such receiving Party in trust for the use and benefit of the Party entitled thereto and, within sixty (60) days of receipt by such receiving Party of any such payment or reimbursement, such receiving Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party or the applicable member of the other Party’s Group, the amount of such payment or reimbursement without right of setoff.
Section 2.10           Disclaimer of Representations and Warranties. EACH OF MOON (ON BEHALF OF ITSELF AND EACH MEMBER OF THE MOON GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP AND THE CLOVER GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; AS TO THE VALUE OR FREEDOM FROM ANY LIENS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY; OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS, AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD OR MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
Section 2.11           Post-Distribution Communications. After the Distribution Time, each Party or any member of its Group may receive mail, packages and other communications properly belonging to the other Party or any member of its Group. At all times after the
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Distribution Time, each Party and the members of its Group are hereby authorized to receive and open all mail, packages and other communications received by such Party or member that belongs to the other Party or any members of its Group, and to the extent that such mail, packages or other communications do not relate to the business of the receiving Party or member, the receiving Party or member shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or member, copies thereof) to the other Party as provided for in Section 9.5. The provisions of this Section 2.11 are not intended to, and shall not, be deemed to, constitute an authorization by any Party to permit the other to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.
Section 2.12           Cooperation. Except as expressly provided by this Agreement, the Merger Agreement or the other Transaction Documents, including Section 2.1(d), (a) prior to the Distribution Date, Moon shall keep Clover reasonably informed on a current basis and furnish Clover with information relating to the determination of the Assets that are proposed to be transferred to, and Liabilities that are proposed to be assumed by, the SpinCo Group under any Transaction Document, and (b) to the extent any Transaction Documents or exhibits or schedules thereto are to be completed following the date hereof, Moon and SpinCo shall consult with Clover in good faith regarding the terms and conditions to be included in such documents, exhibits or schedules, give Clover a reasonable opportunity to comment on such documents, exhibits or schedules including on any additions or modifications to such documents, take such comments into account in good faith in finalizing such documents, exhibits or schedules; provided that Moon and SpinCo shall not finalize such documents, exhibits or schedules without the prior written consent of Clover (such consent not to be unreasonably withheld, conditioned or delayed), except if a different standard for consent is specified elsewhere in this Agreement or in the Merger Agreement or the other Transaction Documents, in which case, such standard shall apply in respect of such consent.
Section 2.13           Certain IT Matters. Moon and SpinCo will, and will cause their respective Groups to, use their reasonable best efforts to take the actions and shall pay, or will cause their respective Groups to pay, the costs to be borne by their respective Groups, as set forth in Schedule 2.13.

Section 2.14           FX and Hedging Arrangements. Moon shall use reasonable best efforts to ensure that, as of immediately prior to the Distribution Time, no member of the SpinCo Group is a party to any hedging-related transaction (including any swap, exchange, derivative, rate, forward, hedge or other similar transactions or any combination of any of the foregoing or any  options to enter into any of the foregoing) (“Hedging Transactions”) or any Contracts or confirmations related thereto (“Hedging Contracts”) and that, as of immediately prior to the Distribution Time, all such Hedging Transactions and Hedging Contracts shall have been terminated, with no further force or effect.  For the avoidance of doubt, any Liabilities of SpinCo or any member of the SpinCo Group as a result of such termination shall constitute SpinCo Indebtedness.
Section 2.15           Specified Asbestos Liabilities. The Parties agree that the Specified Asbestos Liabilities shall not constitute SpinCo Liabilities and shall not be assumed by any member of the SpinCo Group.
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ARTICLE III
THE DISTRIBUTION
Section 3.1            Actions at or Prior to the Distribution Time. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur:
(a)           Securities Law Matters.
(i)          SpinCo shall cooperate with Moon to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Moon shall be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution, and SpinCo shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Moon in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Transaction Documents.
(ii)          SpinCo shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state, foreign or other applicable securities Laws. Moon and SpinCo shall prepare and mail or otherwise make available, prior to the Distribution Date, to the holders of Moon Ordinary Shares, such information concerning SpinCo, Clover, their respective businesses, operations and management, the Distribution and such other matters as Moon shall reasonably determine and as may be required by applicable Law. Moon and SpinCo will prepare, and SpinCo will, to the extent required by applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Moon determines are necessary or desirable to effectuate the Distribution, and Moon and SpinCo shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Moon and SpinCo shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use their reasonable best efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
(b)           Financing. On or before the Distribution Date, subject to the terms and conditions of Section 7.7 of the Merger Agreement, SpinCo or a member of the SpinCo Group (such Person, the “SpinCo Borrower”) shall enter into a definitive agreement or agreements providing for indebtedness in an aggregate available principal amount equal to $1,900,000,000, which indebtedness shall consist of borrowings on the terms and conditions contemplated by the Financing Commitment Letter (as defined in the Merger Agreement) (collectively, the “SpinCo Debt”). Between the date of this Agreement and prior to the Distribution Time, subject to the terms and conditions of Section 7.7 of the Merger Agreement, the SpinCo Borrower shall incur the SpinCo Debt and receive the proceeds thereof in order to fund the SpinCo Payment.
(c)           Contribution.  Prior to the Distribution, in consideration of the transfer of the SpinCo Assets contemplated by the Reorganization, (A) SpinCo shall issue to Moon or a
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member of the Moon Group additional shares of SpinCo Common Stock such that the number of shares of SpinCo Common Stock then outstanding shall be equal to the number of shares of SpinCo Common Stock necessary to effect the Distribution, and (B) the SpinCo Borrower shall pay to Moon LuxCo cash in an aggregate amount equal to $1,900,000,000 (the “SpinCo Payment”), in immediately available funds to one or more accounts designated by Moon; provided that if the PFS Acquisition has not been consummated prior to the Distribution Time (whether or not the PFS Acquisition Agreement has been terminated), the SpinCo Payment shall be decreased by $1,450,000,000.
(d)           Distribution Agent. Moon shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
(e)           Satisfying Conditions to the Distribution. Moon and SpinCo shall cooperate to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver). In addition, and without limiting the generality of the foregoing, Moon shall use its reasonable best efforts to obtain an opinion from an independent appraisal firm to the Board of Directors of Moon (or a designated committee thereof) as to the solvency of SpinCo after giving effect to the SpinCo Payment and the consummation of the Contribution and the Distribution (the “Solvency Opinion”).
Section 3.2             Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied or waived by Moon, in whole or in part, in its sole discretion (other than the condition set forth in Section 3.2(a), which prior to the termination of the Merger Agreement may not be waived without Clover’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed):
(a)           the Reorganization (including the SpinCo Payment) shall have been completed substantially in accordance with the Plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Distribution);
(b)           the consummation or satisfaction of the actions set forth in Section 3.1(c); and
(c)           the satisfaction or waiver of the conditions set forth in Article VIII of the Merger Agreement, in each case other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution or the Merger.
Each of the foregoing conditions is for the sole benefit of Moon and shall not give rise to or create any duty on the part of Moon or its Board of Directors (or any committee thereof) to waive or not to waive any such condition in this Agreement or the Merger Agreement, or in any way limit Moon’s rights of termination set forth in this Agreement or the Merger Agreement, provided, however, that the foregoing shall not limit the Parties’ rights under Section 7.6 of the Merger Agreement.
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Section 3.3            The Distribution.
(a)           Moon may elect, in its sole discretion, to effect the Distribution in the form of (i) a One-Step Spin-Off; or (ii) an Exchange Offer (including any Clean-Up Spin-Off), provided that (A) the economic value of the Merger to each of Moon and Clover is preserved, (B) the Exchange Offer (including any Clean-Up Spin-Off) does not create any material and adverse Tax consequences to Clover and (C) the Exchange Offer (including any Clean-Up Spin-Off) does not materially delay the consummation of the Distribution and the Merger.
(b)           If Moon elects to effect the Distribution in the form of a One-Step Spin-Off, then the Board of Directors of Moon (or a committee thereof), in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date, and Moon shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. All shares of SpinCo Common Stock held by Moon on the Distribution Date shall be distributed to the holders of record of Moon Ordinary Shares in the manner determined by Moon and in accordance with Section 3.3(f). To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 3.3(f), each holder of Moon Ordinary Shares on the Record Date shall be entitled to receive for each Moon Ordinary Share held by such holder on the Record Date a number of shares of SpinCo Common Stock equal to (i) the total number of shares of SpinCo Common Stock held by Moon on the Distribution Date, multiplied by (ii) a fraction, the numerator of which is the number of shares of Moon Ordinary Shares held by such holder on the Record Date and the denominator of which is the total number of shares of Moon Ordinary Shares outstanding on the Record Date.
(c)           If Moon elects to effect the Distribution as an Exchange Offer, Moon shall determine the terms of such Exchange Offer, including the number of shares of SpinCo Common Stock that will be offered for each validly tendered share of Moon Ordinary Shares, the period during which such Exchange Offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with the terms of the Merger Agreement and all securities Law requirements applicable to such Exchange Offer. In the event that Moon’s stockholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, all shares of SpinCo Common Stock held by Moon that are not exchanged pursuant to the Exchange Offer will be distributed as a dividend to Moon stockholders on a pro rata basis on the Distribution Date and immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”), so that Moon will be treated for U.S. federal income tax purposes as having distributed all of the shares of SpinCo Common Stock to the Moon stockholders. To the extent the Distribution is effected as an Exchange Offer, subject to the terms thereof, in accordance with Section 3.3(f), each Moon stockholder may elect in the Exchange Offer to exchange a number of Moon Ordinary Shares held by such Moon stockholder for shares of SpinCo Common Stock. The terms and conditions of any Clean-Up Spin-Off will be as determined by Moon, subject to the provisions of Section 3.3(b), mutatis mutandis.
(d)          None of the Parties, nor any of their Affiliates hereto shall be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or distributions
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with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)          Moon, SpinCo, or the Distribution Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes as having been paid to the Persons otherwise entitled thereto.
(f)          Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Moon shall deliver to the Distribution Agent, a global certificate representing the SpinCo Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Moon stockholders that are entitled thereto and shall take all such other actions (including delivering any other instruments of transfer required by applicable law) as may be necessary to effect the Distribution. Upon a Clean-Up Spin-Off, if any, Moon shall deliver to the Distribution Agent an additional global certificate representing the SpinCo Common Stock being distributed in the Clean-Up Spin-Off for the account of the Moon stockholders that are entitled thereto and shall take all such other actions (including delivering any other instruments of transfer required by applicable law) as may be necessary to effect the Distribution. The Distribution Agent shall hold such certificate or certificates, as the case may be, for the account of the Moon stockholders pending the Merger, as provided in Section 3.2 of the Merger Agreement.
Immediately after the Distribution Time and prior to the Effective Time, the shares of SpinCo Common Stock shall not be transferable and the transfer agent for the SpinCo Common Stock shall not transfer any shares of SpinCo Common Stock; provided, for the avoidance of doubt, that the exchange of such shares of SpinCo Common Stock for shares of Clover Common Stock pursuant to the Merger shall not be deemed a transfer subject to the foregoing restrictions. The Distribution shall be deemed to be effective upon written authorization from Moon to the Distribution Agent to proceed.
Section 3.4            Authorization of SpinCo Common Stock to Accomplish the Distribution. Prior to the Distribution, Moon and SpinCo shall take all necessary action required to increase the number of authorized shares of SpinCo Common Stock so that the SpinCo Common Stock then issued and outstanding shall equal the number of shares of SpinCo Common Stock necessary to effect the Distribution.
ARTICLE IV
ACCESS TO INFORMATION
Section 4.1            Access to Information.
(a)           Other than for matters related to the provision of Tax records (in which event the provision of the Tax Matters Agreement shall govern) until the sixth (6th) anniversary of the Distribution Date (or such longer period as such access by a Party is required under
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applicable Law), subject to Section 7.2, each of Moon and SpinCo, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group and its Representatives, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs to (i) comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) carry out its human resources functions or to establish, assume or administer its benefit plans or payroll functions, (iii) use in any judicial, regulatory, administrative or other Proceeding, in each case other than Adversarial Actions, (iv) satisfy financial or statutory audit, accounting or other similar requirements or (v) comply with its obligations (or confirm compliance by the other Parties with their obligations) under this Agreement, the Merger Agreement or any other Transaction Document (including with respect to the completion of the Reorganization after the date of this Agreement); provided that in the case of Information reasonably requested by a Party to satisfy its financial and statutory audit requirements, the access contemplated by this Section 4.1(a) shall extend until the tenth (10th) anniversary of the Distribution Date; provided, further, that in the event that any Party determines that any such provision of Information includes trade secrets or other commercially sensitive Information or could violate any Law, or breach any written Contract or waive any attorney-client privilege, attorney work-product protection or other applicable privilege or immunity, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such detriment or consequence.
(b)           Other than for matters related to the provision of Tax records (in which event the provision of the Tax Matters Agreement shall govern) until the sixth (6th) anniversary of the Distribution Date (or such longer period as such access by SpinCo is required under applicable Law), subject to Section 7.2, (i) SpinCo and its Representatives shall have access during regular business hours (as in effect from time to time) to any Information that relates to the SpinCo Business retained by or in the possession of any member of the Moon Group and (ii) SpinCo may obtain copies (but not originals unless it is a SpinCo Asset) of documents for bona fide business purposes. Nothing herein shall be deemed to restrict the access of any member of the Moon Group to any such documents or to impose any liability on any member of the Moon Group if any such documents are not maintained or preserved by Moon.
(c)           Other than for matters related to the provision of Tax records (in which event the provision of the Tax Matters Agreement shall govern), until the sixth (6th) anniversary of the Distribution Date (or such longer period as such access by Moon is required under applicable Law), subject to Section 7.2, (i) Moon and its Representatives shall have access during regular business hours (as in effect from time to time) to any Information that relates to the Moon Business retained by or in the possession of any member of the SpinCo Group and (ii) Moon may obtain copies (but not originals unless it is not a SpinCo Asset) of documents for bona fide business purposes. Nothing herein shall be deemed to restrict the access of any member of the SpinCo Group to any such documents or to impose any liability on any member of the SpinCo Group if any such documents are not maintained or preserved by SpinCo.
(d)           Without limiting the generality of the foregoing, until the second (2nd) Moon fiscal year-end occurring after the Distribution Date, each of Moon and SpinCo shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to
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enable (i) the other Party (and in the case of SpinCo, Clover) to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K; (ii) the other Party’s (and in the case of SpinCo, Clover’s) accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of the other Party (and in the case of SpinCo, Clover), including, to the extent applicable to such Party (and in the case of SpinCo, Clover), its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder; and (iii) such other Party (and in the case of SpinCo, Clover) to respond to any request or official comment from a Governmental Authority, including in connection with responding to a comment letter from, or investigation by, the SEC; provided that in connection with this clause (iii), each Party shall provide reasonable access on the terms set forth in this Section 4.1(d) only until the matter relating to such comment letter or investigation is resolved.
Section 4.2             Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 4.1 shall be deemed to remain the property of the providing Party, except where such Information is an Asset of the requesting Party pursuant to the provisions of this Agreement, the Merger Agreement or any other Transaction Document. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.
Section 4.3             Expense Reimbursement for Providing Information. The Party requesting Information pursuant to Section 4.1 agrees to reimburse the other Party for the reasonable out-of-pocket costs and expenses incurred by such other Party in connection with the provision of Information in response to the requesting Party.
Section 4.4             Record Retention.
(a)           To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement, from and after the Distribution Time, the Parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the document retention policies of Moon or, in the case of SpinCo, Clover in effect as of the Distribution Time (including any Information that is subject to a “Litigation Hold” issued by either Party prior to the Distribution Time) or such other document retention policies as may be reasonably adopted by the applicable Party (and in the case of SpinCo, Clover) from and after the Distribution Time (provided that such other document retention policies at least provide for the retention of documents until the expiration of any applicable statute of limitations and as otherwise required by applicable Law).
(b)           Notwithstanding anything to the contrary herein, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information contemplated by Section 4.1(a) without first offering to deliver such Information to the other Party, at the other Party’s cost and expense; provided that (i) in the case of any Information relating to a pending or threatened Action that is known to a member of the Group in possession of such Information, the Parties shall comply
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with the requirements of the applicable “Litigation Hold” (provided that with respect to any pending or threatened Action arising after the Distribution Time, the requirements of this clause (i) shall apply only to the extent that the member of the Moon Group or the SpinCo Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” of such pending or threatened Action); and (ii) in no event shall a Party destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.
(c)           In the event of either Party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other Party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other Party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 6.1 and Section 6.2, shall not be liable to such other Party for any other Liabilities in connection therewith. Notwithstanding the foregoing, no Party shall have any Liability to any other Party if any Information is destroyed, provided that such Party has used its reasonable best efforts to comply with Section 4.4(a) and Section 4.4(b).
Section 4.5            Liability for Information Provided. No Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate, in the absence of fraud or willful misconduct by the Party providing such Information.
Section 4.6            Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in the Merger Agreement or any Transaction Document.
Section 4.7            Production of Witnesses and Records in Connection with an Action.
(a)           Notwithstanding anything to the contrary in Section 4.1, from and after the Distribution Time, except in the case of an adversarial Action by one Party against another Party, each Party shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any books, records or other Information within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other Information may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith (which, for the avoidance of doubt, shall not include the costs and benefits of employees who are witnesses or any pro rata portion of overhead or other cost of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses).
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(b)           The obligation of the Parties to provide witnesses pursuant to this Section 4.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict, except in the case of an adversarial Action by one Party against another Party.
(c)           In connection with any matter contemplated by this Section 4.7, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
(d)           For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to limit the Parties’ rights and obligations under Section 4.1.
Section 4.8            Counsel; Privileges; Legal Materials.
(a)           In-house lawyers employed by Moon and its Subsidiaries prior to the Distribution Time (“Existing Moon Counsel”) have provided legal services to and jointly represented Moon and its Subsidiaries, including members of the Moon Group and the SpinCo Group. From and after the Distribution Time, certain Existing Moon Counsel will remain employees of one or more members of the Moon Group and provide legal services to and represent only the Moon Group (“Moon Counsel”), and certain Existing Moon Counsel will become employees of one or more members of the SpinCo Group and provide legal services to and represent only the SpinCo Group (“SpinCo Counsel”). From and after the Distribution Time, (i) Moon Counsel will represent only the Moon Group; (ii) SpinCo Counsel will represent only the SpinCo Group; and (iii) SpinCo Counsel and Moon Counsel will, subject to rules of professional responsibility respecting obligations to former clients, owe a duty of loyalty and other professional obligations only to their respective clients. The Parties have previously been jointly represented by the Existing Moon Counsel in various legal matters of common interest. This joint representation included in its scope all matters prior to the Distribution Time in which a Party or another member of its Group was represented by any of the Existing Moon Counsel.
(b)           The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any Information concerning general business matters related to the SpinCo Business and members of the SpinCo Group prior to the Distribution (excluding any Information concerning any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or in lieu of any of the foregoing) (collectively, “General SpinCo Business Information”) shall be subject to a joint privilege and protection between the members of the Moon Group, on the one hand, and the members of the SpinCo Group, on the other hand. Moon and the members of the SpinCo Group shall have equal right and obligation to assert such joint privilege and protection, and no such joint privilege or protection may be waived by (i) Moon without the prior written consent of SpinCo or (ii) any member of the SpinCo Group without the prior written consent of Moon; provided, however, that any such privileged communications or attorney-work product, whether arising prior to or after the Distribution Date, with respect to any matter for which a Party has an
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indemnification obligation hereunder, shall be subject to the sole control of such Party, which shall be solely entitled to control the assertion or waiver of the privilege or protection.
(c)           The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to (i) any Information concerning any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or in lieu of any of the foregoing, and (ii) any Information other than General SpinCo Business Information, shall in each case be retained and controlled only by Moon and may be waived only by Moon. SpinCo acknowledges and agrees, on behalf of itself and each member of the SpinCo Group, that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidentiality shall not be controlled, owned, used, waived or claimed by any member of the SpinCo Group at any time after the Distribution Time; and (ii) in the event of a dispute between any member of the SpinCo Group and a third party or any other circumstance in which a third party requests or demands that any member of the SpinCo Group produce privileged materials or attorney work-product of any member of the Moon Group (including the privileged communications and attorney work-product covered by this Section 4.8), SpinCo shall (A) cause such member of the SpinCo Group to assert such privilege or protection on behalf of the applicable member of the Moon Group to prevent disclosure of privileged communications or attorney work-product to such third party and (B) promptly notify Moon of the existence of any such request or demand and shall provide SpinCo a reasonable opportunity to review the privileged materials or attorney work-product and to assert any rights it or they may have, under this Section 4.8 or otherwise, to prevent the production or disclosure of such privileged materials or attorney work-product; provided that if SpinCo is prohibited by applicable Law from disclosing the existence of such request or demand, SpinCo shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform Moon of any related information SpinCo reasonably determines is necessary or appropriate for Moon to be informed of to enable Moon to review the privileged materials or attorney work-product and to assert its rights, under this Section 4.8 or otherwise, to prevent the production or disclosure of such privileged materials or attorney work-product.
(d)           The Parties agree that the Reorganization and Distribution shall not waive or affect any applicable privileges, including the attorney-client privilege, the attorney work product doctrine, the common interest privilege and the joint-client/joint representation privilege. No Party may waive any privilege that could be asserted under any applicable Law and in which the other Party has joint privilege in accordance with the terms of this Section 4.8, without the prior written consent of the other Party. If any dispute arises between Moon and SpinCo, or any members of their respective Groups, regarding whether joint privilege should be waived, each Party (i) shall negotiate with the other Party in good faith and (ii) in furtherance and not in limitation of Section 4.8(b), shall endeavor to minimize any prejudice to the rights of the other Party. For the avoidance of doubt, each Party shall be permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.
(e)           Notwithstanding Section 4.8(b), the Parties acknowledge and agree that, as between the Moon Group and the SpinCo Group (as constituted as of immediately before the Distribution) Paul, Weiss, Rifkind, Wharton & Garrison LLP, Arthur Cox and Existing Moon
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Counsel (together, “Counsel”) represented, for times prior to the Distribution, only Moon and not any member of the SpinCo Group. Notwithstanding Section 4.8(b), the Parties acknowledge and agree that (i) any advice given by or communications with Counsel prior to the Distribution shall not be subject to any joint privilege and shall be owned solely by Moon, (ii) any advice given by or communications with Counsel (to the extent such advice or communications relate to any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document) shall not be subject to any joint privilege and shall be owned solely by Moon, and (iii) no member of the SpinCo Group (as of immediately before the Distribution) has the status of a client of Counsel as a result of advice given by or communications with Counsel prior to the Distribution, for conflict of interest or any other purposes. Moon and SpinCo (for itself and on behalf of each member of the SpinCo Group and, after the Effective Time, Clover and each Subsidiary of Clover) hereby agree that, in the event that any Adversarial Action, or any other matter in which the interests of Moon, its Affiliates and its direct and indirect equityholders, on the one hand, and the SpinCo Group or, after the Effective Time, the Clover Group, on the other hand, are adverse, arises after the Effective Time between the SpinCo Group or, after the Effective Time, the Clover Group, on the one hand, and Moon, its Affiliates and its direct and indirect equityholders, on the other hand, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Arthur Cox in connection with the transactions contemplated hereby may represent Moon, its Affiliates and its direct and indirect equityholders in such dispute, even though the interests of Moon, its Affiliates and its direct and indirect equityholders may be directly adverse to one or more members of the SpinCo Group or, after the Effective Time, the Clover Group.
(f)            In furtherance of the Parties’ agreement under this Section 4.8, Moon and SpinCo shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.
(g)           The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Moon and SpinCo set forth in this Section 4.8 and in Section 7.2 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege (including but not limited to the attorney-client privilege, attorney work product protection, and any other applicable privilege or immunity) that has been or may be asserted under this Agreement or otherwise.
ARTICLE V
RELEASES
Section 5.1            Release of Pre-Distribution Claims.
(a)           Except as provided in Section 5.1(c), effective as of the Distribution Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, their respective
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successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge Moon and the other members of the Moon Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Moon Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Moon Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution, the Merger and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that SpinCo or any member of the SpinCo Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, SpinCo hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Moon Released Persons from the Liabilities described in the first sentence of this Section 5.1(a).
(b)           Except as provided in Section 5.1(c), effective as of the Distribution Time, Moon does hereby, for itself and each other member of the Moon Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Moon Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo, the respective members of the SpinCo Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “SpinCo Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Moon or any member of the Moon Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle
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which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Moon hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the SpinCo Released Persons from the Liabilities described in the first sentence of this Section 5.1(b).
(c)           Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair or otherwise impact any right of any Party, and as applicable, any member of such Party’s Group, to enforce this Agreement, any other Transaction Document or the Merger Agreement or any other Contracts that are specified in Section 2.6(b) as not terminating as of the Distribution Time, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:
(i)          any Liability provided in or resulting from (A) this Agreement (including the indemnification and contribution obligation under Article VI) or any other Transaction Document, (B) the Merger Agreement or (C) any Contract among any members of the Moon Group or the SpinCo Group that is specified in Section 2.6(b) as not terminating as of the Distribution Time or any other Liability specified in Section 2.6(b) as not terminating as of the Distribution Time;
(ii)          any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, any other Transaction Document or the Merger Agreement;
(iii)          any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Time (other than any intercompany payables or receivables in respect thereof);
(iv)          any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Article VI and, if applicable, the appropriate provisions of the other Transaction Documents or the Merger Agreement; or
(v)          any Liability the release of which would result in the release of any Person other than the Persons released pursuant to Section 5.1(a) and Section 5.1(b).
In addition, nothing contained in Section 5.1(a) shall release: (A) Moon or any of its Subsidiaries from indemnifying any director, officer, manager or employee of the SpinCo Group who was a director, officer or employee of Moon or such Subsidiary at or prior to the Distribution Time, to the extent such director, officer, manager or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of
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the Moon Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Moon for such Liability (including Moon’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI; and (B) SpinCo or any of its Subsidiaries from indemnifying any director, officer, manager, or employee of the Moon Group who was a director, officer, manager or employee of Moon or such Subsidiary at or prior to the Distribution Time, to the extent such director, officer, manager or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the SpinCo Group pursuant to then-existing obligations, except to the extent such obligation is an Excluded Liability hereunder (it being understood that if the underlying obligation giving rise to such Action is an Excluded Liability, Moon shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI).
(d)           Following the Distribution, SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Moon or any member of the Moon Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Following the Distribution, Moon shall not make, and shall not permit any member of the Moon Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any member of the SpinCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
(e)           It is the intent of each of Moon and SpinCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Distribution Time, between or among SpinCo or any member of the SpinCo Group, on the one hand, and Moon or any member of the Moon Group, on the other hand, except as expressly set forth in Section 5.1(c). From and after the Distribution Time, each Party shall cause each member of its respective Group to execute and deliver releases reflecting such provisions at the request of the other Party.
ARTICLE VI
INDEMNIFICATION, GUARANTEES AND LITIGATION
Section 6.1             General Indemnification by SpinCo. Without limiting or otherwise affecting the indemnity provisions of the other Transaction Documents, from and after the Effective Time, SpinCo shall indemnify, defend and hold harmless each member of the Moon Group, each of Moon’s Affiliates and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Moon Indemnified Parties”), from and against any and all Liabilities of the Moon Indemnified Parties to the extent relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “SpinCo Indemnification Obligations”):
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(a)           any SpinCo Liability;
(b)           the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Effective Time;
(c)           any breach by any member of the SpinCo Group of this Agreement or any of the other Transaction Documents (other than Transaction Documents that expressly contain indemnification provisions, which shall be subject to the indemnification provisions contained therein, and excluding any provision that by its terms does not survive the Effective Time) after the Effective Time; and
(d)           any Specified Asbestos Liability.
Section 6.2             General Indemnification by Moon. Without limiting or otherwise affecting the indemnity provisions of the other Transaction Documents, from and after the Effective Time, Moon shall indemnify, defend and hold harmless each member of the SpinCo Group, each of SpinCo’s Affiliates and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”), from and against any and all Liabilities of the SpinCo Indemnified Parties to the extent relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “Moon Indemnification Obligations”):
(a)           any Excluded Liability (but, for the avoidance of doubt, not any Specified Asbestos Liability);
(b)           the failure of Moon, any other member of the Moon Group, any member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Distribution Time; and
(c)           any breach by any member of (i) the SpinCo Group prior to the Effective Time or (ii) the Moon Group of this Agreement or any of the other Transaction Documents (other than Transaction Documents that expressly contain indemnification provisions, which shall be subject to the indemnification provisions contained therein, and excluding any provision that by its terms does not survive the Effective Time).
Section 6.3             Contribution. If the indemnification otherwise provided for in Section 6.1 or Section 6.2 is, as a matter of Law, unavailable or insufficient to hold harmless an Indemnified Party in respect of such Liabilities for which they would otherwise be indemnified hereunder (and for which indemnification would otherwise be provided hereunder), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party in respect of such non-indemnified Liabilities in proportion to the relative fault and benefit of the Indemnifying Party and the Indemnified Party. Solely for purposes of determining relative fault pursuant to this Section 6.3: (a) any fault associated with the conduct of the Moon Business prior to the Effective Time shall be deemed to be allocated to Moon and the other members of the Moon Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (b) any fault associated with the conduct of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo
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Group, and no such fault shall be deemed to be the fault of Moon or any other member of the Moon Group.
Section 6.4             Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)           Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds received by the Indemnified Party that actually reduce the amount of the Liability. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution under this Article VI (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.
(b)           An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party’s ability or inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.
(c)           Subject to Section 6.7(c), any indemnity payment under this Article VI shall be decreased to take into account any actual reduction in Taxes otherwise payable by the Indemnified Party during or prior to the taxable year in which the indemnification payment is made or during the two subsequent taxable years, arising from the incurrence of such indemnified Liability. Solely for purposes of this Section 6.4(c), the term “Indemnified Party” shall include any member of such Indemnified Party’s affiliated, consolidated, combined or unitary group.
Section 6.5            Certain Matters Relating to Indemnification of Third-Party Claims.
(a)           Notice of Third-Party Claim. If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the Moon Group or the SpinCo Group has asserted any claim or commenced any Action (other than any such claim or Action that is governed by the Tender Agreement) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 6.1 or Section 6.2, or any other Section of this Agreement or any other Transaction Document (collectively, a “Third-Party Claim”), the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days) after becoming aware of the Third-Party Claim. Such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party
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relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 6.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 6.5(a).
(b)           Subrogation. To the extent an indemnification or contribution payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any right, defense or claim which such Indemnified Party may have relating to such Third-Party Claim. Subject to Section 6.10, such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(c)          Defense of Claims. Other than in the case of any Liability being managed by a Party in accordance with any other Transaction Document or in the case of a Mixed Action (which shall be managed in accordance with Section 6.10(d)), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnified Parties, if it gives written notice of its intention to do so and agreement that the Indemnified Party is entitled to indemnification under this Article VI to the applicable Indemnified Parties within thirty (30) calendar days of the receipt of notice from such Indemnified Parties of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third-Party Claim, such Indemnified Parties shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and all pertinent and material Information and materials in such Indemnified Party’s possession or under such Indemnified Parties’ control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnified Parties to disclose any Information the disclosure of which would, in the reasonable judgment of the Indemnified Parties, result in the loss of any existing attorney-client privilege, attorney work-product protection or other applicable privilege or immunity with respect to such Information or violate any applicable Law (provided that the Indemnified Parties that would otherwise be required to disclose Information shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege, protection or immunity or violation of Law).
Notwithstanding anything to the contrary in this Section 6.5 or Section 6.10, in the event that (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnified Party, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief, relief for other than money damages against the Indemnified Party or asserts any criminal wrongdoing (excluding de minimis equitable relief incidental to the award of money damages), (iv) the Indemnifying Party shall not have employed counsel within thirty (30) calendar days after notice from the Indemnified Party of such Third-Party Claim, (v) the Indemnified Party’s exposure to Liability in connection with such Third-
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Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder or (vi) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnified Party or any of its material Assets, such Indemnified Party(ies) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnified Party’s choosing. If the Indemnified Party is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses and all pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party; provided, however, that such access shall not require the Indemnifying Party to disclose any Information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege, attorney work-product protection or other applicable privilege or immunity with respect to such Information or violate any applicable Law (provided that the Indemnified Parties that would otherwise be required to disclose Information shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege, protection or immunity or violation of Law).
(d)           Settlement. The Indemnifying Party shall not be authorized to settle or compromise or consent to a settlement or compromise of, or the entry of any judgment arising from, any Third-Party Claims unless such settlement, compromise or entry of judgment (A) shall not encumber any of the Assets of any Indemnified Party or contain any restriction or condition that would apply to such Indemnified Party or to the conduct of that Person’s business (other than the payment of money), (B) does not result in any non-monetary remedy or relief being imposed upon the Indemnified Party, (C) does not contain or otherwise involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the Indemnified Party or any of its Affiliates, and (D) contains as a condition thereto, a complete release of the Indemnified Party. No settlement or entry of judgment in respect of any Third-Party Claim shall be consented to by any Indemnified Party without the express written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).
(e)           Notwithstanding anything herein to the contrary, Moon shall not be required to indemnify any SpinCo Indemnified Party for any Liability pursuant to Section 6.2 if and to the extent such Liability was reflected in the calculation of the Final Adjustment Amount.
Section 6.6            Additional Matters.
(a)           Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such payment (including where reasonably practicable an itemization of costs and expenses, attorney invoices and supporting documentation from other vendors in the form reviewed by the Indemnified Party, and any applicable orders, judgments or settlement agreements). The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or
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on behalf of any Indemnified Party or (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement.
(b)           Any claim for indemnification under this Article VI other than in respect of a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party, provided that the failure to so notify an Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party has been actually prejudiced by such failure. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility for such indemnification obligation. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Indemnified Party pursuant to this Agreement and the other Transaction Documents, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.
(c)           Except as otherwise agreed between Moon and SpinCo, all indemnification payments under this Agreement shall be made by Moon LuxCo to the SpinCo Borrower and by the SpinCo Borrower to Moon LuxCo. For U.S. federal (and applicable state, local and foreign) income tax purposes, each of Moon and SpinCo agrees to treat, and to cause its Subsidiaries to treat, (i) any payment required by this Agreement (other than payments of interest) as either a contribution by Moon LuxCo to the SpinCo Borrower or a distribution by the SpinCo Borrower to Moon LuxCo, as the case may be, occurring immediately prior to the Distribution or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in each case, except to the extent otherwise required by applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).
(d)           Notwithstanding anything to the contrary herein, in no event shall any Party have any Liability pursuant to this Agreement for any lost profits or opportunity costs, or any special, punitive or consequential damages (except in any such case to the extent assessed in connection with a Third Party Claim or except in the case of consequential damages to the extent such damages are the reasonable and foreseeable result of the matter in question).
Section 6.7            Exclusive Remedy. The indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement (including with respect to the SpinCo Liabilities and the Excluded Liabilities) or any other Transaction Document (other than Transaction Documents that expressly provide otherwise) or the transactions contemplated hereby or thereby. In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Affiliates, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person may have against the other Party and its Affiliates, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement
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or any other Transaction Document (other than Transaction Documents that expressly provide otherwise) or the transactions contemplated hereby or thereby, other than the right to seek indemnity pursuant to this Article VI. For the avoidance of doubt, the foregoing does not affect (a) either Party’s right to seek specific performance under this Agreement as provided in Section 9.10 and (b) either Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud, and (c) any Transaction Document that expressly contains indemnification provisions or other remedies, which shall be subject to the indemnification or other remedy provisions contained therein and not this Article VI.
Section 6.8             Survival of Indemnities. The rights and obligations of each of Moon and SpinCo and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any Party of any Assets or businesses or the permitted assignment by it of any Liabilities.
Section 6.9             Guarantees.
(a)           (i) Moon shall (with the reasonable cooperation of the applicable member(s) of the SpinCo Group) use its reasonable efforts to have any member(s) of the SpinCo Group removed as guarantor of or obligor for and released from any Excluded Liability, and (ii) SpinCo shall (with the reasonable cooperation of the applicable member(s) of the Moon Group) use its reasonable efforts to have any member(s) of the Moon Group removed as guarantor of or obligor for and released from any SpinCo Liability, including in respect of those guarantees set forth on Schedule 6.9(a) to the extent that they relate to SpinCo Liabilities.
(b)           To the extent required to obtain a removal or release from a guarantee described in and in accordance with Section 6.9(a) (a “Guarantee Release”):
(i)          of any member of the Moon Group, SpinCo or an appropriate member of the SpinCo Group shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Moon, on or prior to the Distribution Time (and, to the extent any guarantee remains outstanding after the Distribution Time, for up to twelve (12) months after the Distribution Time), valid and binding written unconditional releases of Moon and its Subsidiaries (other than the members of the SpinCo Group), as applicable, from any Liability, whether arising before, on or after the Distribution Date, under the applicable guarantee, which shall be effective as of the Distribution Time, including by providing, as reasonably determined by SpinCo and Clover, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. SpinCo shall coordinate with Moon with respect to its initial contact with such beneficiaries, afford Moon a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep Moon reasonably informed of any discussions with such beneficiaries in which Moon does not participate.
(ii)          of any member of the SpinCo Group, Moon or an appropriate member of the Moon Group shall use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to SpinCo and Clover, on
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or prior to the Distribution Time (and, to the extent any guarantee remains outstanding after the Distribution Time, for up to twelve (12) months after the Distribution Time), valid and binding written unconditional releases of SpinCo and its Subsidiaries (other than the members of the Moon Group), as applicable, from any Liability, whether arising before, on or after the Distribution Date, under the applicable guarantee, which shall be effective as of the Distribution Time, including by providing, as reasonably determined by Moon, substitute guarantees, furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. Moon shall coordinate with SpinCo and Clover with respect to its initial contact with such beneficiaries, afford SpinCo and Clover a reasonable opportunity to participate in discussions with such beneficiaries prior to engaging therein, and keep SpinCo and Clover reasonably informed of any discussions with such beneficiaries in which SpinCo and Clover do not participate.
(c)           If Moon or SpinCo is unable to obtain, or to cause to be obtained, any Guarantee Release, (i) the relevant member of the Moon Group or SpinCo Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Liability to the extent arising from or relating thereto in accordance with the provisions of this Article VI and shall, or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all Excluded Liabilities or SpinCo Liabilities, as applicable, of such guarantor or obligor thereunder and (ii) with respect to such guarantee, each of Moon and SpinCo, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which the other Party or any member of the other Party’s Group is liable under such guarantee unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party.
Section 6.10          Management of Actions. This Section 6.10 shall govern the direction of pending and future Actions in which members of the SpinCo Group or the Moon Group are named as parties (other than Actions governed by the Tender Agreement, which shall be governed thereby and Indemnity Claims subject to Section 6.5 unless otherwise expressly provided therein), but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 6.10.
(a)           Management of SpinCo Controlled Actions. From and after the Distribution Time, the SpinCo Group shall direct the defense or prosecution of, subject to Section 6.5(c), any Actions that constitute only SpinCo Liabilities or SpinCo Assets (“SpinCo Controlled Actions”). If an Action that constitutes solely a SpinCo Liability or a SpinCo Asset is commenced after the Distribution Time naming a member of the Moon Group as a party thereto, then SpinCo shall use its commercially reasonable efforts to cause such member of the Moon Group to be removed as a party to such Action. Except in the case of an Adversarial Action, no Party shall add the other Party to any Action pending as of or after the Distribution Time without the prior written consent of the other Party.
(b)           Management of Moon Controlled Actions. From and after the Distribution Time, the Moon Group shall direct the defense or prosecution of, subject to Section 6.5(c), any
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Actions that constitute only Excluded Liabilities or Excluded Assets (“Moon Controlled Actions”). If an Action that constitutes solely an Excluded Liability or an Excluded Asset is commenced after the Distribution Time naming a member of the SpinCo Group as a party thereto, then Moon shall use its commercially reasonable efforts to cause such member of the SpinCo Group to be removed as a party to such Action. Except in the case of an Adversarial Action, no Party shall add the other Party to any Action pending as of or after the Distribution Time without the prior written consent of the other Party.
(c)           Management of Actions Naming Both SpinCo and Moon. Subject to Section 6.5(c) from and after the Distribution Time, in the event that one or more member(s) of the SpinCo Group and one or more member(s) of the Moon Group is named in an Action that is not a SpinCo Controlled Action, a Moon Controlled Action nor a Mixed Action (a “Separate Action”), each of SpinCo and Moon shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action. SpinCo and Moon shall consult in good faith with each other regarding the management of the defense of each Separate Action.
(d)           Management of Mixed Actions. From and after the Distribution Time, (i) any Action set forth on Section 6.10(d) and (ii) any Action that constitutes both a SpinCo Liability or a SpinCo Asset, on the one hand, and an Excluded Liability or an Excluded Asset, on the other hand and that do not constitute a SpinCo Controlled Action nor a Moon Controlled Action (clauses (i) and (ii), “Mixed Action”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article VI), as determined in good faith by the Parties; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if the Action involves the pursuit of any criminal sanctions or penalties or seeks equitable or injunctive relief against only a Party or Subsidiary of such Party, that Party shall be entitled to control the defense of the applicable claims against such Party. Notwithstanding the preceding sentence, if, despite one Party having a greater financial exposure in respect of a Mixed Action, the other Party reasonably considers that such Mixed Action will be materially detrimental to its competitive or commercial business prospects and wishes to manage such Action, the first Party with the greater financial exposure shall consider in good faith the other Party’s request for the second mentioned Party to manage such Mixed Action. The Parties shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, attorney work-product protection, joint defense or other privilege with respect to Mixed Actions. The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such Information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall share discovery and other joint litigation costs in
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proportion to their respective expected financial exposure (in the case of Actions that constitute both a SpinCo Liability and an Excluded Liability) or respective expected financial recovery (in the case of Actions that constitute both a SpinCo Asset and an Excluded Asset). In any Mixed Action, each of Moon and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Moon Business or the SpinCo Business, respectively; provided that each Party shall in good faith make all reasonable efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, (A) if an adverse judgment is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Moon Business and the SpinCo Business; and (B) if a recovery is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries. A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.
(e)           Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.
Section 6.11          Settlement of Actions.  No Party managing an Action pursuant to Section 6.10 shall settle or compromise such Action (other than Moon with respect to Moon Controlled Actions and SpinCo with respect to SpinCo Controlled Actions, in each case, except as provided in Section 6.5(e)) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action in accordance with Section 6.5(e).
ARTICLE VII
OTHER AGREEMENTS
Section 7.1            Further Assurances.
(a)           In addition to the actions provided for elsewhere in this Agreement and the other Transaction Documents and the Merger Agreement, each of the Parties will cooperate with each other and shall (and will cause their respective Subsidiaries to), prior to, at and after the Distribution Time, use its reasonable best efforts to take, or to cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary on its part under applicable Law or Contracts to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.
(b)           Without limiting the foregoing and except as otherwise provided in any other Transaction Document, prior to, at and for twenty-four (24) months after the Distribution
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Time, each Party shall cooperate with the other Party, without any further consideration but from and after the Distribution Time at the expense of the requesting Party, to execute and deliver, or shall cause to be executed and delivered, all instruments, including instruments of conveyance, assignment, title and transfer, and use reasonable best efforts to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any Permit, license, Contract or other instrument, and to take all such other actions as such Party may reasonably be requested to take by any other Party, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the SpinCo Assets and the Excluded Assets and the assignment and assumption of the SpinCo Liabilities and the Excluded Liabilities and the other transactions contemplated hereby and thereby; provided, however, that except to the extent expressly provided in Section 7.4 or in any of the other Transaction Documents, neither Party shall be obligated pursuant to this Section 7.1 to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make such Approvals or Notifications. Without limiting the foregoing, except to the extent otherwise provided in any other Transaction Document, each Party will, at the reasonable request and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title and rights to the Assets allocated to such other Party under this Agreement or any of the other Transaction Documents, if and to the extent it is practicable to do so.
(c)           At or prior to the Distribution Time, Moon and SpinCo in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement or any other Transaction Document.
(d)           Moon will inform and consult, or procure that its Subsidiaries inform and consult, the relevant employee representative bodies that are required to be informed and/or consulted as a result of or in connection with the transactions contemplated by this Agreement in accordance with applicable Law, and where relevant and necessary the applicable members of the Moon Group or SpinCo Group will use commercially reasonable efforts to enter into collective labor agreements in connection with the transactions contemplated by this Agreement.
Section 7.2             Confidentiality.
(a)           From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, Moon shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of Moon or its Affiliates who reasonably need to know such information in providing services to any member of the Moon Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any SpinCo Confidential Information. If any disclosures are made in connection with providing services to any member of the Moon Group under this Agreement, any other Transaction Document or the Merger
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Agreement, then the SpinCo Confidential Information so disclosed shall be used only as required to perform the services or as otherwise provided in an applicable Transaction Document. Moon shall use the same degree of care to prevent the unauthorized use or disclosure of the SpinCo Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. “SpinCo Confidential Information” means any Information (i) to the extent relating to the SpinCo Business (including any confidential or proprietary Information included in the SpinCo Assets or SpinCo Contracts) furnished to or otherwise in the possession of any member of the Moon Group, including as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement or (ii) relating to Clover or its Affiliates furnished to any member of the Moon Group pursuant to the Confidentiality Agreement, in each case, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Moon, any member of the Moon Group or their respective Representatives, to the extent they contain or otherwise reflect such Information; provided that SpinCo Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Moon Group or any of its Representatives not otherwise permissible under this Section 7.2, (ii) Moon can demonstrate was or became available to Moon or any of its Representatives after the Distribution Time from a source other than SpinCo or its Representatives, provided that such source was not known by Moon to be bound by a contractual, legal or fiduciary obligation of confidentiality to SpinCo or any member of the SpinCo Group with respect to such Information, or (iii) is developed independently by a member of the Moon Group or any of its Representatives without use or reference to the SpinCo Confidential Information.
(b)           From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, SpinCo shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of SpinCo or its Affiliates who reasonably need to know such information in providing services to any member of the SpinCo Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Moon Confidential Information. If any disclosures are made in connection with providing services to any member of the SpinCo Group under this Agreement, any other Transaction Document or the Merger Agreement, then the Moon Confidential Information so disclosed shall be used only as required to perform the services. SpinCo shall use the same degree of care to prevent the unauthorized use or disclosure of the Moon Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. “Moon Confidential Information” means any Information to the extent relating to the Moon Business furnished to or otherwise in the possession of any member of the SpinCo Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by SpinCo, any member of the SpinCo Group or their respective Representatives, to the extent they contain or otherwise reflect such Information; provided that Moon Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information
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that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the SpinCo Group or any of its Representatives not otherwise permissible under this Section 7.2, (ii) SpinCo can demonstrate was or became available to SpinCo or any of its Representatives after the Distribution Time from a source other than Moon or its Representatives; provided that such source was not known by SpinCo to be bound by a contractual, legal or fiduciary obligation of confidentiality to Moon or any member of the Moon Group with respect to such Information, or (iii) is developed independently by a member of the SpinCo Group or any of its Representatives without use or reference to the Moon Confidential Information.
(c)           Notwithstanding the provisions of Section 7.2(a) and Section 7.2(b), Moon or its Representatives may disclose SpinCo Confidential Information, and SpinCo and its Representatives may disclose Moon Confidential Information: (i) to the extent such Party or such Representative is required or compelled to disclose any such Moon Confidential Information or SpinCo Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (ii) as required in connection with any Adversarial Action, (iii) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (iv) as necessary for a Party to enforce its rights or perform its obligations under this Agreement, the Merger Agreement or any other Transaction Document or (v) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Moon Confidential Information or SpinCo Confidential Information is made pursuant to clause (i), (iii) or (v) above (other than with respect to any such Information furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand or other disclosure requirement shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party or any of its Representatives that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or Moon Confidential Information, as the case may be, to the extent required by such Governmental Authority, stock exchange or applicable Law (as so advised by counsel).
(d)           Prior to the Distribution, notwithstanding anything to the contrary provided herein but without prejudice to whether any such device would constitute a SpinCo Asset, Moon shall be entitled to cause any Moon Confidential Information to be removed from personal computers or other devices owned or leased by Moon or any of its Subsidiaries and used by a SpinCo Employee, including by replacing such device with a comparable device not containing Moon Confidential Information.  To the extent such process has not been completed prior to the Distribution, SpinCo shall permit Moon to affect such removals or exchanges within three months following the Distribution Date, at Moon’s cost.
Section 7.3            Insurance Matters.
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(a)           From and after the Distribution Time, except as expressly provided herein, the SpinCo Group and the SpinCo Business shall cease to be insured by Moon’s Insurance Policies. For the avoidance of doubt, Moon shall retain all rights to control its Insurance Policies, including the right to exhaust, settle, release, or otherwise resolve disputes with respect to any of its Insurance Policies notwithstanding whether any such Insurance Policies apply to any Liabilities of any member of the SpinCo Group; provided, however, that Moon shall take no action to commute, buy back or otherwise modify any Insurance Policy to which SpinCo is entitled to rights pursuant to Section 2.2(a)(vii), in a manner that would adversely affect the SpinCo Group or the SpinCo Business without the prior written consent of Clover (SpinCo Group), which consent will not be unreasonably withheld, or without making adequate provision for such rights of SpinCo Group or SpinCo businesses. For the avoidance of doubt, SpinCo shall be responsible for securing all Insurance Policies that it considers appropriate for the SpinCo Business and the operation thereof by the SpinCo Group and for promptly providing evidence thereof, as may be required, to third parties under any Contract. SpinCo agrees to arrange for its own Insurance Policies with respect to the SpinCo Business and the SpinCo Group covering all periods. SpinCo agrees, on behalf of itself and each member of the SpinCo Group, from and after the Distribution Time, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any member of the Moon Group, except as permitted under Section 7.3(b) or the Tender Agreement.
(b)           For any claim asserted against SpinCo or any other member of the SpinCo Group after the Effective Time arising out of any occurrence, claim, loss, injury or damage taking place prior to the Effective Time (“Post-Closing Claims”), SpinCo and each other member of the SpinCo Group may access coverage under the Pre-Closing Occurrence-Based Policies for such claims (it being understood that any retrospective premiums, deductibles or similar obligations arising from such any corresponding insurance claims by or on behalf of any member of the SpinCo Group under the Pre-Closing Occurrence-Based Policies shall be borne by the SpinCo Group).  From and after the Effective Time, if SpinCo or any member of the SpinCo Group determines to submit a Post-Closing Claim for coverage under the Pre-Closing Occurrence-Based Policies, SpinCo shall provide a written request to Moon and shall promptly thereafter provide Moon with all information to be included with such Post-Closing Claim.  Moon shall promptly, following receipt of such information, submit the applicable Post-Closing Claim under the applicable Pre-Closing Occurrence-Based Policies. Moon thereafter shall use its best efforts to secure insurance coverage for SpinCo/Clover for the Post-Closing Claim under the Pre-Closing Occurrence-Based Policies.  In doing so, Moon will undertake reasonable best efforts to get its insurers to accept and pay defense and indemnity costs for the Post-Closing Claim, but in no event will Moon guarantee results and in no event will Moon be liable for Post-Closing Claim costs that are not covered by insurance. In no event will Moon be obligated to initiate at its own costs or bear the costs of coverage litigation. Nor shall Moon be obligated to initiate any coverage litigation that would adversely affect Moon’s rights. No SpinCo Group Member shall be entitled to make claims directly to any Pre-Closing Occurrence-Based Policies and in connection with any Post-Closing Claim. SpinCo or the other member(s) of the SpinCo Group shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim. Subject to the immediately following sentence, any Insurance Proceeds received by a member of the Moon Group in respect of a Post-Closing Claim shall be promptly transmitted to SpinCo or another member of the SpinCo Group designated by SpinCo. In the event that a Post-Closing Claim is a Mixed Action
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or a Mixed Asbestos Claim (as defined in the Tender Agreement) for which Moon or its Subsidiaries and SpinCo or other member of the SpinCo Group are seeking coverage under Pre-Closing Occurrence-Based Policies, and the limits under an applicable Pre-Closing Occurrence-Based Policy are not sufficient to fund all covered claims of SpinCo or any other member of the SpinCo Group (as applicable) and Moon or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence-Based Policy shall be paid to the respective Persons in proportion to the amounts that otherwise would be due were the limits of liability infinite.
(c)           Nothing in this Section 7.3 will be construed to alter or limit in any way the indemnity obligations of the Parties, including those in this Agreement or any other Transaction Document.
(d)           For the avoidance of doubt, notwithstanding anything in this Section 7.3 to the contrary, insurance coverage rights and obligations with respect to Excluded Asbestos Liabilities and Specified Asbestos Liabilities are governed by the Tender Agreement.
Section 7.4            Separation Expenses.
(a)           Except as otherwise expressly set forth in this Agreement, the Merger Agreement or in any other Transaction Document, the out-of-pocket fees, costs and expenses of Moon, SpinCo and the members of their respective Groups (i) incurred in connection with the Reorganization, the Distribution and the other transactions contemplated by this Agreement (including the transactions contemplated by Section 2.4 and Section 2.5) and the other Transaction Documents, (ii) incurred as Set-Up Costs (as defined in the Transition Services Agreement), (iii) incurred for the provision of post-termination assistance pursuant to Section 5.6 of the Transition Services Agreement or (iv) incurred in connection with the actions or activities set forth in Schedule 2.13 (except as otherwise expressly provided therein), shall in each case be borne as provided in Schedule 7.4. In the event of any conflict between a Transaction Document and an allocation of expenses expressly provided in Schedule 7.4, Schedule 7.4 shall control.
Section 7.5            Transaction Documents.
(a)           Effective on or prior to the Distribution Time, each of Moon and SpinCo will, or will cause the applicable members of its Group to, execute and deliver the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, the Trademark License Agreement, the Supply Agreements, the Headquarters Lease and the Tender Agreement. In the event that the provisions of any of the other Transaction Documents conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern with respect to the subject matter addressed thereby to the extent of such conflict. Specifically, the Parties intend that, to the extent set forth in such other Transaction Document and unless otherwise provided therein, (i) the representations, warranties, covenants or agreements between the Parties with respect to Taxes or other Tax matters (including indemnification for Taxes and control of any Tax Contest (as defined in the Tax Matters Agreement)) shall be governed exclusively by the Tax Matters Agreement (provided that, for the avoidance of doubt, the covenants and agreements contained in this Agreement to the extent expressly addressing Taxes or other Tax matters, including Section 2.4(e), Section 2.5(e), Section 2.7(d), Section 2.8(f),
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Section 3.3(e) and Section 6.6(c), shall apply in accordance with their terms and nothing in this clause (i) shall be interpreted as affecting the applicability of, or the rights and obligations set forth in, such provisions), (ii) the representations, warranties, covenants or agreements (including agreements as to the allocation of Assets and Liabilities, to the extent addressed therein) between the Parties with respect to employment matters or matters relating to compensation and benefits shall be governed exclusively by the Employee Matters Agreement, (iii) the representations, warranties, covenants or agreements between the Parties with respect to real property matters (including agreements as to the allocation of Assets and Liabilities, to the extent addressed therein) shall be governed exclusively by the Real Estate Matters Agreement, (iv) the representations, warranties, covenants or agreements between the Parties with respect to the subject matters contemplated by the Trademark License Agreement shall be governed exclusively by the Trademark License Agreement, (v) the representations, warranties, covenants or agreements between the Parties with respect to the subject matters contemplated by the Intellectual Property Matters Agreement shall be governed exclusively by the Intellectual Property Matters Agreement and (vi) the representations, warranties, covenants or agreements between the Parties with respect to the subject matters contemplated by the Tender Agreement shall be governed exclusively by the Tender Agreement; provided that, in each case, the representations, warranties, covenants or agreements referred to in this sentence shall refer to the representations, warranties, covenants or agreements set forth in the applicable Transaction Document.
(b)           Prior to the Distribution Time, with respect to any Transaction Document that has not yet been executed, but for which the form of such Transaction Document attached hereto expressly contemplates covenants or other agreements that on their face would be operative prior to the Distribution Time if such Transaction Document had been executed by the parties thereto as of the date hereof, then notwithstanding the fact that such Transaction Document has not yet been executed by the parties thereto, the Parties agree on behalf of themselves and their respective Affiliates that all such provisions are incorporated herein by reference, mutatis mutandis, and shall be operative prior to the Distribution Time as if such Transaction Document had been executed with respect to such provisions prior to the relevant time.
Section 7.6             Permits. The Moon Group shall cooperate with the SpinCo Group and take all actions that are reasonably necessary or advisable to finalize or effectuate the transfer of a Permit to the SpinCo Group that is designated as a SpinCo Asset and that is not already transferred to a member of the SpinCo Group as of the Distribution Time. The SpinCo Group shall cooperate with the Moon Group and take actions that are reasonably necessary or advisable to finalize or effectuate the transfer of a Permit to the Moon Group that is designated as an Excluded Asset and that is not already transferred to a member of the Moon Group as of the Distribution Time. The Moon Group and the SpinCo Group agree to cooperate with each other regarding the allocation of responsibilities for Permits at shared real properties shared between members of the Moon Group and the SpinCo Group. If any Permit cannot be transferred then during the pendency of transferring such Permit, the Parties shall use their reasonable best efforts to develop and implement arrangements to pass along to the SpinCo Group the ability to continue to operate the SpinCo Business as presently conducted under the terms of any such permit. Notwithstanding the foregoing, except to the extent expressly provided in this Agreement (including Section 7.4) or in any of the other Transaction Documents, neither Party shall be
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obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to effect the transfer of any permit.
ARTICLE VIII
Section 8.1            Dispute Resolution Procedures. (a) Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”).
(b)           Except as otherwise provided in this Agreement or in any other Transaction Document, and without limiting the rights of any Party under Section 9.10, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any other Transaction Document or otherwise arising out of, or in any way related to, this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (collectively, the “Separation Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Separation Agreement Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed twenty (20) days from the time of receipt by a Party of written notice of such Separation Agreement Dispute; and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties; provided, further, that prior to the Effective Time, no Separation Agreement Dispute may be settled without the prior written consent of Clover. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Separation Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.
ARTICLE IX
MISCELLANEOUS
Section 9.1            Corporate Power; Facsimile Signatures.
(a)           Moon represents on behalf of itself and on behalf of other members of the Moon Group, and SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, as follows:
(i)          each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a Party and to consummate the transactions contemplated hereby and thereby; and
(ii)          this Agreement and each Transaction Document to which it is a Party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
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(b)           Notwithstanding any provision of this Agreement or any other Transaction Document, neither Moon nor SpinCo shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of Moon or SpinCo, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
Section 9.2            Governing Law; Submission to Jurisdiction; Waiver of Trial.
(a)           This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.
(b)           Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents, to the fullest extent permitted by Law, to service of process in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS
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REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2(c).
Section 9.3             Survival of Covenants. Except as expressly set forth in this Agreement, any other Transaction Document or the Merger Agreement, the covenants and other agreements contained in this Agreement and each other Transaction Document, a liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization, the Distribution and the Merger, and shall remain in full force and effect.
Section 9.4             Waivers of Default. Any Party may, at any time prior to the Closing, by action taken by its board of directors, a committee thereof or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 9.11) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement; provided, that, unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver, amendment or modification by SpinCo shall be subject to the prior written consent of Clover (except as otherwise provided in Section 2.1(d) and subject to the consent standards therein). No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 9.5             Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
If to Moon or, on or prior to the Distribution Date, to SpinCo, then to:
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention:	Evan M. Turtz

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas

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New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams

and, in the case of SpinCo, with a copy to:

Ingersoll-Rand U.S. HoldCo, Inc.
800-E Beaty Street
Davidson, NC 28036
Attention:	Evan M. Turtz

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

If, following the Distribution Date, to SpinCo, then to:

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention:	Andy Schiesl

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Marni Lerner
Mark Pflug

Section 9.6            Termination. This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution. Except for a termination described in the immediately preceding sentence, prior to the Effective Time, SpinCo shall not agree to terminate this Agreement without the prior written consent of Clover. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. In the event of such termination, this Agreement shall become void and no
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Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.
Section 9.7             Severability. If any provision of this Agreement or any Transaction Document, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 9.8             Entire Agreement. This Agreement, the other Transaction Documents, the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement) including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
Section 9.9             Assignment; No Third-Party Beneficiaries. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties (provided that prior to the Effective Time, SpinCo shall not assign this Agreement without the prior written consent of Clover). Any attempted assignment or delegation in breach of this Section 9.9 shall be null and void, except that (without limiting any other provision of this Agreement, the Merger Agreement or any other Transaction Agreement) a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Article VI with respect to Indemnified Parties (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons); provided, however, that Clover shall be a third-party beneficiary of the rights of Clover as provided in this Agreement and the other Transaction Documents.
Section 9.10          Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Document (except as otherwise provided therein), the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under this Agreement or such other Transaction Document. The Parties agree that the remedies at law for any breach or threatened breach,
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including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.
Section 9.11          Amendment. No provision of this Agreement or any other Transaction Document (except as otherwise provided herein or therein, including as provided in Section 2.1(d)) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Clover (except as otherwise provided in Section 2.1(d)).
Section 9.12          Rules of Construction. Unless the context of this Agreement otherwise requires:
(a)           (A)  Words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit, or Schedule  of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive.
(b)           References to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract, document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(c)           References to any federal, state, local, foreign or supranational statute or other Law shall include all regulations promulgated thereunder.
(d)           References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(f)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on
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or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)           The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)           The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(i)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.
(j)            All monetary figures shall be in United States dollars unless otherwise specified.
Section 9.13           Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
Section 9.14           Performance. Moon will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Moon Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.14 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
INGERSOLL-RAND PLC

By:	/s/ David C. Butow
	Name:	David C. Butow
	Title:	Vice President and General Counsel, Climate Segment

INGERSOLL-RAND U.S. HOLDCO, INC.

By:	/s/ David C. Butow
	Name:	David C. Butow
	Title:	Assistant Secretary

[Signature Page to Separation and Distribution Agreement]

EXHIBIT B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INGERSOLL-RAND U.S. HOLDCO, INC.
FIRST:  The name of the corporation (which is hereinafter referred to as the “Corporation”) is Ingersoll-Rand U.S. HoldCo, Inc.
SECOND:  The registered office of the Corporation in the State of Delaware is located at The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation whose office address will be the same as the registered office is The Corporation Trust Company.
THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.
FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value per share of $0.01.
FIFTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation.  Election of directors need not be by written ballot.
SIXTH: To the fullest extent permitted under the DGCL, a director of the Corporation shall not he personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such amendment or repeal.
SEVENTH: The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the third paragraph of this Article SEVENTH, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article SEVENTH or otherwise.
If a claim for indemnification or advancement of expenses under this Article SEVENTH is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
The rights conferred on any Covered Person by this Article SEVENTH shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.
Any repeat or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.
This Article SEVENTH shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

EXHIBIT C

Execution Version

VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT, dated as of April 30, 2019 (the “Agreement”), between Ingersoll-Rand plc, a Republic of Ireland public limited company (“Moon”), and the undersigned, a stockholder (the “Shareholder”) of Gardner Denver Holdings, Inc., a Delaware corporation (“Clover”).
W I T N E S S E T H:
WHEREAS, Moon, Clover, Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation, and Charm Merger Sub Inc., a Delaware corporation, are parties to an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Merger Agreement”);
WHEREAS, as of the date of this Agreement, Shareholder is the beneficial owner of 70,671,135 shares of common stock, par value $0.01 per share, of Clover (the “Clover Common Stock”) (such shares of Clover Common Stock, the Shareholder’s “Existing Shares” and such Existing Shares, together with any additional capital stock of the Company beneficially owned or acquired by Shareholder on or after the date hereof, the “Shareholder Shares”);
WHEREAS, as an inducement and a condition to Moon entering into the Merger Agreement, Shareholder is entering into this Agreement with Moon;
WHEREAS, the board of directors of Clover has adopted the Merger Agreement and approved the transactions contemplated thereby, and has consented to the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by Shareholder is a material inducement and condition to Moon’s willingness to enter into the Merger Agreement; and
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.          Agreements of Shareholder.
(a)          Voting.  From the date hereof until any termination of this Agreement in accordance with its terms, and without in any way limiting Shareholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a shareholder vote or other approval, at any meeting of the shareholders of Clover however called or any adjournment or postponement thereof, Shareholder shall vote (or cause to be voted) all outstanding Shareholder Shares, (i) in favor of the Clover Share Issuance and any other matters necessary for consummation of the Clover Share Issuance, and (ii) against any Competing Proposal and any agreement (including, without limitation, any amendment of any agreement), amendment of Clover’s organizational documents or other action that is intended or would reasonably be expected to prevent or delay the consummation of the Clover Share Issuance or the Merger. Notwithstanding the foregoing, nothing in this Agreement shall require Shareholder to vote in favor of or otherwise take any action that would result in, any Material Amendment to the Merger Agreement.

(b)          Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall not directly or indirectly (i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares (except to the extent otherwise permitted by this Agreement) or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii) of this Section 1(b); provided, however, that the foregoing restrictions on Transfer will not be applicable to, and Shareholder will not be restricted or prohibited from taking, any of the following actions with respect to the Shareholder Shares (and the taking of such actions will not constitute a breach of this Agreement): (A) a bona fide pledge of, or grant of a security interest in, Shareholder Shares in connection with any financing arrangements with a financial institution that is in the business of engaging in such transactions (provided that Shareholder does not know or have reason to know that such financial institution is engaging in such transactions for the purpose of acquiring Clover Common Stock or voting rights with respect thereto for its own account or with an intent to transfer such Clover Common Stock or such rights to a particular person or group), including any resulting Transfer of such pledged shares (or shares in which a security interest has been granted) upon any foreclosure under the indebtedness underlying such pledge or security interest; (B) any Transfer of Shareholder Shares to an Affiliate of Shareholder so long as such Affiliate executes an instrument assuming all the rights, benefits and obligations of Shareholder hereunder and (C) any Transfer of up to five percent (5%) of the outstanding Clover Common Stock following the Clover Stockholders Meeting.
(c)          Information for Registration Statement. Shareholder consents to Moon publishing and disclosing in any filing required under applicable Law, including the filings contemplated by the Merger Agreement, Shareholder’s identity and ownership of Clover Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement; provided that Moon shall have consulted with Shareholder with respect to such disclosure prior to making such disclosure.
2.          Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Moon as follows:
(a)          Authority.  Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by Moon, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
(b)          Consents and Approvals; No Violations. Other than filings under the Exchange Act, and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by Shareholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by Shareholder with, nor

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are any consents, registrations, approvals, permits or authorizations required to be obtained by Shareholder from, any Governmental Entity or any other Person or entity, in connection with the execution and delivery of this Agreement by Shareholder. The execution, delivery and performance of this Agreement by Shareholder does not, and the consummation by Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which Shareholder is a party or which is binding on it or its assets and will not result in the creation of any Lien on any of the assets or properties of Shareholder (other than the Shareholder Shares), except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent the performance by Shareholder of any of its obligations under this Agreement.
(c)          Ownership of Shareholder Shares. As of the date of this Agreement, Shareholder beneficially owns all of the Existing Shares, free and clear of any proxy or voting restriction (other than restrictions under this Agreement). Without limiting the foregoing, as of the date hereof, except for restrictions in favor of Moon pursuant to this Agreement, a (i) Shareholder has sole voting power and sole power of disposition with respect to all Existing Shares, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto (except as provided in this Section 2(c)) and (ii) no person other than Shareholder has any right to direct or approve the voting or disposition of any Existing Shares.  The Existing Shares constitute all of the shares of Clover Common Stock owned of record or beneficially by Shareholder as of the date hereof.
(d)          Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by Moon or Clover or any of their respective Subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of Shareholder.
3.          Termination.  This Agreement shall terminate, and no party hereunder will have any further obligation to the other parties hereto upon and following such termination, on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, and (c) the execution of any written instrument applicable to the Merger Agreement which amends, modifies or changes (i) the definition of “Exchange Ratio” or (ii) Article II (The Merger), Article III (Conversion of Shares), Article VIII (Conditions to the Merger), or Article IX (Termination) thereof, or any defined term used in such Sections or Articles, in each case, for purposes of this clause (c), solely if any such written instrument would reasonably be expected to be adverse to Shareholder (any of the foregoing, a “Material Amendment”) and has been executed without the prior written consent of Shareholder. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination and (ii) the provisions of this Section 4 and Section 5 of this Agreement shall survive any termination of this Agreement.
4.          Miscellaneous.

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(a)          Fiduciary Duties.  The Shareholder is entering into this Agreement solely in its capacity as the record or beneficial owner of the Shareholder Shares and nothing herein is intended to or shall limit or affect any actions taken by any of the Shareholder’s designees serving in his or her capacity as a director of Clover (or a Subsidiary of Clover).  The taking of any actions (or failures to act) by the Shareholder’s designees serving as a director of Clover (or a Subsidiary of Clover) shall not be deemed to constitute a breach of this Agreement.
(b)          Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(c)          Further Assurances. From time to time, at the request of Moon, and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
(d)          Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights hereunder.
(e)          Assignment; Binding Effect. Except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 5(g) shall be null and void.
(f)          Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
(g)          Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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(h)          Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.
(i)          Descriptive Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
(j)          Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park, Swords, Co. Dublin, Ireland
Attention:	Evan M. Turtz

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams

if to Shareholder, to:

c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street
New York, New York 10019
Attention:	Peter Stavros

with a copy (which shall not constitute notice) to:

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Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Jennifer Perkins, P.C.
Ravi Agarwal

or to such other address or facsimile number as the parties hereto may from time to time designate in writing.
(k)          Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(l)          Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.
(i)          This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.
(ii)          Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, of if jurisdiction is not then available in such federal court, then in any Delaware state court siting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement to the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 4(j). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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(iii)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).
(iv)          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
(m)          No Ownership Interest. All rights and ownership of and relating to the Shareholder Shares shall remain vested in and belong to Shareholder and its Subsidiaries, and Moon will not have any authority to exercise any power or authority to direct Shareholder in the voting of any Shareholder Shares, except as otherwise specifically provided herein.
(n)          Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

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IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.
INGERSOLL-RAND PLC

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

KKR RENAISSANCE AGGREGATOR L.P.
By:	KKR RENAISSANCE AGGREGATOR GP LLC

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]